As filed with the Securities and Exchange Commission on February 14, 2020

File No. 000-56116

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

TriplePoint Global Venture Credit, LLC

(Exact name of registrant as specified in charter)

Maryland	84-3383695
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

2755 Sand Hill Road, Suite 150, Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

(650) 854-2090

(Registrant’s telephone number, including area code)

with copies to:
Harry S. Pangas, Esq. Dechert LLP 1900 K Street NW Washington, DC 20006

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

i

Explanatory Note

TriplePoint Global Venture Credit, LLC is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in order to permit it to file an election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and to provide current public information to the investment community and comply with applicable requirements for the possible future quotation or listing of its securities on a national securities exchange or other public trading market.

Unless indicated otherwise in this Registration Statement or the context requires otherwise, the terms:

•	the terms “we,” “us,” “our,” and the “Company” refer to TriplePoint Global Venture Credit, LLC prior to the Conversion (as defined herein), and TriplePoint Global Venture, Inc. on and after the Conversion;

•	“TriplePoint” or “TPC” refers collectively to TriplePoint Capital LLC and its subsidiaries and other affiliated entities;

•	“Adviser” and our “investment adviser” refer to TriplePoint Advisers LLC, a wholly-owned subsidiary of TriplePoint and our investment adviser;

•	“Administrator” and our “administrator” refer to TriplePoint Administrator LLC, a wholly-owned subsidiary of the Adviser and our administrator;

•	“TPVG” refers to TriplePoint Venture Growth BDC Corp., a publicly-traded BDC which is also managed by the Adviser; and .

•	“shareholders” refers to holders of our common stock, par value $0.01 per share (the “Common Stock”).

Upon the effective date of this Registration Statement, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Investing in our shares may be considered speculative and involves a high degree of risk, including the following:

•	An investment in our shares is not suitable for you if you might need access to the money you invest in the foreseeable future.

•	You should not expect to be able to sell your shares regardless of how we perform.

•	If you are unable to sell your shares, you will be unable to reduce your exposure on any market downturn.

•	We do not intend to list our shares on any securities exchange for what may be a significant time and we do not expect a secondary market in the shares to develop.

•	Our distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to us for investment. Any capital returned to you through distributions will be distributed after payment of fees and expenses.

•	We will invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and are illiquid.

As a result, there is a risk of a substantial loss of your investment. See “Item 1A. Risk Factors” for more information about these and other risks relating to our shares.

Forward-Looking Statements

This Registration Statement contains forward-looking statements that involve substantial known and unknown risks, uncertainties and other factors. Undue reliance should not be placed on such statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets;

•	the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of the Adviser and its affiliates to attract and retain highly talented professionals;

•	risk associated with possible disruptions in our operations or the economy generally;

•	the timing of cash flows, if any, from the operations of the companies in which we have investments;

•	the ability of the companies in which we have investments to achieve their objectives;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	our ability to qualify and maintain our qualification as a BDC and as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”);

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy, availability and pricing of our financing sources and working capital;

•	actual or potential conflicts of interest with the Adviser and its affiliates;

•	our contractual arrangements and relationships with third parties;

•	the economic downturn, interest rate volatility, loss of key personnel, and the illiquid nature of our investments; and

•	the risks, uncertainties and other factors we identify under “Item 1A. Risk Factors” and elsewhere in this Registration Statement.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Moreover, we assume no duty and do not undertake to update the forward-looking statements.

ITEM 1.	BUSINESS

The Company

We will initially be organized as a Maryland limited liability company named TriplePoint Global Venture Credit, LLC and convert to a Maryland corporation to be named TriplePoint Global Venture Credit, Inc. in connection with the commencement of our operations (the “Conversion”). We will be an externally managed, non-diversified closed-end management investment company and will elect to be regulated as a BDC under the 1940 Act. In addition, we expect to elect to be treated as a RIC under Subchapter M of the Code as of the Initial Drawdown Date (as defined below), and we expect to qualify as a RIC annually thereafter. As a BDC and a RIC, we must comply with certain regulatory requirements. See “Item 1. Business — Regulation” and “Item 1. Business — Material U.S. Federal Income Tax Considerations.”

We were formed in October 2019 to capitalize on the strong worldwide demand from venture capital-backed companies for debt financing originated by the TriplePoint Capital global investment platform. We will participate in and benefit from TriplePoint Capital’s multi-stage Lifespan Approach by lending to early, later, and venture growth stage companies focused in technology and other high growth industries that are backed by TriplePoint Capital’s select group of leading venture capital investors. The Company generally views high growth industries as industries which experience a higher-than-average growth rate as compared to others as a result of demand for new products or services offered by companies in these industries. It is this demand and/or potential for demand that makes these sectors and companies targeting these sectors attractive to venture capital investment and therefore attractive lending candidates for the Company. Our investment objective is to maximize our total return to shareholders primarily in the form of current income from our secured loans and, secondarily through capital gains from equity “kickers” in the form of warrants and direct equity investments.

We intend to originate and invest primarily in loans that have a secured collateral position and are used by venture capital-backed companies to finance their continued expansion and growth, equipment financings and, on a select basis, revolving loans, together with, in many cases, attached equity “kickers” in the form of warrant investments, and direct equity investments. We believe these investments will provide us with a stable, fixed-income revenue stream along with the potential for our returns to be enhanced by equity-related gains. We will underwrite our investments seeking an unlevered yield-to-maturity on our growth capital loans and equipment financings generally ranging from 10% to 18% and on our revolving loans generally ranging from 1% above the current U.S. prime rate to 10%, in each case, with potential for higher returns in the event we are able to exercise warrant investments and realize gains or sell our related equity investments at a profit. We will make investments that our Adviser’s senior investment team believes have a low probability of loss due to their expertise and either the existence of or the near-term potential for strong revenue or revenue growth, product validation, customer commitments, intellectual property, financial condition and enterprise value of the potential opportunity. The Adviser’s senior investment team will also generally seek to invest no more than 5% of our total assets in equity investments.

We expect to conduct private offerings of our Common Stock to investors in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). At the closing of any private offering, each investor will make a capital commitment (a “Capital Commitment”) to purchase shares of Common Stock pursuant to a subscription agreement entered into with us (a “Subscription Agreement”). Investors will be required to fund drawdowns (“Drawdowns”) to purchase shares of our Common Stock up to the amount of their respective Capital Commitments each time we deliver a notice to the investors (a “Drawdown Notice”). We anticipate commencing our loan origination and investment activities contemporaneously on the first date on which shares of Common Stock are purchased pursuant to a Drawdown Notice (the “Initial Drawdown Date”). We may, in our sole discretion, permit one or more additional closings of the private offering until a date that is not more than twelve (12) months after the initial closing date. See “Item 1. Business —Private Offering.”

Unless our board of directors (subject to any necessary shareholder approvals and applicable requirements of the 1940 Act) determines that it is in our best interest to effect an Advanced Liquidity Event (as defined below), we intend to begin an orderly liquidation of the Company’s remaining assets with an intent to distribute net proceeds and thereafter dissolve the Company within a reasonable period of time after the earlier to occur of the following: (i) the Expiration Date, which is six (6) years after the initial closing of the subscription for shares by investors (the “Initial Closing”); provided that our board of directors shall have the right, in its sole discretion, to extend the term of the Company for up to two (2) consecutive one-year periods; or (ii) the determination of our board of directors that there has been a significant adverse change in the regulatory or tax treatment of the Company or our shareholders that, in its judgment, makes it inadvisable for the Company to continue in its present form, and our board of directors’ determination to restructure or change the form of the Company to preserve (insofar as possible) the overall benefits previously enjoyed by our shareholders as a whole or, if our board of directors determines it appropriate (and subject to any necessary shareholder approvals and applicable requirements of the 1940 Act), to (a) cause the Company to change its form and/or jurisdiction of organization or (b) wind down and/or liquidate and dissolve the Company.

The Advanced Liquidity Event could include: (1) a listing of shares on a national securities exchange (a “listing”), including in connection with an initial public offering (an “IPO”), (2) a merger with another entity, including an affiliated company, subject to any limitations under the 1940 Act (a “Merger”) or (3) the sale of all or substantially all of the assets of the Company (an “Asset Sale”).

As set forth in the Subscription Agreement, if an investor fails to make a capital contribution when due, interest will accrue at the Default Rate on the outstanding unpaid balance of such capital contribution. The “Default Rate” with respect to any period will be the lesser of (a) a variable rate equal to the prime rate of interest (as reported in The Wall Street Journal) during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law.

In addition, if any investor fails to pay all or any portion of the purchase price due from such investor at any Drawdown Date, and such failure remains uncured for a period of ten (10) business days (such investor, a “Defaulting Investor”), then the Company may take any actions available under the subscription agreement or at law or at equity.

TriplePoint Capital

TriplePoint Capital is widely recognized as a leading global financing provider devoted to serving venture capital-backed companies with creative, flexible and customized debt financing, equity capital and complementary services throughout their lifespan. TPC is headquartered on Sand Hill Road in Silicon Valley with regional offices currently located in New York City and Boston, and has a primary focus in technology and other high growth industries. The Company generally views high growth industries as industries which experience a higher-than-average growth rate as compared to others as a result of demand for new products or services offered by companies in these industries. It is this demand and/or potential for demand that makes these sectors and companies targeting these sectors attractive to venture capital investment and therefore attractive lending candidates for the Company. TPC’s portfolio of venture capital-backed companies includes investments in widely recognized and industry-leading companies around the world.

TPC’s global investment platform serves venture capital-backed companies backed by its select group of leading venture capital investors across all stages of development of a venture capital-backed company’s lifecycle with dedicated business segments focused on providing creative, flexible and customized debt financings and complementary services at each stage. TPC categorizes venture capital-backed companies into the following five lifecycle stages of development: seed, early, later, venture growth and public. For additional information on how we define each market stage, see “Item 1. Business—Market Opportunities.”

TPC utilizes a unique, relationship-based lending strategy that primarily targets companies funded by a select group of leading venture capital investors, which TPC refers to as the Lifespan Approach. Key elements of the Lifespan Approach include:

•	establishing debt financing relationships with select venture capital-backed companies across all five lifecycle stages of development;

•	working with TPC’s select group of leading venture capital investors to identify debt financing opportunities within their portfolio companies that we believe have established management teams, strong investor support, large market opportunities, innovative technology or intellectual property and sufficient cash on hand and equity backing to support a potential debt financing opportunity on attractive risk-adjusted terms;

•	developing debt financing relationships as early as possible in a venture capital-backed company’s lifecycle in order to have a real-time understanding of the company’s capital needs and be in a strategic position to evaluate and capitalize on additional investment opportunities as the company matures; and

•	diligently monitoring the progress and ongoing creditworthiness of a borrower; and serving as a creative, flexible and dependable financing partner with a focus on efficiency, responsiveness and customer service.

Senior Investment Team

The Adviser’s senior investment team is led by the Adviser’s co-founders, James P. Labe and Sajal K. Srivastava, who are highly experienced and disciplined in providing debt financing across all stages of a venture capital-backed company’s lifecycle and have developed long-standing relationships with, and have an established history of investing alongside, premier venture capital investors as a creative, flexible and dependable financing partner. Our Adviser’s co-founders have worked together for more than 20 years and its senior investment team includes professionals with extensive experience and backgrounds technology and other high growth industries as well as in venture capital, private equity and credit. The Adviser’s senior investment team has an average of more than 19 years of relevant experience and an extensive network of industry contacts and venture capital relationships.

James P. Labe, our Chief Executive Officer and Chairman of our board of directors, is a pioneer of the venture capital lending and leasing segment of the commercial finance industry. Mr. Labe has been involved in the venture capital lending and leasing segment for more than 35 years and played a key role in making venture capital lending and leasing a regular source of capital for venture capital-backed companies. In particular, Mr. Labe founded and served as Chief Executive Officer of Comdisco Ventures, a division of Comdisco, Inc., which provided loans and leases for more than 970 venture capital-backed companies during his tenure. Mr. Labe has served as a voting member of TPC’s and the Adviser’s investment committees and has led and overseen their investment originations and venture capital relationship management efforts since their inception.

Sajal K. Srivastava, our Chief Investment Officer, President, Secretary, Treasurer and member of our board of directors, contributes strong investment and operating leadership experience along with a venture lending, leasing and technology finance background having been involved in the industry for more than 20 years. Since its inception, Mr. Srivastava has served as a voting member of TPC’s and the Adviser’s investment committees and has led and overseen their investment analysis, account servicing, portfolio monitoring, documentation and finance groups. Prior to co-founding TPC and the Adviser, Mr. Srivastava worked with Mr. Labe at Comdisco Ventures where he structured, negotiated and managed investments and also managed the diligence and credit analysis team.

Adviser

The Adviser serves as our investment advisor pursuant to an investment advisory agreement between us and the Adviser (the “Advisory Agreement”). Pursuant to the Advisory Agreement, the Adviser will be responsible for sourcing, reviewing and structuring investment opportunities for us, underwriting and performing due diligence on our investments and monitoring our investment portfolio on an ongoing basis. For these services, we will pay (i) a base management fee calculated as a percentage of our invested equity capital and (ii) an incentive fee based on our performance. Our Adviser was organized in August 2013 in conjunction with the formation of TPVG. For information regarding the Advisory Agreement, see “— Advisory Agreement” below.

Administrator

The Administrator provides the administrative services necessary for us to operate pursuant to an administration agreement between us and the Administrator (the “Administration Agreement”). See “—Administration Agreement” below for a discussion of the fees and expenses we are required to reimburse to the Administrator.

Our Initial Portfolio

In order to avoid the blind-pool aspects typically associated with the launch of a new fund, shortly prior to the time we elect to be regulated as a BDC, we will acquire from TPC a select portfolio of investments in venture capital-backed companies originated through TPC consisting of funded debt investments, future funding obligations and warrants associated with both the funded debt investments and future funding obligations (the “Initial Portfolio”). See “Item 1A. Risk Factors– Risks Related to the Initial Portfolio Transactions”. We will drawdown funds under the Capital Commitments to finance the purchase of the Initial Portfolio. The Company will purchase the initial portfolio pursuant to the terms of the purchase and sale agreement by and between the Company, TPC, and other related parties (“Asset Purchase Agreement”). TPC has employed the same underwriting criteria in originating the Initial Portfolio as the Company expects the Adviser to utilize in originating future assets and as described elsewhere in the Registration Statement.

Selectivity criteria for the funded debt investments included:

-	Funded after January 1, 2019;

-	Investment in TPC’s early stage, later stage or venture growth stage business segments only;

-	Borrowers must have at least one investor from TPC’s select group of leading venture capital investors;

-	Borrower performing to or above plan and/or rated category Clear (1) or White (2) only. (See the section entitled “Item 1A. Business – Investment Monitoring and Portfolio Management” in the Registration Statement for a discussion of the Adviser’s rating system);

-	Borrower has not provided notice of its intent to prepay the debt investment; and

-	Other criteria to ensure a diversified portfolio.

Selectivity criteria for unfunded commitments included:

-	Commitments entered into on or after January 1, 2019;

-	Heavily weighted towards investments domiciled in the United States given BDC regulatory limitation on non-U.S. investments;

-	Investment in TPC’s early stage, later stage or venture growth stage business segments only;

-	Borrowers must have at least one investor from TPC’s select group of leading venture capital investors;

-	Borrower performing to or above plan and if it has existing debt outstanding, it must be rated category Clear (1) or White (2) only. (See the section entitled “Item 1A. Business – Investment Monitoring and Portfolio Management” in the Memorandum for a discussion of the Adviser’s rating system); and

-	Other criteria to ensure a diversified portfolio.

The aggregate purchase price (the “Purchase Price”) for the Initial Portfolio will be equal to the sum of the fair values of each investment in the Initial Portfolio. For purposes of determining the fair value of each investment in the Initial Portfolio (such value, the “Transfer Value”), the Adviser has engaged, on behalf of the Company, two independent third-party valuation firms to establish, as of October 31, 2019 (the “Valuation Date”), the fair value of each such investment. The Purchase Price will be adjusted to take into account (i) any principal amortization on the investments that has occurred between the Valuation Date and the date on which the Initial Portfolio is sold to the Company (the “Transfer Date”) and (ii) the accrual interest income and the receipt of any cash and non-cash payments at any time beginning on the Valuation Date through and until one business day after the Transfer Date.

In addition, the Adviser will be required to determine whether there have been any events (other than principal amortization, cash and non-cash payments, or interest accrual) that have caused any material change(s) in the Transfer Value from that which was previously determined as of the Valuation Date. If a material change has occurred which results or would result in a downgrade of a debt investment below White (2) under the Adviser’s rating system, the debt investment, the corresponding warrant investment and/or the unfunded commitment will not be purchased by the Company in connection with the above-described purchase transaction (the “Purchase Transaction”). If a material change has occurred which does not and would not result in such a downgrade, then the Adviser will determine the fair value of any such Investment which is a debt investment by taking into account the new information and one of the Valuation Agents will do the same for any Investment which is a warrant investment.

The Transfer Value is subject to approval by the Company’s board of directors (which include a majority of independent directors).

Investment Strategy

Our investment objective is to maximize our total return to shareholders primarily in the form of current income from our secured loans and, secondarily through capital gains from equity “kickers” in the form of warrants and direct equity investments. We intend to leverage TPC’s global investment platform to directly originate loans to venture capital-backed companies primarily in the United States and on a limited basis, Europe, Israel, and Canada; and, under normal circumstances, our portfolio will hold investments in companies that are economically tied to at least three countries, including the United States. We will pursue our investment objective by relying on a core investment philosophy described as the “Four Rs.” The Four Rs stand for:

•	Relationships —We seek to develop and maintain deep, longstanding and mutually beneficial relationships with TPC’s select group of leading venture capital investors, borrowers and entrepreneurs.

•	Reputation —We seek to preserve and extend the strong reputation of TPC’s brand and franchise as a creative, flexible and dependable financing partner with a focus on efficiency, responsiveness and customer service when interacting with venture capital investors, borrowers and entrepreneurs and when originating, structuring, underwriting and monitoring our investments.

•	References —We seek to make every venture capital investor, borrower and entrepreneur with whom we work a reference so that they not only work with us again but encourage others to work with us also. We believe that receiving referrals from TPC’s select group of leading venture capital investors, borrowers and entrepreneurs is a critical part of our investment origination process and differentiates us from other lenders.

•	Returns —We believe that by focusing on relationships, reputation and references, in addition to utilizing our specialized and established credit and monitoring process, we generate attractive risk-adjusted returns over the long-term.

We will invest primarily in (i) growth capital loans that have a secured collateral position and that are used by venture capital-backed companies to finance their continued expansion and growth, (ii) equipment financings, which may be structured as loans or leases, that have a secured collateral position on specified mission critical equipment, (iii) on a select basis, revolving loans that have a secured collateral position and that are used by venture capital-backed companies to advance against inventory, components, accounts receivable, contractual or future billings, bookings, revenues, sales or cash payments and collections including proceeds from a sale, financing or equivalent and (iv) direct equity investments in venture capital-backed companies. In connection with our growth capital loans, equipment financings and revolving loans, we generally receive warrant investments that allow us to participate in any equity appreciation of our borrowers and enhance our overall investment returns. We will also generally seek to invest no more than 5% of our total assets in equity investments.

Target Venture Capital-Backed Companies

We will primarily target investment opportunities in companies that have received equity investment from venture capital investors. However, having backing from a venture capital investor does not guarantee financing from us. Prospective borrowers must further qualify based on our Adviser’s rigorous and established investment selection and underwriting criteria and generally have many of the following characteristics:

•	financing from a member of TPC’s select group of leading venture capital investors with whom TPC has an established history of providing secured loans alongside equity investments made by these venture capital investors;

•	focused in technology or other high growth industries and targeting an industry segment or sub-sector with a large and/or growing market opportunity;

•	unique and/or potentially disruptive primary technology that is under development for early stage companies, and complete or near completion for later and venture growth stage companies. A disruptive technology is one that displaces an established technology and shakes up the industry or a ground-breaking product that creates a completely new industry.

•	the potential for meaningful customer sales, existing revenues, or the potential for meaningful customer revenues and a strong outlook for potential or continued rapid revenue growth;

•	leadership position in its market (or the potential to establish a leadership position) with potential and/or defensible barriers to entry;

•	an experienced senior management team with a successful track record;

•	support from existing venture capital investors in the form of meaningful invested equity capital relative to our investment amount and/or reserved capital or willingness to invest additional capital as needed;

•	strong likelihood of raising additional equity capital or achieving an exit in the form of an initial public offering or sale based on the determination of our Adviser and its investment experience and history of investing in venture capital backed companies;

•	the potential for or the existence of differentiated products, unique technology, proprietary intellectual property, and/or positive clinical results that may have intrinsic value on a standalone and/or liquidation basis;

•	meaningful enterprise value or the potential for meaningful growth in enterprise value relative to the size of our investment as indicated by a recent or near-term equity round valuation or as determined by a third-party with, in the Advisor’s senior investment team’s opinion, the potential for upside;

•	a balanced current financial condition typically with 3-12 months or more of operating cash runway based on its projected cash burn and/or a path to profitability typically over a three to five year period or more from the date of our investment; and

•	upcoming strategic and potential enterprise valuation-accreting business milestones that our investment can help provide operating cash runway for the company to achieve.

As a matter of practice, the evaluation of these criteria and characteristics, including the meaningful nature thereof, will involve subjective judgments and determinations by our Adviser, drawing upon its prior investment experience.

Market Opportunities

We believe that the current and near-term global market environment is favorable for us to pursue an investment strategy focused primarily in venture capital-backed companies in technology and other high growth industries around the world, with a primary focus on companies that have received investment capital from TPC’s select group of leading venture capital investors. The Company generally views high growth industries as industries which experience a higher-than-average growth rate as compared to others as a result of demand for new products or services offered by companies in these industries. It is this demand and/or potential for demand that makes these sectors and companies targeting these sectors attractive to venture capital investment and therefore attractive lending candidates for the Company. TPC has an established history of investing in companies in which these leading venture capital investors have previously invested.

Stages of Venture Capital-Backed Companies. We categorize venture capital-backed companies into the following five lifecycle stages of development:

•      Seed Stage—Seed stage companies are true “start-ups” and may be in a purely conceptual phase where product development has not yet begun. These companies are typically funded by angel and seed investors and may have received small investments from venture capital investors to fund operations.

•      Early Stage—Early stage companies are typically actively building their management teams and designing and developing products, some of which may be in beta tests with potential customers or in initial clinical trials. These companies typically have received one or more rounds of equity financing from one or more venture capital investors. Early stage venture capital-backed companies typically rely on additional equity capital from venture capital investors to fund operations. Some of these companies may have begun to generate revenues.

•      Later Stage—Later stage companies are typically finishing product development or transitioning beyond their initial beta customers and include companies that have passed through one or more phases or stages of a clinical trial or approval process. Typically, these companies generate some revenues and often have received several rounds of venture capital or private equity financing. Later stage venture capital-backed companies typically rely on additional equity capital from venture capital funds, private equity funds or strategic partners, as well as potentially third-party licensing revenue, to fund operations.

•     Venture Growth Stage—Venture growth stage companies are focused on broadly marketing their products, optimizing production capacity for existing products and expanding production capacity for newer or upcoming products. These companies generally have many, if not all, of the following characteristics: (i) venture capital equity financing; (ii) focused in technology or other high growth industries; (iii) completion of their primary technology and product development; (iv) meaningful customer sales, commitments or orders and have generated or we believe are reasonably expected to generate within the current fiscal year at least $20 million in annual revenues; (v) an experienced management team with a successful track record; (vi) proprietary intellectual property; and (vii) meaningful enterprise value as indicated by a recent valuation as determined by a third-party with the potential for upside.

•      Public Stage—Public companies have shares publicly traded.

Attractive Financing Source for Venture Capital-Backed Companies and Their Venture Capital Investors. By using debt financing, a venture capital backed-company can (i) diversify its funding sources; (ii) augment its existing capital base and operating capital; (iii) scale its business operations and accelerate growth; (iv) fund administrative expenses ahead of anticipated corresponding revenue; (v) expand its product offerings through internal development or acquisitions; (vi) lower the upfront costs of capital expenditures; (vii) build and/or expand its leadership positions within its markets; (viii) accelerate and/or smooth out the timing of cash collections; (ix) have more time to achieve enterprise valuation-accreting business milestones; and (x) delay, postpone, and/or optimize the timing and need for their next round of equity financing, in each case, extending its cash available to fund operations without incurring substantial equity dilution for its existing venture capital investors and management team during a critical time in its lifecycle when it is attempting to meaningfully build enterprise value.

Large and Growing Market for Debt Financing to Venture Capital-Backed Companies. Historically, venture capital-backed companies have used a combination of equity and debt financing to reduce their overall cost of capital and to increase capital availability. Venture lending and leasing is a large and growing market driven primarily by venture capital investment activity.

Venture Capital Support Helps to Reduce Downside Risk. In many cases, venture capital-backed companies raise debt in conjunction with, or immediately after, a substantial venture capital equity investment in the company. This concurrent or previously made equity investment supports the secured loan by providing a source of cash to help service the company’s debt obligations in addition to potential cash flow from revenues. If the venture capital-backed companies are able to raise additional capital through future equity offerings, the Company’s investments will be further supported. Repayment of the debt through principal amortization typically begins shortly after the loan is funded. In addition, because the loan ranks senior in priority of payment to the equity investment, the company must repay that loan before the venture capital investor realizes a return on its equity investment. If the company subsequently becomes distressed, its venture capital investor will likely have an incentive to assist it in avoiding a payment default, which could lead to foreclosure on the secured assets.

In addition, we believe that the structure of debt financing to venture capital-backed companies generally provides (i) collateral to the lender against the downside risk of loss; (ii) return of capital to the lender in a relatively short timeframe compared to an equity investment; and (iii) a senior position in the capital structure compared to an equity investor. Further, debt financing to venture capital-backed companies does not require a liquidity event such as an initial public offering or private sale in order for the lender to realize a return. We believe that the support of venture capital investors increases the likelihood that a debt financing will be repaid in full because such investor will be incentivized to avoid a secured loan payment default.

Long Timing from Initial Investment to Exit through an Initial Public Offering or Private Sale. As initial public offering and private sale activity continue to rebound from the recession lows, venture capital-backed companies continue to raise more capital across their lifecycles. In the current market environment, successful venture capital-backed candidates for initial public offerings and private sale exits increasingly require significant amounts of time to achieve revenue targets, product validation and profitability. These long timeframes put additional strain on venture capital-backed company balance sheets, leading to the need for additional financing in order to meet the desired exit opportunity criteria. We expect venture capital-backed companies and their venture capital investors will continue to view debt financing as an attractive source of capital because it augments the capital provided by venture capital investors. Additionally, we believe debt financing provides both venture capital-backed companies and their venture capital investors with opportunities to diversify their capital sources, supports a higher valuation through internal growth and provides capital needed to grow during an extended period prior to a liquidity event.

Highly Fragmented, Underserved Market Worldwide with High Barriers to Entry. Debt financing for venture capital-backed companies is extremely heterogeneous—the type, structures and sizes of debt financings often vary significantly depending on a particular company’s industry and its current or near-term stage of development. The profile and underwriting characteristics of an early stage venture capital-backed company are very different from those of a later stage venture capital-backed company and/or those of a venture growth stage company. Furthermore, within each stage, the uses, structures and value propositions of debt financing vary considerably among companies and industries and require a high degree of venture lending and leasing expertise and technology and other high growth industries knowledge, specialization and flexibility from a lender. The worldwide availability of debt financing for venture capital-backed companies is further limited by the global brand, reputation and market acceptance, international industry relationships and track record required of lenders to companies backed by leading venture capital investors. In addition, a lender must understand the distinct credit profiles of these companies and have the deep experience and specialized set of skills required to (i) source deal flow and receive investment referrals; (ii) evaluate high growth industries and sectors, business prospects, operating characteristics and collateral; (iii) analyze potential transactions; and (iv) customize transaction structures suitable for these companies.

We believe that venture-oriented banks tend to be the primary form of traditional lenders participating in the market for venture capital-backed companies and that they generally focus on providing lower risk and lower return financings, which tend to require and impose many restrictive covenants and conditions on borrowers, such as minimum cash balances, financial covenants, limitations on outflows and borrowing formulas and require a significant depository relationship to facilitate rapid liquidation. In addition, we believe that most existing non-traditional debt providers do not have a multi-strategy approach and do not provide debt financing across all stages of development for venture capital-backed companies and selectively choose to lend to either seed stage, early stage, later stage, growth stage, or public venture capital-backed companies. We believe very few lenders have the ability, experience, or focus to engage in venture lending around the world and across all stages of development.

Competitive Strengths

Experienced Senior Investment Team

The Adviser’s senior investment team is highly experienced and disciplined in providing debt financing across all stages of a venture capital-backed company’s lifecycle and has developed long-standing relationships with, and has an established history of investing alongside, premier venture capital investors as a creative, flexible and dependable financing partner. Our Adviser’s co-founders have worked together for more than 20 years and its senior investment team includes professionals with extensive experience and backgrounds in technology and other high growth industries as well as in venture capital, private equity and credit. The Adviser’s senior investment team has an average of more than 19 years of relevant experience and an extensive network of industry contacts and venture capital relationships. James P. Labe, our Chief Executive Officer and Chairman of the board of directors, is a pioneer of the venture capital lending and leasing segment of the commercial finance industry. Mr. Labe has been involved in the venture capital lending and leasing segment for more than 35 years and played a key role in making venture capital lending and leasing a regular source of capital for venture capital-backed companies. In particular, Mr. Labe founded and served as Chief Executive Officer of Comdisco Ventures, a division of Comdisco, Inc., which provided loans and leases for more than 970 venture capital-backed companies during his tenure. In addition, Mr. Srivastava worked with Mr. Labe at Comdisco Ventures where he structured, negotiated and managed investments and also managed the diligence and credit analysis team and has led and overseen TPC’s investment analysis, account servicing, portfolio monitoring, documentation and finance groups since its inception.

Proven Direct Origination Capability

TPC is widely recognized as the leading global financing provider devoted to serving venture capital-backed companies around the world with creative, flexible and customized debt financing, equity capital and complementary services throughout their lifespan. Our Adviser (i) benefits from the relationships developed by TPC as part of its Lifespan Approach and (ii) typically sources investment opportunities with TPC’s select group of leading venture capital investors or directly from prospective venture capital-backed companies who are seeking debt financing and are attracted by TPC’s reputation and extensive track record in the venture capital-backed lending market. Additional origination sources for our Adviser include its senior investment team’s extensive network of angel investors, successful entrepreneurs, former and current venture capital-backed companies, financial advisers, accounting firms and law firms. In addition, pursuant to an exemptive order issued by the SEC on March 28, 2018 (the “Exemptive Order”), we have the ability to co-invest with TPC and/or investment funds, accounts and vehicles managed by TPC or its affiliates, including TPVG, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors and subject to the conditions of the Exemptive Order. As a result of the Exemptive Order, we believe we will have access to a large pipeline of investment opportunities and deal flow, be in a unique position to meet the needs for large debt financings from prospective and existing portfolio companies, and increase our portfolio diversification across stages, obligors, industries, and principal exposure.

Brand Name, Reputation and Platform

We expect to benefit from the global brand name, reputation, proven track record, significant deal origination channels, rigorous due diligence process, disciplined underwriting methods, creative investment structuring and comprehensive portfolio management and investment monitoring capabilities of our Adviser’s senior investment team. We believe that the Four Rs, our core investment philosophy, are critical to continuing our brand name, reputation and differentiation from our competitors.

Differentiated Venture Lending Focus with Global Approach

We believe there are a limited number of lenders that focus on providing debt financing to venture capital-backed companies due to the global brand, reputation and market acceptance, international industry relationships and track record required of lenders to companies backed by leading venture capital investors. In addition, a lender must understand the distinct credit profiles of these companies and have the deep experience and specialized set of skills required to (i) source deal flow globally and receive investment referrals; (ii) evaluate high growth industries and sectors, business prospects, operating characteristics and collateral; (iii) analyze potential transactions; and (iv) customize transaction structures suitable for these companies. Furthermore, many other debt providers to venture capital-backed companies target specific high growth industry segments, instead of our general high growth industry approach, or specific stages of development, rather than companies across all stages. We believe that our multi-stage focus will enable us to generate current income with a lower risk of loss, along with the potential for our returns to be enhanced by equity-related gains, due to the diversified nature of our portfolio companies. Further, our Adviser’s global platform will provide us access to non-U.S. investment opportunities. We believe the European venture lending market in particular presents an attractive market given its growing but very fragmented nature. We believe very few lenders have the ability, experience, or focus to engage in venture lending around the world and across all stages of development.

Strong Relationship-Based Approach with Leading Venture Capital Investors

Our Adviser utilizes a relationship-based lending strategy which primarily targets investment opportunities around the world backed by TPC’s select group of leading venture capital investors with established track records targeting investments in Silicon Valley, Boston, Chicago, Los Angeles, New York City, Northern Virginia, San Diego, Seattle, the United Kingdom, Israel, Canada, and other geographic areas of venture capital investment activity. We believe these investors have consistently generated strong returns through superior selection processes and access to experienced entrepreneurs and high quality investment opportunities based upon their leading reputations, specialized knowledge and experienced investment professionals. We further believe TPC’s select group of leading venture capital investors has an ability to raise additional funds to invest in new companies which will drive future debt financing opportunities for us. Our Adviser’s senior investment team has an established history as a creative, flexible and dependable global financing partner alongside these venture capital investors around the world and works with them to (i) identify attractive debt financing opportunities within their portfolio companies that have proven management teams, strong venture capital investor support, large market opportunities, innovative technology or intellectual property and sufficient cash on hand and equity backing to support a potential debt financing opportunity on attractive risk-adjusted terms and (ii) diligently monitor the progress and creditworthiness of our borrowers as well as have an understanding of their support of our borrowers.

Investment Structure

We will offer a full range of creative, flexible and customized secured financing products which may include a combination of an initial facility fee, interest and principal payments, end-of-term payments, warrant and/or equity investment rights. Although the general components for each type of our debt financing products are substantially the same, we select and customize the specific debt financing product on a case-by-case basis based on our Adviser’s senior investment team’s experience and their analysis of a prospective borrower, its financing needs and its intended use of the proceeds from our debt financing product. For example, the type of debt financing transaction, the total repayment period, the interest-only period, the amortization period, the collateral position, the warrant investment coverage and the overall yield-to-maturity may vary. We make investments that our Adviser’s senior investment team believes have a low probability of loss due to their expertise and the revenue profile, product validation, customer commitments, intellectual property, financial condition and enterprise value of the potential opportunity. Our Adviser’s senior investment team will also generally seek to invest no more than 5% of our total assets in equity investments. Our debt financing products are typically structured as lines of credit, whereby a prospective borrower may be required to draw some of the commitment amount at close but may have up to 24 months from document execution to access the debt financing capital and in certain cases future advances may be subject to certain predetermined performance milestones.

Growth Capital Loans

Key typical attributes of our growth capital loans include:

•	Size ranges from $1 million to $30 million. We generally target and balance our growth capital loan size to the total equity capital base, the current or near-term enterprise value, current or potential value of intellectual property, current or potential revenue run rate and current or near term cash and liquidity profile of a prospective borrower;

•	Short total repayment periods typically ranging from 36 to 48 months or less that provide for interest only or moderate loan amortization in the early period of the loan, with the majority of the amortization deferred until 12 to 36 months after the loan’s funding date or a large lump sum payment on its maturity;

•	Unlevered yield-to-maturity generally ranging from 10% to 18%, which may include current interest payments, upfront and facility fees, an end-of-term payment and/or a payment-in-kind (“PIK”) interest payment. Our end-of-term payments are contractual and fixed interest payments due at the maturity date of the loan, including upon prepayment, and are a fixed percentage of the original principal balance of the loan.

•	Equity “kickers” in the form of warrant investments to acquire preferred or common stock in the prospective borrower that allow us to participate in any potential equity appreciation and enhance our overall returns;

•	Secured by a secured lien on all of the prospective borrower’s assets including a pledge or negative pledge on its intellectual property. For certain prospective borrowers we are the only form of secured debt (other than potentially specific equipment financing). Other prospective borrowers may also have a revolving loan, typically from a bank, to finance receivables, cash, billings, bookings or inventory, and the collateral for such financing may be the underlying financed asset, bank accounts and/or a senior lien in priority to our senior lien. In addition, there may be prospective borrowers that have a term loan facility, with or without an accompanying revolving loan, typically from a bank, that may be in priority to our lien; and

•	Limited and/or flexible covenant structures and with certain affirmative and negative covenants, default penalties, lien protection, investor abandonment provisions, material adverse change provisions, change-of-control provisions, restrictions on additional use of leverage, reimbursement for upfront and regular internal and third-party expenses as well as prepayment penalties.

Equipment Financings

Key typical attributes of our equipment financings include:

•	Size ranges from $1 million to $30 million. We generally target the size of our equipment financing to anticipate the capital equipment needs for a prospective borrower over a twelve month period balanced by the total equity capital base, the current or near term enterprise value, current or potential value of intellectual property, current or potential revenue run rate and current or near term cash and liquidity profile of a prospective borrower;

•	Short total repayment periods typically ranging from 36 to 48 months or less that provide for short interest only periods followed by full amortization;

•	Structured as full payout loans or leases with either buyout provisions based on the fair market value of the financed equipment or a fixed end-of term payment;

•	Unlevered yield-to-maturity generally ranging from 10% to 15%, which may include current interest payments, upfront and facility fees, an end-of term payment and/or a PIK interest payment. Our end-of-term payments are contractual and fixed interest payments due at the maturity date of the loan, including upon prepayment, and are a fixed percentage of the original principal balance of the loan. The portion of our end-of-term payments that equal the difference between our yield-to-maturity and the stated interest rate on the loan are recognized as non-cash income until they are paid;

•	Equity “kickers” in the form of warrant investments to acquire preferred or common stock in the prospective borrower that allow us to participate in any potential equity appreciation and enhance our overall returns;

•	Secured solely by the underlying equipment being financed. We expect that much of the equipment financed by us will consist of standard, off-the-shelf equipment, such as computers, electronic test and measurement, telecommunications, laboratory equipment, manufacturing or production equipment. In certain cases, a portion of an equipment financing may finance customized equipment, software and/or expenses or soft-costs which may not have any substantial resale value; and

•	Limited and/or flexible covenant structures with certain affirmative and negative covenants, default penalties, lien protection, investor abandonment provisions, material adverse change provisions, change-of-control provisions, reimbursement for upfront and regular internal and third-party expenses as well as prepayment penalties.

Revolving Loans

We offer revolving loans. On a case-by-case basis, including where there is a benefit to the Company being the sole lender, the borrower desires to move quickly to close both a revolver and a growth capital loan, the borrower requires or prefers a more flexible revolving loan structure than a typical commercial bank credit facility, the Company believes the risk/return profile is attractive or there are relationship benefits in doing so. We will offer revolving loans, on a case by case basis, including where:

•	Size ranges from $1 million to $30 million. We generally structure our revolving loans subject to an advance rate against the company’s inventory, components, accounts receivable, contractual or future billings, bookings, revenues, sales or cash payments and collections including proceeds from a sale, financing or equivalent, that serve as our sole or primary collateral in support of the repayment of such loans;

•	Short total repayment periods typically ranging from 12 to 24 months or less that typically provide for interest only periods and/or moderate loan amortization in the early period of the loan, with the majority of the amortization deferred until 12 to 24 months after the loan’s funding date or on its maturity date;

•	Unlevered yield-to-maturity generally ranging from 1% above the current U.S. prime rate to 10%, which may include current interest payments, upfront and facility fees, an end-of-term payment and/or a PIK interest payment. Our end-of-term payments are contractual and fixed interest payments due at the maturity date of the loan, including upon prepayment, and are a fixed percentage of the original principal balance of the loan. The portion of our end-of-term payments that equal the difference between our yield-to-maturity and the stated interest rate on the loan are recognized as non-cash income until they are paid;

•	Equity “kickers” in the form of warrant investments to acquire preferred or common stock in the prospective borrower that allow us to participate in any equity appreciation and enhance our overall returns;

•	Secured by a senior secured lien on all of the prospective borrower’s assets including a pledge or negative pledge on its intellectual property or on all of the specific assets financed specifically by the revolving loan such as the company’s inventory, components, accounts receivable, contractual or future billings, bookings, revenues, sales or cash payments and collections including proceeds from a sale, financing or equivalent; and

•	Financial covenants which may include advance rates, borrowing formulas, excess concentrations, cash requirements, business contracts or milestones along with certain affirmative and negative covenants, default penalties, lien protection, investor abandonment provisions, material adverse change provisions, change-of-control provisions, restrictions on additional use of leverage, reimbursement for upfront and regular internal and third party expenses as well as prepayment penalties.

Warrant Investments

In connection with our secured loans, we generally receive warrant investments to acquire preferred or common stock in a venture capital-backed company typically at the same price per share paid by the company’s venture capital investors in its last round of equity financing, a recent valuation of the venture capital-backed company as determined by a third-party or in its next round of equity financing. As a venture capital-backed company’s enterprise value changes we recognize unrealized gains or losses from the fair value changes in our warrant investments, and in conjunction with either a sale of the company or in connection with or following an initial public offering, we may achieve additional investment returns and realized gains from the exercise of these warrant investments and the sale of the underlying stock. Warrant investments granted in connection with our secured loans are typically based on a percentage of the committed loan amount, are treated as original issue discount (“OID”) and may be earned at document execution and/or as the loan is funded. Warrant coverage generally ranges from 2% to 10% of the committed loan amount.

Direct Equity Investments

In connection with our secured loans, we may obtain equity investment rights that allow us to invest in a venture capital-backed company’s current or next round of private equity financing on the same terms and conditions as the company’s venture capital investors and/or other equity investors in the round. As a venture capital-backed company’s enterprise value changes we recognize unrealized gains or losses from the fair value changes in our direct equity investments, and in conjunction with either a sale of the company or in connection with or following an initial public offering, we may achieve additional investment returns and realized gains from the sale of the underlying stock. These equity investment rights typically range from $100,000 to $1 million in size (generally not exceeding 5% of the company’s total equity), although we are under no obligation to make any such investment. The Company generally expects to generate a return on its equity investments in connection with the initial public offering, acquisition or other sale of the related portfolio companies. Typically, we do not take a board of directors seat or receive board observer rights with the company in connection with these investments.

Investment Evaluation and Approval

Our Adviser (i) benefits from the relationships developed by TPC as part of its Lifespan Approach and (ii) typically sources investment opportunities with TPC’s select group of leading venture capital investors or directly from prospective borrowers who are seeking debt financing. Many of these prospective borrowers are attracted to TPC’s reputation, extensive track record in the venture growth stage debt market, the Four Rs’ core investment philosophy, and/or may have previously had a lending relationship with TPC. Additional origination sources for our Adviser include an extensive network of angel investors, successful entrepreneurs, former and current venture capital-backed companies, financial advisers, commercial banks and accounting and law firms. Our Adviser also identifies companies with high quality management teams and innovative technology to proactively generate debt financing opportunities.

We primarily target investment opportunities in companies that have received equity investment from venture capital investors. However, having backing from a venture capital investor does not guarantee financing from us. Prospective borrowers must further qualify based on our Adviser’s rigorous and established investment selection and underwriting criteria and generally have many of the following characteristics:

•	financing from a member of TPC’s select group of leading venture capital investors with whom TPC has an established history of providing secured loans alongside equity investments made by these venture capital investors;

•	focused in technology or other high growth industries and targeting an industry segment or sub-sector with a large and/or growing market opportunity;

•	unique and/or potentially disruptive primary technology that is under development for early stage companies, and complete or near completion for later and venture growth stage companies A disruptive technology is one that displaces an established technology and shakes up the industry or a ground-breaking product that creates a completely new industry;

•	the potential for meaningful customer sales, existing revenues, or the potential for meaningful customer revenues and a strong outlook for potential or continued rapid revenue growth;

•	leadership position in its market (or the potential to establish a leadership position) with potential and/or defensible barriers to entry;

•	an experienced senior management team with a successful track record;

•	support from existing venture capital investors in the form of meaningful invested equity capital relative to our investment amount and/or reserved capital or willingness to invest additional capital as needed;

•	strong likelihood of raising additional equity capital or achieving an exit in the form of an initial public offering or sale based on the determination of our Adviser and its investment experience and history of investing in venture-capital backed companies;

•	the potential for or the existence of differentiated products, unique technology, proprietary intellectual property, and/or positive clinical results that may have intrinsic value on a standalone and/or liquidation basis;

•	meaningful enterprise value or the potential for meaningful growth in enterprise value relative to the size of our investment as indicated by a recent or near-term equity round valuation or as determined by a third-party with, in our Adviser’s senior investment team’s opinion, the potential for upside;

•	a balanced current financial condition typically with 3-12 months or more of operating cash runway based on its projected cash burn and/or a path to profitability typically over a three to five year period or more from the date of our investment; and

•	upcoming strategic and potential enterprise valuation-accreting business milestones that our investment can help provide operating cash runway for the company to achieve.

As a matter of practice, the evaluation of these criteria and characteristics, including the meaningful nature thereof, will involve subjective judgments and determinations by our Adviser, drawing upon its prior investment experience.

We underwrite our transactions to ensure that our portfolio companies have a strategic and balanced intended use of our investment proceeds without us taking excessive risk and with a low likelihood of default. We believe that the profiles of the venture capital-backed companies that we target mitigate our risk because we expect these companies have several options to repay our debt financing through:

•	cash flow or the potential for cash flow either from achieving the strong and rapid revenue and profitability plans targeted at the time of our underwriting or in a downside risk scenario from reducing growth and associated operating expenses;

•	receiving additional cash from new equity investors based on the progress and development made by the company and their outlook for growth or in a downside risk scenario from existing equity investors to avoid them from otherwise losing all of their invested capital given our ability to foreclose on our collateral;

•	receiving acquisition offers from strategic or other financial investors or undertaking an initial public offering, given their large and growing market opportunities, the stage of development of their underlying technology and products and their financial profile; or

•	in a worst-case scenario, liquidating underlying assets including any proceeds from the sale of equipment, inventory, accounts receivable and/or intellectual property.

Upon referral or contact, a prospective borrower is added to our Adviser’s on-line client management system and assigned to one of our Adviser’s originations professionals (each, an “Originations Professional”) who becomes the prospective borrower’s primary contact with us. The Originations Professional evaluates the prospective borrower in more depth to understand its debt financing needs and to determine whether or not it is qualified under our criteria. Upon initial screening, the Originations Professional generally meets with the prospective borrower and performs a preliminary investigation of the prospective borrower’s management, operations and business outlook. The Originations Professional generally consults with, and gathers information from, a wide variety of industry sources to assess the prospective borrower and its industry. In addition, the Originations Professional may reach out to the prospective borrower’s venture capital investors to understand the background of their investment in the company, their outlook for the company, the company’s market and products, the company’s goals and objectives associated with the proposed debt financing and the venture capital investor’s level of support for the company. If the Originations Professional is satisfied with the preliminary assessment of the prospective borrower’s management, operations and business prospects, the Originations Professional submits an internal pre-screen memorandum of the proposed debt transaction to our Adviser’s senior investment team for discussion and review, as well as for pricing and structuring guidance. Each potential investment opportunity that our Adviser’s Originations Professionals determine merits investment consideration is presented and evaluated at a weekly meeting in which our Adviser’s senior investment team discusses the merits and risks of a potential investment opportunity, as well as the due diligence process and the pricing and structure. If our Adviser’s senior investment team believes an investment opportunity fits our investment profile, the Originations Professional submits a non-binding term sheet to the prospective borrower.

Diligence Process

Assuming the non-binding term sheet submitted to the prospective borrower is subsequently executed, the investment opportunity is then subject to our Adviser’s rigorous diligence and credit analysis process, which is based on its senior investment team’s extensive experience and tailored specifically for venture capital-backed companies. This process differs notably from traditional lending analysis, combining both qualitative and quantitative analysis and assessment, versus traditional, purely quantitative credit analyses. There is a heavy orientation towards a qualitative and subjective investment-oriented review, taking into account such factors as:

•	investor quality, track record and expected level of participation in future financing events;

•	management team experience, completeness, performance to date, and ability to perform;

•	industry segment/market attractiveness and outlook, competitive dynamics, and growth potential;

•	detailed assessment and analysis of the venture capital-backed company’s current products or technology and future products or technology, including value proposition and return on investment to its customers and its ability to expand and grow its customer base;

•	current and future financial position, including financial projections and sensitivity analyses, historical performance, cash balance and burn analysis, capitalization structure, feasibility of financial plan and underlying assumptions, break-even/profitability timing, future cash needs and future financing plans;

•	stage of development and execution timeline and milestones and the likelihood and feasibility of achieving such milestones; and

•	transaction risk/return profile—assessing the strengths, weaknesses, risks, loan-to-value, liquidation values and outlook of the borrower compared to the structure, pricing, potential returns, likelihood of repayment and collateral structure of the proposed debt financing.

Our Adviser’s diligence and credit analysis process typically includes on-site visits by one of our Adviser’s Investment and Credit Analysis professionals (each, an “Investment and Credit Analysis Professional”) to a prospective borrower’s headquarters and other facilities, interviews with key management and board members and reference checks on senior management. In addition, the diligence process may include discussions with key industry research analysts, other industry participants, customers and suppliers, where appropriate. One of our Adviser’s professionals also typically reviews the prospective borrower’s organizational documents and structure, capital structure, assets, liabilities, employee plans, key customer or supplier contracts, legal and tax matters and other relevant legal documentation. The Investment and Credit Analysis Professional submits a detailed credit and due diligence memorandum describing and analyzing the proposed transaction, as well as the outcome of the diligence and credit analysis activities. This memorandum is circulated to members of our Adviser’s Investment Committee (the “Investment Committee”) in advance of its meetings.

Investment Committee

The objective of our Adviser’s Investment Committee is to leverage its members’ broad historical experience, including significant entrepreneurial, credit, venture capital, venture lending and leasing expertise and technology and other high growth industries knowledge assessing the risk and needs of venture capital-backed companies and appropriateness of prospective transactions, assessing the risk/return profile of proposed transactions, assessing the independent diligence and credit analysis and providing a forum for independent and unbiased thought, discussion, and assessment.

Our Adviser’s Investment Committee is comprised of Messrs. Labe and Srivastava. Some or all of the members of our Adviser’s senior investment team are asked to attend the Investment Committee meeting and are asked for a “vote,” which the Investment Committee members use as a factor in the formal Investment Committee vote. The Investment Committee meets weekly and more frequently on an as-needed basis. The applicable Originations and Investment and Credit Analysis Professional presents the transaction, results of the professional’s diligence review and credit analysis and the professional’s recommendations to the Investment Committee. During the presentation, Investment Committee members typically ask questions, ask for clarifications, state opinions and assessments and make other comments. When there are no further questions and the discussions have concluded, the Investment Committee holds a vote and approves the proposed transaction if it receives unanimous consent from all of the Investment Committee members. In certain situations, the Investment Committee may ask the Originations and Investment and Credit Analysis Professional to perform additional analysis and resubmit the transaction at a later Investment Committee meeting. No single criterion determines a decision to invest. The Investment Committee members weigh all the factors, both qualitative and quantitative, when making an investment decision. Our Adviser has the discretion to modify the members of the Investment Committee and its approval process at any time without our consent.

Set forth below is an illustration of our investment selection process:

Investment Monitoring and Portfolio Management

Our Adviser utilizes an extensive internal credit tracking and monitoring approach to follow a borrower’s actual financial performance and achievement of business-related milestones to ensure that the internal risk rating assigned to each borrower is appropriate. This process has been refined and validated by Messrs. Labe and Srivastava, TPC’s co-founders, and the track record developed by TPC since its inception and is based in part on its expertise and deep understanding of the risk associated with investing in various stages of a venture capital-backed company’s lifespan. The analysis focuses on both quantitative metrics, such as cash balance and cash burn, and our Adviser’s qualitative assessment in various areas, such as the progress of product development, overall adherence to the business plan, future growth potential and ability to raise additional equity capital. Our Adviser maintains dialogue and contact with our borrowers’ management teams to discuss, among other topics, business progress, cash flow, financial condition and capital structure issues. Our Adviser also typically engages in dialogue with the venture capital investors in our borrowers to understand and assess the company’s progress and development and the venture capital investor’s outlook and/or level of support for our borrower.

Each of our borrowers is assigned a “Portfolio Company Team” consisting of staff from our Adviser’s Originations, Investment and Credit Analysis, Portfolio Monitoring and Legal teams. We believe having a dedicated Portfolio Company Team for each borrower further strengthens the relationship we have with the borrower, which is a key component of our Adviser’s strategy and affords our Adviser consistent and continuous interaction with our borrowers. A Portfolio Monitoring professional is assigned to all borrowers to ensure compliance with financial statement reporting, insurance filing and timely payment requirements. These professionals review the various financial statements, compliance reports and other documents received from our borrowers on a monthly or quarterly basis, as well as publicly filed financing statements, such as UCC financing statements and press releases, and enter them into our Adviser’s online platform for review by the rest of the Portfolio Company Team. In the event of a missed payment or if other credit issues arise, the Portfolio Monitoring professional contacts other members of the Portfolio Company Team to initiate escalation procedures.

On a weekly basis, our Adviser’s Investment Committee and senior investment team review material events and information on our borrowers and discuss in detail those borrowers that are performing below expectations. On a quarterly basis, or more frequently as needed, our Originations and Investment and Credit Analysis undertakes an extensive re-evaluation of each borrower and prepares a portfolio update. Key topics that are reviewed include timing/status of the next equity financing round, cash balance and burn rate, financial and operational progress, and covenant adherence. All of these meetings are attended by each member of our Adviser’s Investment Committee, senior investment team and the Portfolio Company Team for the specific borrower being reviewed.

If the outlook for a borrower, its industry or a borrower’s available cash balance or credit rating is deteriorating, or there is material downturn in the borrower’s standing since our last review, we change the standing of the borrower on our Credit Watch List (as defined below) and our Originations and Investment and Credit Analysis Professionals contact the borrower and its venture capital investors to discuss and understand any changes. Our Originations and Investment and Credit Analysis Professionals generally actively work to maintain an open dialogue with borrowers on the Credit Watch List to work to limit the likelihood of a default. Utilizing the Four Rs, our core investment philosophy, our Adviser assesses each borrower on our Credit Watch List and, based on the recommendations from our Originations and Investment and Credit Analysis Professionals and potentially from our discussions with and representations made from the borrower’s venture capital investors, determines the appropriate course of action, including decisions to enforce our rights and remedies, modify or waive a provision of our investments, declare a default, request early pay-off, or wait for an external event, such as an acquisition or financing, to restructure a secured loan or receive additional consideration in the form of fees or warrant investments. In a worst-case scenario, a member of our Portfolio Company Team sells collateral with the help of management, repossesses and auctions assets or negotiates and structures other potential outcomes. If bankruptcy is a possibility, a member of our Portfolio Company Team may utilize outside counsel to provide advice on avoiding this outcome or to minimize the adverse effects on us.

Consistent with TPC’s existing policies, our Adviser maintains a Credit Watch List with borrowers placed into five groups based upon it’s senior investment team’s judgment (the “Credit Watch List”), where 1 is the highest rating and all new loans are generally assigned a rating of 2.

Category	Category Definition	Action Item
Clear (1)	Performing above expectations and/or strong financial or enterprise profile, value or coverage.	Review quarterly.
White (2)	Performing at expectations and/or reasonably close to it. Reasonable financial or enterprise profile, value or coverage. All new loans are initially graded White (2).	Contact portfolio company regularly in no event less than quarterly.
Yellow (3)	Performing generally below expectations or some proactive concern due to industry, business, financial and/or related factors. Adequate financial or enterprise profile, value or coverage.	Contact portfolio company monthly or more frequently as determined by our Adviser’s Investment Committee; contact investors.
Orange (4)	Needs close attention due to performance materially below expectations, weak financial and/or enterprise profile, inability to raise additional capital or exit equivalent and/or concern regarding investor support.	Contact portfolio company weekly or more frequently as determined by our Adviser’s Investment Committee; contact investors regularly; our Adviser forms a workout group to minimize risk of loss.
Red (5)	Serious concern/trouble due to pending or actual default or equivalent. May experience partial and/or full loss.	Maximize value from assets.

Set forth below is an illustration of our investment monitoring and portfolio management process:

Managerial Assistance

As a BDC, we offer, and must provide upon request, managerial assistance to our portfolio companies. This assistance would involve an arrangement to provide significant guidance and counsel concerning the management, operations or business objectives and policies of the portfolio company. The Administrator or an affiliate of the Administrator provides such managerial assistance on our behalf to portfolio companies that request this assistance. We may receive fees for these services and reimburse the Administrator or an affiliate of the Administrator, as applicable, for its allocated costs in providing such assistance, subject to the review and approval by our board of directors, including our directors who are not “interested persons” of the Adviser or its affiliates as defined in Section 2(a)(19) of the 1940 Act (the “Independent Directors”).

Competition

Debt financing for venture capital-backed companies is extremely heterogeneous—the type, structures and sizes of debt financings often vary significantly depending on a particular company’s industry and its current or near-term stage of development. The profile and underwriting characteristics of an early stage venture capital-backed company are very different from those of a later stage venture capital-backed company and/or those of a venture growth stage company. Furthermore, within each stage, the uses, structures and value propositions of debt financing vary considerably among companies and industries and require a high degree of venture lending and leasing expertise and technology and other high growth industries knowledge, specialization and flexibility from a lender. The worldwide availability of debt financing for venture capital-backed companies is further limited by the global brand, reputation and market acceptance, international industry relationships and track record required of lenders to companies backed by leading venture capital investors. In addition, a lender must understand the distinct credit profiles of these companies and have the deep experience and specialized set of skills required to (i) source deal flow and receive investment referrals globally; (ii) evaluate high growth industries and sectors, business prospects, operating characteristics and collateral; (iii) analyze potential transactions; and (iv) customize transaction structures suitable for these companies.

We believe that venture-oriented banks tend to be the primary form of traditional lenders participating in the market for venture capital-backed companies and that they generally focus on providing lower risk and lower return financings, which tend to require and impose many restrictive covenants and conditions on borrowers, such as minimum cash balances, financial covenants, limitations on outflows and borrowing formulas and require a significant depository relationship to facilitate rapid liquidation. In addition, we believe that most existing non-traditional debt providers do not have a multi-strategy approach and do not provide debt financing across all stages of development for venture capital-backed companies and selectively choose to lend to either seed stage, early stage, later stage, growth stage, or public venture capital-backed companies. We believe very few lenders have the ability, experience, or focus to engage in venture lending around the world and across all stages of development.

Our competitors may include both equity and debt focused public and private funds, other BDCs, investment banks, venture-oriented banks, commercial financing companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. For example, we believe some of our competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which expose them to a wider variety of investments. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or to the distribution and other requirements we must satisfy to maintain our qualification as a RIC.

We believe we compete effectively with these entities primarily on the basis of TPC’s global reputation, track record, experience, international industry knowledge and relationships and our Adviser’s senior investment team’s contacts, efficient investment analysis, decision-making processes, creative financing products and highly customized investment terms. We believe that the Four Rs, our core investment philosophy, are critical to continuing our brand name, reputation and differentiation from our competitors. We do not compete primarily on the financing terms we offer and believe that some competitors make loans with rates that are comparable or lower than our rates. We also believe that our relationship-based approach to investing, which leverages our Adviser’s senior investment team’s expertise in developing strong relationships with venture capital investors and venture capital-backed companies, understanding their capital needs, structuring and customizing attractive financing solutions to meet those needs throughout their growth lifecycle, puts us in an advantageous position to identify, attract and proactively capitalize on venture capital-backed companies’ debt needs as they grow and become successful enterprises. See “Item 1A. Risk Factors — Risks Related to Our Business and Structure — We operate in a highly competitive market for investment opportunities and we may not be able to compete effectively.”

Operating and Regulatory Structure

We will elect to be treated as a BDC under the 1940 Act. As a BDC, we will generally be prohibited from acquiring assets other than qualifying assets, unless, after giving effect to any acquisition, at least 70.0% of our total assets are qualifying assets. Qualifying assets generally include securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and high-quality debt instruments maturing in one year or less from the time of investment. Under the 1940 Act, “eligible portfolio companies” include (1) private U.S. operating companies, (2) public U.S. operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange and the Nasdaq Stock Market), and (3) public U.S. operating companies having a market capitalization of less than $250.0 million. Public U.S. operating companies whose securities are quoted on the over-the-counter bulletin board and through OTC Markets Group Inc. are not listed on a national securities exchange and therefore are eligible portfolio companies.

We also expect to be treated as a RIC under Subchapter M of the Code as of the Initial Drawdown Date, and we expect to qualify as a RIC annually thereafter. A BDC that has elected to be a RIC generally does not incur any U.S. federal income tax so long as the BDC continuously maintains its BDC election in accordance with the 1940 Act, at least 90.0% of the BDC’s gross income each taxable year consists of certain types of qualifying investment income, the BDC satisfies certain asset composition requirements at the close of each quarter of its taxable year, and if the BDC distributes all of its taxable income (including net realized capital gains, if any) to its stockholders on a current basis. The rules applicable to our qualification as a RIC for tax purposes are complex and involve significant practical and technical issues. If we fail to qualify as a RIC for U.S. federal income tax purposes or are unable to maintain our qualification for any reason, then we would become subject to regular corporate income tax, which would have a material adverse effect on the amount of after-tax income available for distribution to our stockholders. See “Item 1. Business — Material U.S. Federal Income Tax Considerations.”

We intend to timely distribute to our stockholders substantially all of our annual taxable income for each year, except that we may retain certain net capital gains for reinvestment and, depending upon the level of taxable income earned in a year, we may choose to carry forward taxable income for distribution in the following year and pay an applicable U.S. federal excise tax.

We do not currently have any employees. Our day-to-day investment operations are managed by the Adviser, and our Administrator provides services necessary to conduct our business. We pay no compensation directly to any interested director or executive officer of the Company. The Adviser and Administrator may be reimbursed for certain expenses they incur on our behalf. In addition, pursuant to the Administration Agreement, we pay the Administrator our allocable portion of overhead and other expenses it incurs in performing its obligations.

Term

Unless our board of directors (subject to any necessary shareholder approvals and applicable requirements of the 1940 Act) determines that it is in our best interest to effect an Advanced Liquidity Event, we intend to begin an orderly liquidation of the Company’s remaining assets with an intent to distribute net proceeds and thereafter dissolve the Company within a reasonable period of time after the earlier to occur of the following: (i) the Expiration Date, which is six (6) years after the Initial Closing; provided that our board of directors shall have the right, in its sole discretion, to extend the term of the Company for up to two (2) consecutive one-year periods; or (ii) the determination of our board of directors that there has been a significant adverse change in the regulatory or tax treatment of the Company or our shareholders that, in its judgment, makes it inadvisable for the Company to continue in its present form, and our board of directors’ determination to restructure or change the form of the Company to preserve (insofar as possible) the overall benefits previously enjoyed by our shareholders as a whole or, if our board of directors determines it appropriate (and subject to any necessary shareholder approvals and applicable requirements of the 1940 Act), to (a) cause the Company to change its form and/or jurisdiction of organization or (b) wind down and/or liquidate and dissolve the Company.

Upon our liquidation, dissolution or winding up, each share of Common Stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay or otherwise provide for all debts and other liabilities, including advisory fees under the Advisory Agreement, and subject to the preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. For the purposes of this paragraph, a merger or consolidation of the Company with or into any other corporation or other entity, or a sale or conveyance of all or any part of our property or assets, will not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.

At any time after the Investment Period (as defined below) and prior to the Expiration Date, we may participate in an Advanced Liquidity Event.

If our board of directors determines that it is in our best interests to effect an Advanced Liquidity Event and such Advanced Liquidity Event will involve the receipt by our shareholders of securities of an entity listed or to be listed on a national securities exchange, then we will offer our investors the opportunity to either: (i) participate in the Advanced Liquidity Event or (ii) exchange their shares for interests of a newly formed entity (the “Liquidating Fund”) which will, among other things, seek to complete an orderly wind down and/or liquidation of such Liquidating Fund in the timeframe and with the extensions thereto as set forth immediately above; provided, however, in no event will an investor be obligated to exchange his, her or its shares for interests in the Liquidating Fund.

In order to effectuate these options, we expect that we would need to, among other things, transfer to the Liquidating Fund, in exchange for interests of the Liquidating Fund, a pro rata portion of our assets and liabilities attributable to the investors that have elected to invest in the Liquidating Fund (such transfer of assets and liabilities and the mechanics relating thereto are referred to herein as the “Spin-Off transaction”). The Liquidating Fund will have management fees and incentive fees equal to or less than those of the Company.

We may exclude any investor from participating in the Spin-Off transaction if, in our reasonable discretion, there is a substantial likelihood that such investor’s exchange of shares at such time would cause such investor, the Company, the Liquidating Fund, the Adviser, any other investor or a portfolio company to (i) be in violation of, or noncompliance with, any law or regulation to which such entity is or would be subject, (ii) be deemed to hold “plan assets” for purposes of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code or (iii) engage in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a non-exempt violation of any laws similar to the prohibited transaction provisions of ERISA or Section 4975 of the Code.

Because TriplePoint Advisers would be managing each of the Company and the Liquidating Fund in connection with the Spin-Off transaction and the 1940 Act prohibits entities under common control from engaging in certain transactions, we will likely be required to obtain exemptive and/or no-action relief from the SEC to permit us to transfer assets to the Liquidating Fund, as well as with respect to other aspects relating to the Spin-Off transaction, including the calculation of the incentive fee to be paid by us in connection with the Spin-Off transaction. There can be no assurance that we will be able to obtain such exemptive and/or no-action relief from the SEC. If we are unable to do so, then all shareholders would only have the option to participate in the Advanced Liquidity Event.

Private Offering

Our initial private offering of shares of Common Stock will be conducted in reliance on Regulation D under the Securities Act. Investors in our initial private offering are required to be “accredited investors” as defined in Regulation D of the Securities Act.

We will enter into separate subscription agreements with a number of investors for this private offering. Each investor will make a capital commitment to purchase shares of Common Stock pursuant to a Subscription Agreement. Investors will be required to make capital contributions to purchase shares of Common Stock each time we deliver a Drawdown Notice, which will be delivered at least ten business days prior to the required funding date, in an aggregate amount not to exceed their respective Capital Commitments. All purchases will generally be made pro rata in accordance with the investors’ Capital Commitments, at a per-share price as determined by our board of directors (including any committee thereof) as of the end of the most recent calendar quarter or such other date as determined by our board of directors prior to the date of the applicable Drawdown Notice. The per-share price will be at least equal to our current net asset value (“NAV”) per share determined in accordance with the limitations under Section 23 of the 1940 Act. Our board of directors may set the per-share price above the NAV per share based on a variety of factors, including, without limitation, the total amount of our organizational and other expenses. Upon the conclusion of the Investment Period (as defined below), investors will be released from any further obligation to purchase additional shares of Common Stock with respect to such Capital Commitment. Prior to an Advanced Liquidity Event, no investor who participated in the private offering will be permitted to sell, assign, transfer or otherwise dispose of (in each case, a “Transfer”) its shares of Common Stock or Capital Commitment unless we provide our prior written consent and the Transfer is otherwise made in accordance with applicable law. In addition, prior to an Advanced Liquidity Event that is sufficient to cause our Common Stock to be a “publicly-offered security” for purposes of ERISA, we will use reasonable best efforts to prevent our assets from being deemed to be “plan assets” for purposes of ERISA and Section 4975 of the Code. We may reject any transfer of shares of our Common Stock if such transfer could (i) result in our assets being considered to be “plan assets” for purposes of ERISA or Section 4975 of the Code or (ii) constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a non-exempt violation of any laws similar to the prohibited transaction provisions of ERISA or Section 4975 of the Code.

The initial closing of our private placement will occur in connection with the filing of our election to be treated as a BDC under the 1940 Act. Additional closings are expected to occur from time to time thereafter as determined by us. We reserve the right to conduct additional offerings of securities in the future in addition to this private offering. In the event that we enter into a Subscription Agreement with one or more investors after the Initial Drawdown Date, we intend to retain the right under the Subscription Agreement, if determined by us in our sole discretion, to require each such investor to make purchases of shares of Common Stock (each, a “Catch-up Purchase”) on one or more dates to be determined by us. The aggregate purchase price of the Catch-up Purchases will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed the same percentage of its Capital Commitment to us as all investors whose subscriptions were accepted at previous closings. Catch-up Purchases will be made at a per-share price equal to the NAV per share of the shares as of the closing date of the Catch-up Purchase, as determined by our board of directors (including any committee thereof) as of the end of the most recent calendar quarter or such other date as determined by our board of directors prior to the date of the applicable Drawdown Notice, or such other date as may be required to comply with the provisions of the 1940 Act, and adjusted as described in the applicable Subscription Agreement. The per-share price will be at least equal to the NAV per share determined in accordance with the limitations under Section 23 of the 1940 Act.

As set forth in the subscription agreement, if an investor fails to make a capital contribution when due, interest will accrue at the Default Rate on the outstanding unpaid balance of such capital contribution. The “Default Rate” with respect to any period will be the lesser of (a) a variable rate equal to the prime rate of interest (as reported in The Wall Street Journal) during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law.

In addition, if any investor fails to pay all or any portion of the purchase price due from such investor at any Drawdown Date, and such failure remains uncured for a period of ten business days (such investor, a Defaulting Investor), then the Company may take any actions available under the subscription agreement or at law or at equity.

Upon termination of the period (the “Investment Period”) beginning on the date of the Initial Closing and ending on the earlier of (1) the completion of an Advanced Liquidity Event or (2) the fourth anniversary of the Initial Closing, each investor will be released from such investor’s obligation to fund any portion of such investor’s Capital Commitments for which such investor has not received a Drawdown Notice prior to the termination of the Investment Period, except, in the case of termination of the Investment Period pursuant to clause (2), to the extent necessary to (a) pay our expenses, including management fees, any amounts that may become due under any borrowings or other financings or similar obligations and any other liabilities, contingent or otherwise, in each case to the extent they relate to the Investment Period, (b) complete investments in any transactions for which there are binding written agreements as of the end of the Investment Period (including investments that are funded in phases), (c) fund amounts required to fund financing commitments entered into on or before the end of the Investment Period, and any amounts paid on exercise of warrants or to otherwise protect the value of existing investments (for example, follow on debt or equity investments made to protect existing investments and/or pursuant to pay-to-play provisions in a portfolio company’s charter documents, or in a “down round” of equity to avoid dilution, or to take advantage of negotiated super pro rata rights under which the acceptability of a previous investment was augmented by the right to make a disproportionate follow-on investment) as needed prior to the termination of the Company, subject to extensions as discussed above, (d) fund obligations under any guarantee or indemnity made by us during the Investment Period and/or (e) fulfill obligations with respect to any “defaulted commitment,” as defined in the Subscription Agreement.

Concurrently with the private offering of Common Stock, we will conduct a private offering of shares of our Series A Cumulative Preferred Stock to a select group of individual investors who are “accredited investors” as defined in Regulation D of the Securities Act. The holders of the preferred stock are subject to certain dividend, voting, liquidation and other rights that are more fully described below in “Item 11. Description of the Registrant’s Securities to be Registered – Preferred Stock.”

Advisory Agreement

Subject to the overall supervision of our board of directors and in accordance with the 1940 Act, the Adviser will manage our day-to-day operations and provide investment advisory services to us. Under the terms of the Advisory Agreement, our Adviser:

•	determines the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	identifies, evaluates and negotiates the structure of the investments we make;

•	executes, closes, services and monitors the investments we make;

•	determines the securities and other assets that we will purchase, retain or sell;

•	performs due diligence on prospective investments; and

•	provides us with such other investment advisory, research and related services as we may, from time to time, reasonably require for the investment of our funds.

Pursuant to the Advisory Agreement, we will pay the Adviser a fee for its investment advisory and management services consisting of two components—a base management fee and an incentive fee. The cost of both the base management fee and the incentive fee will ultimately be borne by our shareholders.

Base Management Fee

The base management fee will be calculated at an annual rate of 1.75% of our average invested equity capital (as defined below) as of the end of the then-current quarter and the prior calendar quarter (and in the case of our first quarter, the invested equity capital as of such quarter-end). For this purpose, “invested equity capital” means the amounts drawn on the Company’s Capital Commitments.

Following the closing of an IPO, the base management fee will be calculated at an annual rate of 1.75% of our average adjusted gross assets, including assets purchased with borrowed funds. The base management fee will be calculated based on the average value of our gross assets at the end of our two most recently completed calendar quarters.

Incentive Fee

The incentive fee, which provides the Adviser with a share of the income that it generates for us, will consist of two components—investment income and capital gains—which are largely independent of each other, with the result that one component may be payable even if the other is not payable.

Under the investment income component, we will pay the Adviser each quarter 20.0% of the amount by which our pre-incentive fee net investment income for the quarter exceeds a hurdle rate of 2.0% (which is 8.0% annualized) of our net assets at the end of the immediately preceding calendar quarter, subject to a “catchup” provision pursuant to which our Adviser receives all of such income in excess of the 2.0% level but less than 2.5%. The effect of the “catch-up” provision is that if pre-incentive fee net investment income exceeds 2.5% in any calendar quarter, our Adviser receives 20.0% of our pre-incentive fee net investment income as if the 2.0% hurdle rate did not apply.

Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital gains or losses. The investment income component of the incentive fee will be subject to a total return requirement, which will provide that no incentive fee in respect of our pre-incentive fee net investment income will be payable except to the extent that 20.0% of the cumulative net increase in net assets resulting from operations over the then current and 11 preceding quarters (or if shorter, the number of quarters that have occurred since the Initial Closing) (in either case, the “Trailing Twelve Quarters”) exceeds the cumulative incentive fees accrued and/or paid for the 11 preceding quarters. In other words, any investment income incentive fee that is payable in a calendar quarter is limited to the lesser of (i) 20.0% of the amount by which our pre-incentive fee net investment income for such calendar quarter exceeds the 2.0% hurdle, subject to the “catch-up” provision and (ii) (x) 20.0% of the cumulative net increase in net assets resulting from operations for the Trailing Twelve Quarters minus (y) the cumulative incentive fees accrued and/or paid for the 11 preceding calendar quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the sum of our pre-incentive fee net investment income, realized gains and losses and unrealized appreciation and depreciation for the Trailing Twelve Quarters. However, following the occurrence (if any) of an IPO, the Trailing Twelve Quarters will be “reset” so as to include, as of the end of any quarter, the calendar quarter then ending and the 11 preceding calendar quarters (or if shorter, the number of quarters that have occurred since the IPO, rather than the number of quarters that have occurred since the Initial Closing).

The following is a graphical representation of the calculation of the income-related portion of the incentive fee.

Quarterly Incentive Fee Based On Net Investment Income

Pre-incentive fee net investment income (expressed as a percentage of the value of net assets)

Percentage of pre-incentive fee net investment income allocated to first component of incentive fee

The capital gains component of the incentive fee will be determined and paid annually in arrears at the end of each calendar year or, in the event of an Advanced Liquidity Event, the date on which such Advanced Liquidity Event occurs. At the end of each calendar year (or upon the effectuation of an Advanced Liquidity Event), we will pay the Adviser (A) 20.0% of the difference, if positive, of the sum of our aggregate cumulative realized capital gains, if any, computed net of our aggregate cumulative realized capital losses, if any, and our aggregate cumulative unrealized capital depreciation, in each case from the Initial Closing through the end of such year (or the date on which an Advanced Liquidity Event occurs), less (B) the aggregate amount of any previously paid capital gains incentive fees from the Initial Closing until the end of such calendar year (or the date on which an Advanced Liquidity Event occurs). For the foregoing purpose, our “aggregate cumulative realized capital gains” does not include any unrealized capital appreciation.

We will accrue, but not pay, a portion of the capital gains incentive fee with respect to net unrealized appreciation. Under accounting principles generally accepted in the United States of America (“GAAP”), we are required to accrue a capital gains incentive fee that includes net realized capital gains and losses and net unrealized capital appreciation and depreciation on investments held at the end of each period. In calculating the accrual for the capital gains component of the incentive fee, we consider the cumulative aggregate unrealized capital appreciation in the calculation, since an incentive fee based on capital gains would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the Advisory Agreement. This accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital appreciation or depreciation. If such amount is positive at the end of a period, then we record a capital gains incentive fee equal to 20.0% of such amount, minus the aggregate amount of the actual capital gains incentive fee paid in all prior periods. If such amount is negative, then there is no accrual for such period. There can be no assurance that such unrealized capital appreciation will be realized in the future. Additionally, if the Advisory Agreement is terminated as of a date that is not a calendar year end, including upon the effectuation of a Merger or Asset Sale, the termination date is treated as though it were a calendar year end for purposes of calculating and paying the capital gains incentive fee.

For the avoidance of doubt, the following incentive fee examples reflect the calculation of actual payments of the capital gains incentive fee rather than accruals of the capital gains incentive fee.

Examples of Quarterly Incentive Fee Calculation

Example 1: Income Portion of Incentive Fee before Total Return Requirement Calculation:

Assumptions

•	Hurdle rate[1] = 2.0%

•	Base management fee[2] = 0.4375%

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)[3] = 0.2%

Alternative 1

Additional Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 1.25%

•	Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 0.6125%

Pre-incentive fee net investment income does not exceed hurdle rate, therefore there is no incentive fee.

Alternative 2

Additional Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 2.90%

•	Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 2.2625%

Pre-incentive fee net investment income exceeds hurdle rate, therefore there is an incentive fee

Incentive Fee = (100% × “Catch-Up”) + (the greater of 0% AND (20.0% × (pre-incentive fee net investment income – 2.0%)))

= (100% × (2.2625% – 2.0%)) + 0%

= 100% × 0.2625%

= 0.2625%

Alternative 3

Additional Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 3.50%

•	Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 2.8625%

1 Represents 8.0% annualized Hurdle Rate

2 Represents 1.75% annualized base management fee.

3 Excludes organizational and offering expenses.

Pre-incentive fee net investment income exceeds hurdle rate, therefore there is an incentive fee

Incentive Fee = (100% × “Catch-Up”) + (the greater of 0% AND (20.0% × (pre-incentive fee net investment income – 2.5%)))

= (100% × (2.5% – 2.0%)) + (20.0% × (2.8625% – 2.5%))

= 0.5% + (20.0% × 0.3625%)

= 0.5% + 0.0725%

= 0.5725%

Example 2: Income Portion of Incentive Fee with Total Return Requirement Calculation:

Assumptions

•	Hurdle rate[4] = 2.0%

•	Base management fee[5] = 0.4375%

•	Other expenses (legal, accounting, custodian, transfer agent, etc.)[6] = 0.2%

•	Cumulative incentive compensation accrued and/or paid from the Initial Closing Date to March 31, 2021 = $9,000,000

Alternative 1

Additional Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 3.50%

•	Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 2.8625%

•	20% of cumulative net increase in net assets resulting from operations from Initial Closing Date to March 31, 2021 = $8,000,000

Although our pre-incentive fee net investment income exceeds the hurdle rate of 2.0% (as shown in Alternative 3 of Example 1 above), no incentive fee is payable because 20.0% of the cumulative net increase in net assets resulting from operations from the Initial Closing Date to March 31, 2021 did not exceed the cumulative income and capital gains incentive fees accrued and/or paid from the Initial Closing Date to March 31, 2021.

Alternative 2

Additional Assumptions

•	Investment income (including interest, dividends, fees, etc.) = 3.50%

•	Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 2.8625%

•	20.0% of cumulative net increase in net assets resulting from operations from the Initial Closing Date to March 31, 2021 = $10,000,000

4 Represents 8.0% annualized Hurdle Rate

5 Represents 1.75% annualized base management fee.

6 Excludes organizational and offering expenses.

Because our pre-incentive fee net investment income exceeds the hurdle rate of 2.0% and because 20.0% of the cumulative net increase in net assets resulting from operations from the Initial Closing Date to March 31, 2021 exceeds the cumulative income and capital gains incentive fees accrued and/or paid from the Initial Closing Date to March 31, 2021.

Examples of Calculation of Capital Gains Portion of Incentive Fee

Alternative 1:

Assumptions

•	Year 1: $20.0 million investment made in Company A, or “Investment A,” and $30.0 million investment made in Company B, or “Investment B.”

•	Year 2: Investment A sold for $50.0 million and fair market value, or “FMV,” of Investment B determined to be $32.0 million

•	Year 3: FMV of Investment B determined to be $25.0 million

•	Year 4: Investment B sold for $31.0 million

The capital gains portion of the incentive fee would be:

•	Year 1: None

•	Year 2: Capital gains incentive fee of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20.0%)

•	Year 3: None; $5 million (20.0% multiplied by ($30 million cumulative capital gains less $5 million cumulative capital loss)) less $6 million (previous capital gains fee paid in Year 2)

•	Year 4: Capital gains incentive fee of $0.2 million; $6.2 million ($31 million cumulative realized capital gains multiplied by 20.0%) less $6 million (capital gains fee paid in Year 2)

Alternative 2

Assumptions

•	Year 1: $20.0 million investment made in Company A, or “Investment A,” $30.0 million investment made in Company B, or “Investment B,” and $25.0 million investment made in Company C, or “Investment C.”

•	Year 2: Investment A sold for $50.0 million, FMV of Investment B determined to be $25.0 million and FMV of Investment C determined to be $25.0 million

•	Year 3: FMV of Investment B determined to be $27.0 million and Investment C sold for $30.0 million

•	Year 4: FMV of Investment B determined to be $35.0 million

•	Year 5: Investment B sold for $20.0 million

The capital gains portion of the incentive fee would be:

•	Year 1: None

•	Year 2: Capital gains incentive fee of $5 million; 20.0% multiplied by $25 million ($30 million realized capital gains on Investment A less $5 million unrealized capital loss on Investment B)

•	Year 3: Capital gains incentive fee of $1.4 million; $6.4 million (20.0% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital loss on Investment B)) less $5 million capital gains fee received in Year 2

•	Year 4: None

•	Year 5: None; $5 million of capital gains incentive fee (20.0% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million cumulative capital gains fee paid in Year 2 and Year 3

Payment of Our Expenses

All professionals of the Adviser, when and to the extent engaged in providing investment advisory and management services to us, and the compensation and routine overhead expenses of personnel allocable to these services to us, will be provided and paid for by the Adviser and not by us. We will bear all other out-of-pocket costs and expenses of our operations and transactions. See “Item 2. Financial Information —Discussion of Management’s Expected Operating Plans —Expenses.”

Duration and Termination

Unless terminated earlier as described below, the Advisory Agreement will continue in effect for a period of two years from its effective date. It will remain in effect from year to year thereafter if approved annually by our board of directors or by the affirmative vote of the holders of a majority of our outstanding voting securities, and, in either case, if also approved by a majority of our Independent Directors. The Advisory Agreement automatically terminates in the event of its assignment, as defined in the 1940 Act, by the Adviser and may be terminated by either party without penalty upon not less than 60 days’ written notice to the other. The holders of a majority of our outstanding voting securities may also terminate the Advisory Agreement without penalty upon 60 days’ written notice. See “Item 1A. Risk Factors—Risks Related to Our Conflicts of Interest — Our Adviser or our Administrator have the right to resign upon 60 days’ notice, and we may not be able to find a suitable replacement within that time, or at all, resulting in a disruption in our operations that could materially and adversely affect our financial condition, results of operations and cash flows.”

The Advisory Agreement provides that, absent criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations under the Advisory Agreement, the Adviser and its professionals and any other person or entity affiliated with it are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Adviser’s services under the Advisory Agreement or otherwise as our investment adviser.

The Advisory Agreement will be approved by our board of directors.

Administration Agreement

Pursuant to the terms of the Administration Agreement, our Administrator will be responsible for furnishing us with office facilities and equipment and providing us with clerical, bookkeeping, recordkeeping and other administrative services at such facilities. Under the Administration Agreement, our Administrator will perform, or oversee, or arrange for, the performance of, our required administrative services, which includes being responsible for the financial and other records that we are required to maintain and preparing reports to our shareholders and reports and other materials filed with the SEC or any other regulatory authority. In addition, our Administrator will assist us in determining and publishing our net asset value, oversee the preparation and filing of our tax returns and the printing and dissemination of reports and other materials to our shareholders, and generally oversee the payment of our expenses and the performance of administrative and professional services rendered to us by others. Under the Administration Agreement, our Administrator also will provide managerial assistance on our behalf to those companies that have accepted our offer to provide such assistance.

Payments under the Administration Agreement are equal to our allocable portion of our Administrator’s overhead resulting from its obligations under the Administration Agreement, including rent and the allocable portion of the cost of our Chief Compliance Officer and Chief Financial Officer and their respective staffs. In addition, if requested to provide significant managerial assistance to our portfolio companies, our Administrator is paid an additional amount based on the services provided, which shall not exceed the amount we receive from such companies for providing this assistance.

The Administration Agreement will be approved by the board of directors. The Administration Agreement will have an initial term of two years and may be renewed with the approval of our board of directors. The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party.

The board of directors, including a majority of independent directors, will review the compensation paid to the Administrator to determine if the provisions of the Administrative Agreement are carried out satisfactorily and to determine, among other things, whether the fees payable under the Administrative Agreement are reasonable in light of the services provided. The board of directors will also review the methodology employed in determining how the expenses are allocated to the Company and the proposed allocation of administrative expenses among the Company and the affiliates of the Administrator. The board of directors will then assess the reasonableness of such reimbursements for expenses allocated to us based on the breadth, depth and quality of such services. The board of directors also considers the possibility of obtaining the services from a third-party and whether any single third-party service provider would be capable of providing all such services at comparable cost and quality. Finally, the board of directors will compare the total amount paid to the Administrator for such services as a percentage of the Company’s net assets to the same ratio as reported by other comparable BDCs.

The Administration Agreement provides that, absent criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, our Administrator and any person or entity affiliated with it will be entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Administrator’s services under the Administration Agreement or otherwise as our administrator.

License Agreement

We will enter into a license agreement with the Adviser and/or TPC (the “License Agreement”) that grants us a non-exclusive, royalty-free license to use the name “TriplePoint” and the TriplePoint logo. Under the License Agreement, we have a right to use the “TriplePoint” name for so long as our Adviser or one of its affiliates remains our Adviser. Other than with respect to this limited license, we have no legal right to the “TriplePoint” name. The License Agreement will remain in effect for so long as the Advisory Agreement with our Adviser is in effect.

Staffing Agreement

We do not have any internal management capacity or employees. The Adviser has entered into a staffing agreement with TriplePoint Capital (the “Staffing Agreement”), pursuant to which TriplePoint Capital will make, subject to the terms of the Staffing Agreement, its investment and portfolio management and monitoring teams available to the Adviser. We believe that the Staffing Agreement (i) provides us with access to deal flow generated by TriplePoint Capital in the ordinary course of its business; (ii) provides us with access to TriplePoint Capital’s investment professionals, including its senior investment team led by James P. Labe and Sajal K. Srivastava, and TriplePoint Capital’s non-investment employees; and (iii) commits certain key senior members of TriplePoint Capital’s investment committee to serve as members of our Adviser’s Investment Committee. Our Adviser is responsible for determining if we will participate in deal flow generated by TriplePoint Capital. Our Adviser intends to take advantage of the significant deal origination channels, rigorous due diligence process, disciplined underwriting methods, creative investment structuring and comprehensive portfolio management and investment monitoring capabilities of TPC’s senior investment team. The Staffing Agreement is terminable with 60 days’ prior written notice. See “Item 1A. Risk Factors — Risks Related to our Business and Structure — We are dependent upon our executive officers and the senior investment team and members of the Investment Committee of our Adviser, in particular, Messrs. Labe and Srivastava, for our success and upon our Adviser’s access to such individuals pursuant to the Staffing Agreement. If our Adviser were to lose such access, our ability to achieve our investment objective could be significantly harmed.”

Valuation Procedures

We will determine the net asset value per share of our Common Stock quarterly. The net asset value per share will equal the value of our total assets minus liabilities and any preferred stock outstanding divided by the total number of shares of Common Stock outstanding.

The audit committee of the board of directors (the “Audit Committee”) will be responsible for assisting the board of directors in valuing investments that are not publicly traded or for which current market values are not readily available. Investments for which market quotations are readily available are valued using market quotations, which are generally obtained from independent pricing services, broker-dealers or market makers. With respect to portfolio investments for which market quotations are not readily available, the board of directors, with the assistance of the Adviser and its senior investment team and independent valuation agents, is responsible for determining, in good faith, the fair value in accordance with the valuation policy approved by the board of directors. If more than one valuation method is used to measure fair value, the results are evaluated and weighted, as appropriate, considering the reasonableness of the range indicated by those results. The Adviser considers a range of fair values based upon the valuation techniques utilized and selects a value within that range that most accurately represents fair value based on current market conditions as well as other factors the Adviser’s senior investment team considers relevant.

The board of directors determines fair value of its investments on at least a quarterly basis or at such other times when it feels it would be appropriate to do so given the circumstances. A determination of fair value involves subjective judgments and estimates and depends on the facts and circumstances present at each valuation date. Due to the inherent uncertainty of determining fair value of portfolio investments that do not have a readily available market value, fair value of investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

Financial Accounting Standards Board Accounting Standards Codification Topic 820: Fair Value Measurements and Disclosures (“ASC 820”) specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. ASC 820 also provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level of information used in the valuation. In accordance with ASC 820, these inputs are summarized in the three levels listed below.

Level 1—Valuations are based on quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

Level 2—Valuations are based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly and model-based valuation techniques for which all significant inputs are observable.

Level 3—Valuations are based on inputs that are unobservable and significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models incorporating significant unobservable inputs, such as discounted cash flow models and other similar valuations techniques. The valuation of Level 3 assets and liabilities generally requires significant management judgment due to the inability to observe inputs to valuation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of observable input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and it considers factors specific to the investment.

Under ASC 820, fair value measurement assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset, which may be a hypothetical market, excluding transaction costs. The principal market for any asset is the market with the greatest volume and level of activity for such asset in which the reporting entity would or could sell or transfer the asset. In determining the principal market for an asset or liability, it is assumed that the reporting entity has access to such market as of the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable and willing and able to transact. See “Item 2. Financial Information — Discussion of Management’s Expected Operating Plans — Fair Value Measurements” for a further discussion of our valuation process.

With respect to investments for which market quotations are not readily available, the board of directors undertakes a multi-step valuation process each quarter, as described below:

•	The quarterly valuation process begins with each portfolio company or investment being initially valued by the Adviser’s professionals that are responsible for the portfolio investment;

•	Preliminary valuation conclusions are then documented and discussed with the Adviser’s senior investment team and approved by the Adviser’s executive management team;

•	At least once annually, the valuation for each portfolio investment is reviewed by an independent valuation firm. However, the board of directors does not have de minimis investments of less than 1.0% of the Company’s gross assets (up to an aggregate of 10% of the Company’s gross assets) independently reviewed, given the expenses involved in connection therewith;

•	The Audit Committee then reviews these preliminary valuations and makes fair value recommendations to the board of directors; and

•	The board of directors then discusses valuations and determines the fair value of each investment in the Company’s portfolio in good faith, based on the input of the Adviser, the respective independent valuation firms, and the Audit Committee.

Regulation

BDC Regulations – General

We will elect to be treated as a BDC under the 1940 Act. A BDC is a specialized investment vehicle that elects to be regulated under the 1940 Act as an investment company, but is generally subject to less onerous requirements than registered investment companies under a regime designed to encourage lending to U.S.-based small and mid-sized businesses.

As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as a BDC unless approved by a majority of our outstanding voting securities. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67.0% or more of the voting securities present at such meeting, if the holders of more than 50.0% of the outstanding voting securities of such company are present or represented by proxy, or (ii) of more than 50.0% of the outstanding voting securities of such company.

Any issuance of preferred stock must comply with the requirements of the 1940 Act. In this regard, the 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our Common Stock and before any purchase of Common Stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50.0% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holder of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two full years or more. Certain other matters under the 1940 Act require a separate class vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would be entitled to vote separately as a class from the holders of Common Stock on a proposal involving a plan of reorganization adversely affecting such securities.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70.0% of the BDC’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:

1)	securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:
a.	is organized under the laws of, and has its principal place of business in, the United States;
b.	is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and
c.	satisfies either of the following:
i.	does not have any class of securities listed on a national securities exchange or has any class of securities listed on a national securities exchange subject to a $250.0 million market capitalization maximum; or
ii.	is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result, the BDC has an affiliated person who is a director of the eligible portfolio company.
2)	securities of any eligible portfolio company which we control.
3)	securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.
4)	securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60.0% of the outstanding equity of the eligible portfolio company.
5)	securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.
6)	cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Managerial Assistance to Portfolio Companies

In addition, a BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70.0% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities significant managerial assistance. When a BDC purchases securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70.0% of our assets are qualifying assets.

Warrants

Under the 1940 Act, a BDC is subject to restrictions on the issuance, terms and amount of warrants, options or rights to purchase shares of capital stock that it may have outstanding at any time. In particular, the amount of capital stock that would result from the conversion or exercise of all outstanding warrants, options or rights to purchase capital stock cannot exceed 25% of the BDC’s total outstanding shares of capital stock.

Senior Securities

We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to shares of our Common Stock, provided we maintain a minimum asset coverage of 150%, as defined in the 1940 Act. For purposes of the 1940 Act, “asset coverage” means the ratio of (1) the total assets of a BDC, less all liabilities and indebtedness not represented by senior securities, to (2) the aggregate amount of senior securities representing indebtedness (plus, in the case of senior securities represented by preferred stock, the aggregate involuntary liquidation preference of such BDC’s preferred stock). We may also borrow amounts up to 5.0% of the value of our total assets for temporary purposes without regard to asset coverage. Regulations governing our operations as a BDC will affect our ability to raise, and the method of raising, additional capital, which may expose us to risks. See “Item 11. Description of Registrant’s Securities to be Registered — Preferred Stock” for a discussion of our Series A Preferred Stock (as defined below) that will be issued in a concurrent private placement transaction.

Code of Ethics

We have adopted a Code of Ethics pursuant to Rule 17j-1 under the 1940 Act and we have also approved our Adviser’s Code of Ethics that it adopted in accordance with Rule 17j-1 and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). These Codes of Ethics establish, among other things, procedures for personal investments and restrict certain personal securities transactions, including transactions in securities that are held by us. Personnel subject to each code may invest in securities for their personal investment accounts, so long as such investments are made in accordance with the code’s requirements. The Codes of Ethics are also available on the EDGAR Database on the SEC’s website at http://www.sec.gov. Copies may also be obtained after paying a duplicating fee by electronic request to publicinfo@sec.gov.

Proxy Voting Policies and Procedures

We have delegated our proxy voting responsibility to the Adviser. A summary of the Proxy Voting Policies and Procedures of the Adviser are set forth below. These policies and procedures will be reviewed periodically by the Adviser and our Independent Directors, and, accordingly, are subject to change. For purposes of these Proxy Voting Policies and Procedures described below, “we” “our” and “us” refers to the Adviser.

An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, we recognize that we must vote the Company’s securities in a timely manner free of conflicts of interest and in the best interests of the Company and its stockholders.

These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Our Adviser votes proxies relating to any of our portfolio equity securities in what it perceives to be the best interest of our shareholders. Our Adviser reviews on a case-by-case basis each proposal submitted to a stockholder vote to determine its effect on any of the portfolio equity securities we hold. In most cases our Adviser will vote in favor of proposals that our Adviser believes are likely to increase the value of any of the portfolio equity securities we hold. Although our Adviser generally votes against proposals that may have a negative effect on any of our portfolio equity securities, our Adviser may vote for such a proposal if there exist compelling long-term reasons to do so.

Our proxy voting decisions are made by our Adviser’s senior investment team. To ensure that our Adviser’s vote is not the product of a conflict of interest, our Adviser requires that (1) anyone involved in the decision-making process disclose to our Chief Compliance Officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote and (2) employees involved in the decision-making process or vote administration are prohibited from revealing how our Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties. Where conflicts of interest may be present, our Adviser discloses such conflicts to us, including our Independent Directors, and may request guidance from us on how to vote such proxies.

You may obtain information about how we voted proxies by making a written request for proxy voting information to: 2755 Sand Hill Road, Suite 150, Menlo Park, California 94025, Attention: Corporate Secretary.

Privacy Principles

We are committed to maintaining the privacy of our investors and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

We do not disclose any non-public personal information about our stockholders or a former stockholder to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

We restrict access to non-public personal information about our stockholders to employees of the Adviser and its affiliates with a legitimate business need for the information. We will maintain physical, electronic and procedural safeguards designed to protect the non-public personal information of our stockholders.

Other

Under the 1940 Act, we will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we will be prohibited from protecting any director or officer against any liability to us or our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We and our Adviser are each required to adopt and implement written policies and procedures reasonably designed to prevent violation of relevant federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate a Chief Compliance Officer to be responsible for administering these policies and procedures.

We are prohibited under the 1940 Act from participating in certain transactions with our affiliates without the prior approval of our Independent Directors and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act and we are generally prohibited from buying or selling any security from or to such affiliate without the prior approval of our Independent Directors. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include concurrent investments in the same company, without prior approval of our Independent Directors and, in some cases, the SEC. We are prohibited from buying or selling any security from or to any person that controls us or who owns more than 25% of our voting securities or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. As a result of these restrictions, we may be prohibited from buying or selling any security (other than any security of which we are the issuer) from or to any company that is advised or managed by TriplePoint Capital, our Adviser or their affiliates without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to us.

We intend to co-invest with TriplePoint Capital and/or investment funds, accounts and vehicles managed by TriplePoint Capital or its affiliates, including TPVG, where doing so is consistent with our investment strategy as well as applicable law and SEC staff interpretations. We generally are only permitted to co-invest with TriplePoint Capital and/or such investment funds, accounts and vehicles where the only term that is negotiated is price. However, pursuant to the Exemptive Order, we are permitted to co-invest with our affiliates if, among other things, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Independent Directors make certain conclusions in connection with a co-investment transaction, including, but not limited to, that (1) the terms of the potential co-investment transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching in respect of us or our shareholders on the part of any person concerned, and (2) the potential co-investment transaction is consistent with the interests of our shareholders and is consistent with our then-current investment objective and strategies. The Exemptive Order permits greater flexibility to negotiate the terms of co-investments with TriplePoint Capital and/or investment funds, accounts and investment vehicles managed by TriplePoint Capital or its affiliates, including TPVG, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors.

JOBS Act

We currently are, and expect to remain, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), until the earliest of:

•	the last day of our fiscal year in which the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement;

•	the end of the fiscal year in which our total annual gross revenues first equal or exceed $1.07 billion;

•	the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and

•	the last day of a fiscal year in which we (1) have an aggregate worldwide market value of shares of our common stock held by non-affiliates of $700.0 million or more, computed at the end of each fiscal year as of the last business day of our most recently completed second fiscal quarter and (2) have been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act).

Under the JOBS Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting, until such time as we cease to be an emerging growth company and become an accelerated filer as defined in Rule 12b-2 under the Exchange Act. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have made an irrevocable election to take advantage of this exemption from new or revised accounting standards. We therefore will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Reporting Obligations

Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC. This information will be available on the SEC’s website at www.sec.gov.

Material U.S. Federal Income Tax Considerations

General

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in shares of our Common Stock. This discussion is based on the provisions of the Code and U.S. Treasury Regulations, each as in effect as of the date hereof.

These provisions are subject to differing interpretations and change by legislative or administrative action, and any change may be retroactive. This discussion does not constitute a detailed explanation of all U.S. federal income tax aspects affecting us and our shareholders and does not purport to deal with the U.S. federal income tax consequences that may be important to particular shareholders in light of their individual investment circumstances or to some types of shareholders subject to special tax rules, such as financial institutions, broker-dealers, insurance companies, tax-exempt organizations (except to the extent addressed below), persons holding our Common Stock in connection with a hedging, straddle, conversion or other integrated transaction, Non-U.S. stockholders (as defined below) engaged in a trade or business in the U.S. or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This discussion also does not address any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion assumes that our shareholders hold their shares of our Common Stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No ruling has been or will be sought from the IRS regarding any matter discussed herein.

A “U.S. stockholder” is a beneficial owner of shares of our Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the U.S. is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

For purposes of this discussion, a “Non-U.S. stockholder” means a beneficial owner of shares of our Common Stock that, for U.S. federal income tax purposes, is not a U.S. stockholder or a partnership (or other entity classified as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity classified as a partnership, for U.S. federal income tax purposes) holds shares of our Common Stock, the treatment of the partnership for U.S. federal income tax purposes and each partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership that holds our shares will generally be subject to substantially the same U.S. federal income tax consequences as if such partner holds such shares directly. A partnership considering an investment in our Common Stock should consult its own tax advisers regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares by the partnership.

Taxation of the Company

We expect to elect to be treated as a RIC under Subchapter M of the Code as of the Initial Drawdown Date and expect to qualify for treatment as a RIC annually thereafter. As a RIC, we generally will not be required to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we timely distribute to our shareholders as dividends.

To qualify as a RIC, we must, among other things:

•	qualify to be regulated as a BDC under the 1940 Act at all times during the taxable year;

•	derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale or other taxable disposition of stock, securities or foreign currencies, other income derived with respect to our business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership” (“QPTP”) (the “90% Gross Income Test”); and

•	diversify our holdings so that, at the end of each quarter of each taxable year:

○	at least 50% of the value of our total assets is represented by cash and cash items, U.S. Government securities, the securities of other RICs and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of our total assets and not more than 10% of the outstanding voting securities of such issuer, and

○	not more than 25% of the value of our total assets is invested in the securities of any issuer (other than U.S. Government securities and the securities of other RICs), the securities of any two or more issuers that we control and that are determined to be engaged in the same business or similar or related trades or businesses, or the securities of one or more QPTPs (the “Diversification Tests”).

As a RIC, we (but not our shareholders) are generally not subject to U.S. federal income tax on investment company taxable income and net capital gains that we distribute to our shareholders in any taxable year with respect to which we distribute an amount equal to at least 90% of the sum of our (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net realized short-term capital gains over net realized long-term capital losses and other taxable income, other than any net capital gain, reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax-exempt interest income (which is the excess of our gross tax-exempt interest income over certain disallowed deductions) (the “Annual Distribution Requirement”). We intend to distribute annually all or substantially all of such income. Generally, if we fail to meet this Annual Distribution Requirement for any taxable year, we will not be eligible for RIC tax treatment for such taxable year. To the extent we meet the Annual Distribution Requirement for a taxable year, but retain our net capital gains for investment or any investment company taxable income, we will be subject to U.S. federal income tax on such retained capital gains and investment company taxable income. We may choose to retain our net capital gains for investment or any investment company taxable income, and pay the associated corporate-level U.S. federal income tax, including the 4% U.S. federal excise tax described below.

We are subject to a nondeductible 4% U.S. federal excise tax on certain of our undistributed income, unless we timely distribute (or are deemed to have timely distributed) an amount equal to the sum of:

•	at least 98% of our ordinary income (not taking into account any capital gains or losses) for the calendar year;

•	at least 98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by us to use our taxable year); and

•	any income and gains recognized, but not distributed, from previous years on which we paid no U.S. federal income tax.

While we intend to timely distribute any income and capital gains in order to avoid imposition of this 4% U.S. federal excise tax, we may not be successful in avoiding entirely the imposition of this tax. In that case, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.

We are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our shareholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio, (2) other requirements relating to our status as a RIC, including the Diversification Tests and/or (3) the limitations under one or more of our credit facilities. If we dispose of assets in order to meet the Annual Distribution Requirement or to avoid the 4% U.S. federal excise tax, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given year exceed investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may, for U.S. federal income tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to our shareholders even if such income is greater than the aggregate net income we actually earned during those years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, shareholders may receive a larger capital gain distribution than they would have received in the absence of such transactions.

Failure to Qualify as a RIC

We expect to elect and qualify to be treated as a RIC as of the Initial Drawdown Date and expect to qualify for treatment as a RIC annually thereafter, however no assurance can be provided that we will qualify as a RIC for any taxable year. If we have previously qualified as a RIC, but were subsequently unable to qualify for treatment as a RIC, and certain amelioration provisions are not applicable, we would be subject to U.S. federal income tax on all of our taxable income (including our net capital gains) at regular corporate rates. We would not be able to deduct distributions to shareholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our shareholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate shareholders would be eligible to claim a dividend received deduction with respect to such dividend; non-corporate shareholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. In order to requalify as a RIC, in addition to the other requirements discussed above, we would be required to distribute all of our previously undistributed earnings attributable to the period we failed to qualify as a RIC by the end of the first year that we intend to requalify as a RIC. If we fail to requalify as a RIC for a period greater than two taxable years, we may be subject to regular corporate-level U.S. federal income tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five years.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Company Investments

Certain of our investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause us to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% Gross Income Test. We monitor our transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and to prevent disqualification of us as a RIC but there can be no assurance that we will be successful in this regard.

Taxable Subsidiaries

Some of the income and fees that we may recognize will not satisfy the 90% Gross Income Test. In order to ensure that such income and fees do not disqualify us from RIC tax treatment as a result of a failure to satisfy the 90% Gross Income Test, we may hold assets that generate such income and provide services that generate such fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be required to pay U.S. federal corporate income tax on their earnings, which ultimately will reduce our return on such income and fees.

Debt Instruments

In certain circumstances, we may be required to recognize taxable income prior to the time at which we receive cash. For example, if we hold debt instruments that are treated under applicable tax rules as having OID (such as debt instruments with an end-of-term payment and/or PIK interest payment or, in certain cases, increasing interest rates or issued with warrants), we must include in taxable income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our shareholders in order to satisfy the Annual Distribution Requirement and to avoid the 4% U.S. federal excise tax, even though we will not have received any corresponding cash amount.

Warrants

Gain or loss realized by us from the sale or exchange of warrants acquired by us, as well as any loss attributable to the lapse of such warrants, generally are treated as capital gain or loss. The treatment of such gain or loss as long-term or short-term generally depends on how long we held a particular warrant and on the nature of the disposition transaction.

Foreign Investments

In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the requirement to pass through to our shareholders their share of the foreign taxes paid by us.

Passive Foreign Investment Companies

We may invest in the stock of a foreign corporation, which is classified as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”). In general, we may be required to pay U.S. federal income tax at ordinary income rates on any gains and “excess distributions” with respect to PFIC stock as if such items had been realized ratably over the period during which we held the PFIC stock, plus an interest charge. Certain elections are available under certain circumstances that may allow us to ameliorate the impact of this tax. Such elections, however, may require us to recognize in a year income in excess of our distributions from PFICs and our proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of the 4% U.S. federal excise tax. No assurances can be given that any such election will be available or that, if available, we will make such an election. In addition, the IRS and U.S. Treasury Department have issued regulations that provide that the income inclusions from such an election would be good income for purposes of the 90% Gross Income Test if we receive a distribution of such income from the PFIC in the same taxable year to which the inclusion relates or if the inclusion constitutes income related to our business of investing.

Foreign Currency Transactions

Under the Code, gains or losses attributable to fluctuations in exchange rates which occur between the time we accrue income or other receivables or accrue expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pay such liabilities generally are treated as ordinary income or loss. Similarly, on disposition of debt instruments and certain other instruments denominated in a foreign currency, gains or losses attributable to fluctuations if the value of the foreign currency between the date of acquisition of the instrument and the date of disposition also are treated as ordinary gain or loss. These currency fluctuations-related gains and losses may increase or decrease the amount of our investment company taxable income to be distributed to our shareholders as ordinary income.

Taxation of U.S. Stockholders

Distributions

Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our Common Stock. To the extent such distributions paid by us to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and such distributions (“Qualifying Dividends”) may be eligible for a maximum U.S. federal tax rate of 20%. In this regard, it is anticipated that distributions paid by us generally will not be attributable to dividends and, therefore, generally will not qualify for the 20% maximum rate applicable to Qualifying Dividends.

Distributions of our net capital gains (which are generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains, which are currently taxable at a maximum rate of 20% in the case of individuals or estates, regardless of the U.S. stockholder’s holding period for his, her or its shares of Common Stock and regardless of whether paid in cash or reinvested in additional shares. Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such U.S. stockholder’s Common Stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Although we currently intend to distribute any net long-term capital gains at least annually, we may, in the future, decide to retain some or all of our net long-term capital gains and elect to be deemed to have made a distribution of the retained portion to our stockholders (a “deemed distribution”) under the “designated undistributed capital gains” rule of the code. In that case, among other consequences, we will pay U.S. federal income tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to their allocable share of the U.S. federal income tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their shares of our Common Stock. If the amount of U.S. federal income tax deemed to be paid by a stockholder exceeds the amount of tax due with respect to the deemed distribution, such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our shareholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

We or the applicable withholding agent will provide you with a notice reporting the amount of any ordinary income dividends (including the amount of such dividend, if any, eligible to be treated as qualified dividend income) and capital gain dividends after the end of the calendar year. For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, if we pay you a dividend in January which was declared in the previous October, November or December to shareholders of record on a specified date in one of these months, then the dividend will be treated for tax purposes as being paid by us and received by you on December 31 of the year in which the dividend was declared. If a stockholder purchases shares of our stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the stockholder will be subject to U.S. federal income tax on the distribution even though it represents a return of its investment. In addition, if a stockholder purchases shares of our stock at a time when there is a built-in gain in the assets of the Company or the Company has undistributed income or gains, the price of the shares will include the built-in gain or undistributed income or gains and the stockholder will be subject to U.S. federal income tax on the distribution of such built-in gain (when recognized) or the undistributed income or gains even though it represents a return of its investment.

Dispositions

A U.S. stockholder generally will recognize gain or loss on the sale, exchange or other taxable disposition of shares of our Common Stock in an amount equal to the difference between the U.S. stockholder’s adjusted basis in the shares disposed of and the amount realized on their disposition. Generally, gain recognized by a U.S. stockholder on the disposition of shares of our Common Stock will result in capital gain or loss to a U.S. stockholder, and will be a long-term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss recognized by a U.S. stockholder upon the disposition of shares of our Common Stock held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain dividend) by the U.S. stockholder. A loss recognized by a U.S. stockholder on a disposition of shares of our Common Stock will be disallowed as a deduction if the U.S. stockholder acquires additional shares of our Common Stock within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed. In this case, the basis of the shares acquired will be adjusted to reflect the disallowed loss.

Tax Shelter Reporting Regulations

Under applicable U.S. Treasury Regulations, if a U.S. stockholder recognizes a loss with respect to shares of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

Backup Withholding

We are required, in certain circumstances, to backup withhold on taxable dividends or distributions paid to non-corporate U.S. stockholders who do not furnish us or the dividend-paying agent with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Limitation on Deduction for Certain Expenses

For any period that we do not qualify as a “publicly offered regulated investment company,” as defined in the Code, shareholders will be taxed as though they received a distribution of some of our expenses. A “publicly offered regulated investment company” is a RIC whose shares are either (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. We anticipate that we will qualify as a publicly offered RIC immediately after this offering and the concurrent preferred stock offering described elsewhere herein, but no certainty can be provided that we will be successful in doing so or, if successful, whether we will continue to so qualify in future periods. If we are not a publicly offered RIC for any period, a non-corporate U.S. stockholder’s allocable portion of our affected expenses, including our management fees, will be treated as an additional distribution to the stockholder and will be deductible by such stockholder only to the extent permitted under the limitations described below. For taxable years beginning before January 1, 2026, non-corporate U.S. stockholders, including individuals, trusts, and estates, such amounts generally will not be entitled to a deduction for such expenses. For taxable years beginning after December 31, 2025, the ability of such non-corporate taxpayers to deduct such expenses will be subject to significant limitations. In particular, these expenses, referred to as miscellaneous itemized deductions, are deductible to an individual only to the extent they exceed 2% of such a stockholder’s adjusted gross income, and are not deductible for alternative minimum tax purposes.

U.S. Taxation of Tax-Exempt U.S. Stockholders

A U.S. stockholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. stockholder of the activities we propose to conduct could give rise to UBTI. However, a BDC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its shareholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. stockholder generally should not be subject to U.S. taxation solely as a result of the stockholder’s ownership of shares of Common Stock and receipt of dividends with respect to such shares. Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. stockholder. Therefore, a tax-exempt U.S. stockholder should not be treated as earning income from “debt-financed property” and dividends we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to tax-exempt investors could be adversely affected. In addition, special rules would apply if we were to invest in certain real estate investment trusts or other taxable mortgage pools, which we do not currently plan to do, that could result in a tax-exempt U.S. stockholder recognizing income that would be treated as UBTI.

Taxation of Non-U.S. Stockholders

Distributions and Dispositions

In general, Non-U.S. stockholders that are not otherwise engaged in a U.S. trade or business will not be subject to U.S. federal income tax on distributions paid by us. However, distributions of our “investment company taxable income” generally are subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current or accumulated earnings and profits unless an applicable exception applies. No withholding will be required with respect to such distributions if (i) the distributions are properly reported to our stockholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied. We anticipate that distributions of a substantial portion of investment company taxable income will be reported as interest-related dividends or short-term capital gain dividends that are exempt from withholding, but no assurance can be provided that any of our distributions will qualify for this exemption. However, it is expected that Non-U.S. stockholders will be subject to withholding of U.S. federal income tax at a 30% rate (or a lower rate provided by an applicable income tax treaty) on a meaningful portion of the dividends paid to Non-U.S. stockholders.

If such distributions of our investment company taxable income are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if a treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder), we will not be required to withhold U.S. federal tax from such distributions if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.

Actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, properly reported by us as capital gain dividends and gains realized by a Non-U.S. stockholder upon the sale, exchange or other taxable disposition of our Common Stock generally will not be subject to U.S. federal or withholding income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the U.S.) or, in the case of an individual, the Non-U.S. stockholder was present in the U.S. for 183 days or more during the taxable year and certain other conditions are met.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the corporate-level U.S. federal income tax we pay on the capital gains deemed to have been distributed; however, in order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

If any actual or deemed distributions of our net capital gains, or any gains realized upon the sale, exchange or other taxable disposition of our Common Stock, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the Non-U.S. stockholder), such amounts will be subject to U.S. income tax, on a net income basis, in the same manner, and at the graduated rates applicable to, a U.S. stockholder. For a corporate Non-U.S. stockholder, the after-tax amount of distributions (both actual and deemed) and gains realized upon the sale, exchange or other taxable disposition of our Common Stock that are effectively connected to a U.S. trade or business (and, if a treaty applies, are attributable to a U.S. permanent establishment), may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty). Aside from the above or as discussed below, non-U.S. stockholders generally will not be subject to U.S. federal income or withholding with respect to gain recognized on the sale or other taxable disposition of shares.

Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

If we were unable to qualify for treatment as a RIC, any distributions by us would be treated as dividends to the extent of our current and accumulated earnings and profits. We would not be eligible to report any such dividends as interest-related dividends, short-term capital gain dividends, or capital gain dividends. As a result, any such dividend paid to a Non-U.S. stockholder that is not effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if an income tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. stockholder in the U.S.) would be subject to the 30% (or reduced applicable treaty rate) withholding tax discussed above regardless of the source of the income giving rise to such distribution. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Non-U.S. stockholder’s tax basis, and any remaining distributions would be treated as a gain from the sale of the Non-U.S. stockholder’s shares subject to taxation as discussed above. For the consequences to the Company for failing to qualify as a RIC, see “Failure to Qualify as a RIC” above.

Backup Withholding and Information Reporting

U.S. Stockholders

Information returns are required to be filed with the IRS in connection with dividends on the Common Stock and proceeds received from a sale or other disposition of the Common Stock to a U.S. stockholder unless the U.S. stockholder is an exempt recipient. U.S. stockholders may also be subject to backup withholding on these payments in respect of the Common Stock unless such U.S. stockholder provides its taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules or provides proof of an applicable exemption.

Non-U.S. Stockholders

Information returns are required to be filed with the IRS in connection with payment of dividends on the Common Stock to Non-U.S. stockholders. Unless a Non-U.S. stockholder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the Common Stock. A Non-U.S. stockholder who is a nonresident alien individual may be subject to information reporting and backup-withholding of U.S. federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a U.S. stockholder’s or Non-U.S. stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either: (i) enter into an agreement with the U.S. Department of Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends (and in the future, potentially certain other payments). The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on payments to foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% U.S. owner or provide the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a Non-U.S. stockholder and the status of the intermediaries through which they hold their shares, Non-U.S. stockholders could be subject to this 30% withholding tax with respect to distributions on their shares and proceeds from the sale of their shares. Under certain circumstances, a Non-U.S. stockholder might be eligible for refunds or credits of such taxes.

ITEM 1A.	RISK FACTORS

Investing in our Common Stock involves a number of significant risks. Before you invest in our Common Stock, you should carefully consider these risk factors, together with all of the other information included in this Registration Statement and other reports and documents filed by us with the SEC. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value could decline and you may lose all or part of your investment. The risk factors presented below are those we believe to be the principal risk factors associated with our Company given our investment objectives, investment policies and capital structure.

Risks Related to our Business and Structure

We have no operating history as a BDC.

The Company is newly-formed and has no operating history as a BDC. As a result, we are subject to many of the business risks and uncertainties associated with recently formed businesses, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially. In addition, we may be unable to generate sufficient revenue from our operations to make or sustain distributions to our shareholders.

We operate in a highly competitive market for investment opportunities and we may not be able to compete effectively.

Our competitors include both existing and newly formed equity and debt focused public and private funds, other BDCs, investment banks, venture-oriented banks, commercial financing companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. One or more of our competitors may have or develop relationships with TPC’s select group of leading venture capital investors. We may also be limited in our ability to make an investment pursuant to the restrictions under the 1940 Act to the extent one or more of our affiliates has an existing investment with such obligor. Additionally, many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. For example, we believe some of our competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and potentially establish more relationships than we do. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or to the distribution and other requirements we must satisfy to maintain our ability to be subject to tax as a RIC.

The competitive pressures we face may have a material adverse effect on our financial condition, results of operations and cash flows. We do not compete primarily on the financing terms we offer and believe that some competitors make loans with rates that are comparable or lower than our rates. We may lose some investment opportunities if we do not match our competitors’ pricing, terms and structure. However, if we match our competitors’ pricing, terms and structure, we may experience decreased net interest income, lower yields and increased risk of credit loss. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we may not be able to identify and make investments that are consistent with our investment objective.

Most of our portfolio investments will be recorded at fair value as determined in good faith by our board of directors, and, as a result, there may be uncertainty as to the value of our portfolio investments.

Most of our portfolio investments will take the form of secured loans, warrants and direct equity investments that are not publicly traded. The fair value of loans, securities and other investments that are not publicly traded may not be readily determinable, and we will value these investments at fair value as determined in good faith by our board of directors, including reflecting significant events affecting the value of our investments. Most, if not all, of our investments (other than cash and cash equivalents) will be classified as Level 3 under ASC 820. This means that our portfolio valuations will be based on unobservable inputs and our own assumptions about how market participants would price the asset or liability in question. Inputs into the determination of fair value of our portfolio investments require significant management judgment or estimation. Even if observable market data are available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. The valuation for each portfolio investment, including our Level 3 investments, will be reviewed at least annually by an independent third-party valuation firm. However, our board of directors does not intend to have de minimis investments of less than 1.0% of our gross assets (up to an aggregate of 10.0% of our gross assets) reviewed by an independent third-party valuation firm.

On a quarterly basis, our board of directors will discuss valuations and determine, in good faith, the fair value of each investment in our portfolio based on the input of our Adviser, the independent third-party valuation firm and the Audit Committee. The types of factors that our board of directors will take into account in determining the fair value of our investments generally will include, as appropriate, such factors as yield, maturity and measures of credit quality, the enterprise value of the company, the nature and realizable value of any collateral, the company’s ability to make payments and its earnings and discounted cash flow, our assessment of the support of their venture capital investors, the markets in which the company does business, comparisons to similar publicly traded companies and other relevant factors. Because such valuations, and particularly valuations of private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these loans and other investments existed. Our net asset value could be materially and adversely affected if our determinations regarding the fair value of our loans and other investments were materially higher than the values that we ultimately realize upon the disposal of such loans and other investments.

We are dependent upon our executive officers and the senior investment team and members of the Investment Committee of our Adviser, in particular, Messrs. Labe and Srivastava, for our success and upon our Adviser’s access to such individuals pursuant to the Staffing Agreement. If our Adviser were to lose such access, our ability to achieve our investment objective could be significantly harmed.

Our Adviser has entered into the Staffing Agreement with TPC. Pursuant to the Staffing Agreement, TPC makes, subject to the terms of the Staffing Agreement, its investment and portfolio management and monitoring teams available to our Adviser. We believe that the Staffing Agreement will (i) provide us with access to deal flow generated by TPC in the ordinary course of its business; (ii) provide us with access to TPC’s investment professionals, including its senior investment team led by Messrs. Labe and Srivastava, and TPC’s non-investment employees; and (iii) commit certain key senior members of TPC’s investment committee to serve as members of our Adviser’s Investment Committee. We depend on the diligence, skill and network of business contacts of our Adviser’s senior investment team and our executive officers to achieve our investment objective. We cannot assure you that TPC will fulfill its obligations under the Staffing Agreement. Further, the Staffing Agreement may be terminated with 60 days’ prior written notice, and we cannot assure you that the Staffing Agreement will not be terminated by TPC or that our Adviser will continue to have access to the professionals and investment committee of TPC or its information and deal flow. The loss of any such access would limit our ability to achieve our investment objective and operate as we anticipate. This could have a material adverse effect on our financial condition, results of operations and cash flows.

Our business model depends, in part, upon TPC’s relationships with a select group of leading venture capital investors. Any inability of TPC to maintain or develop these relationships, or the failure of these relationships to result in referrals of investment opportunities for us, could materially and adversely affect our business.

We depend upon TPC to maintain industry relationships, including with a select group of leading venture capital investors, and we utilize these relationships to source and identify potential investment opportunities, although this group of leading venture capital investors, which may be modified from time to time, is not obligated to provide us with referrals for investment opportunities. If TPC fails to maintain or develop such relationships, or if we fall out of favor with such venture capital investors, it could decrease our access to these investors or their support and we may not be able to grow our investment portfolio. We can offer no assurance that these relationships will result in any investment opportunities for us in the future. In addition, any harm to the reputation of TPC and/or its select group of leading venture capital investors or their relationships could decrease our deal flow and the outlook of our investments which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our success will depend on the ability of TPC and our Adviser to attract and retain qualified personnel in a competitive environment.

Our growth will require that TPC and our Adviser retain and attract new investment and administrative personnel in a competitive market. Their ability to attract and retain personnel with the requisite credentials, experience and skills depends on several factors including, but not limited to, their and our reputations and their ability to offer competitive wages, benefits and professional growth opportunities. Many of the entities with whom they compete for experienced personnel, including investment funds, have greater resources than they have.

We may not replicate the historical results achieved by the Adviser or members of its senior investment team.

Within venture capital-backed companies, the uses, structures and value propositions of debt financing vary considerably among companies and industries and require a high degree of venture lending and leasing expertise and technology and other high growth industries knowledge, specialization and flexibility from a lender. As a result, we cannot assure you that we will replicate the historical results achieved by the Adviser or members of its senior investment team and we caution you that our investment returns could be substantially lower than the returns achieved by them in prior periods.

Global capital markets could enter a period of severe disruption and instability. These market conditions have historically and could again have a materially adverse effect on debt and equity capital markets in the United States, which could have a materially negative impact on our business, financial condition and results of operations.

The United States and global capital markets have experienced periods of disruption characterized by the freezing of available credit, a lack of liquidity in the debt capital markets, significant losses in the principal value of investments, the re-pricing of credit risk in the broadly syndicated credit market, the failure of certain major financial institutions and general volatility in the financial markets. During these periods of disruption, general economic conditions deteriorated with material and adverse consequences for the broader financial and credit markets, and the availability of debt and equity capital for the market as a whole, and financial services firms in particular, was reduced significantly. These conditions may reoccur for a prolonged period of time or materially worsen in the future. In addition, signs of deteriorating sovereign debt conditions in Europe and concerns of economic slowdown in China create uncertainty that could lead to further disruptions and instability. We may in the future have difficulty accessing debt and equity capital, and a severe disruption in the global financial markets, deterioration in credit and financing conditions or uncertainty regarding U.S. government spending and deficit levels, European sovereign debt, Chinese economic slowdown or other global economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Further downgrades of the U.S. credit rating, impending automatic spending cuts or another government shutdown could negatively impact our liquidity, financial condition and earnings.

Recent U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit-rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. In the future, the U.S. government may not be able to meet its debt payments unless the federal debt ceiling is raised. If legislation increasing the debt ceiling is not enacted, as needed, and the debt ceiling is reached, the U.S. federal government may stop or delay making payments on its obligations, which could negatively impact the U.S. economy and our portfolio companies. In addition, the impact of the federal debt ceiling or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the United States and global financial markets and economic conditions. Absent further quantitative easing by the Federal Reserve, these developments could cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms. In the past, disagreement over the federal budget has caused the U.S. federal government to shut down for periods of time. Continued adverse political and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Global economic, political and market conditions may adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.

The current worldwide financial market situation, as well as various social and political tensions in the United States and around the world, may contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets, and may cause economic uncertainties or deterioration in the United States and worldwide. In addition, the U.S. and global financial markets have in the past and may in the future experience periods of extreme volatility and disruption during economic downturns and recessions. Increases to budget deficits or direct and contingent sovereign debt may create concerns about the ability of certain nations to service their sovereign debt obligations, and risks resulting from any current or future debt crisis in Europe, the United States or elsewhere could have a detrimental impact on the global economy and the financial condition of financial institutions generally. Austerity or other measures that certain countries may implement as part of any debt crisis or disruption to financial markets may adversely affect global or local economic conditions and have an adverse impact on our business and that of our portfolio companies. Global economies are increasingly interconnected, which increases the possibility that conditions in one country or region might adversely impact a different country or region. The severity or duration of these conditions may be affected if policy changes are made by governments or quasi-governmental organizations. For example, in June 2016, citizens of the United Kingdom voted to leave the European Union in a popular referendum (commonly referred to as “Brexit”). In addition, the United Kingdom subsequently invoked Article 50 of the Lisbon Treaty, which triggered a two-year period of negotiations on the terms of Brexit. The initial two-year period has been extended and it is possible that the negotiation period may be further extended, however, it remains unclear whether negotiations will be successful and what form the future relationship between the United Kingdom and the European Union will take. Brexit may have a significant impact on the economies of the United Kingdom and Europe as well as the broader global economy, which may cause increased volatility and illiquidity, and potentially lower economic growth in these markets. In addition, other member states may contemplate departing the European Union, which could perpetuate political and economic instability in the region and cause additional market disruption in global financial markets. There is also continued concern about national-level support for the Euro and the accompanying coordination of fiscal and wage policy among European Economic and Monetary Union member countries. In addition, the fiscal and monetary policies of foreign nations, such as Russia and China, may have a severe impact on the worldwide and U.S. financial markets. The United States may also potentially withdraw from or renegotiate various trade agreements and/or take other actions that would change current trade or fiscal policies of the United States. We cannot predict the effects of these or similar events in the future on the U.S. economy and securities markets or on our investments. We monitor developments and seek to manage our investments in a manner consistent with achieving our investment objective, but there can be no assurance that we will be successful in doing so.

Terrorist attacks, acts of war or natural disasters may impact the businesses in which we invest and harm our business, operating results and financial condition.

Terrorist acts, acts of war or natural disasters may disrupt our operations, as well as the operations of the businesses in which we invest. Such acts have created, and continue to create, economic and political uncertainties and have contributed to global economic instability. Future terrorist activities, military or security operations, or natural disasters could further weaken the domestic/global economies and create additional uncertainties, which may negatively impact the businesses in which we invest directly or indirectly and, in turn, could have a material adverse impact on our business, operating results and financial condition. Losses from terrorist attacks and natural disasters are generally uninsurable.

The nature of our approach to our business may lead to volatility and variability from period to period with respect to new originations. Our financial condition and results of operations depends upon our ability to effectively manage credit, deploy capital and grow our business.

Our ability to achieve our investment objective depends on our Adviser’s ability to manage our business and to grow our investments and earnings. This depends on our Adviser’s ability to identify, invest in and monitor companies that meet our underwriting criteria. Furthermore, our Adviser may choose to slow or accelerate new business originations depending on market conditions, rate of investment of TPC’s select group of leading venture capital investors, our Adviser’s knowledge, expertise and experience, and other market dynamics. The achievement of our investment objective on a cost-effective basis depends upon our Adviser’s execution of our investment process, its ability to provide competent, attentive and efficient services to us and, to a lesser extent, our access to financing on acceptable terms. Accomplishing this result on a cost-effective basis is largely a function of our Adviser’s origination capabilities, management of the investment process, ability to provide efficient services and access to financing sources on acceptable terms. Our Adviser’s senior investment team also has substantial responsibilities in connection with the management of TPC’s other investment vehicles and business segments. These activities may distract them from servicing new investment opportunities for us or slow our rate of investment. Any failure to manage our business and our future growth effectively could have a material adverse effect on our financial condition, results of operations and cash flows.

We will be subject to corporate-level U.S. federal income tax if we are unable to qualify for tax treatment as a RIC under Subchapter M of the Code.

Although we expect to be treated as a RIC as of the Initial Drawdown Date, no assurance can be given that we will be able to qualify for and maintain our qualification as a RIC. To obtain and maintain our qualification as a RIC, we must meet the following source-of-income, asset diversification, and distribution requirements.

The source-of-income requirement will be satisfied if we obtain at least 90% of our gross income for each year from dividends, interest, foreign currency, payments with respect to loans of certain securities, gains from the sale of stock or other securities, net income from certain “qualified publicly traded partnerships,” or similar sources.

The asset diversification requirement will be satisfied if we meet certain asset diversification requirements at the end of each quarter of our taxable year. Specifically, at least 50% of the value of our assets must consist of cash, cash-equivalents (including receivables), U.S. government securities, securities of other RICs, and other acceptable securities if such securities or any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and no more than 25% of the value of our assets can be invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet those requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of our qualification as a RIC. Because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

The Annual Distribution Requirement will be satisfied if we distribute to our shareholders on an annual basis at least 90% of our “investment company taxable income,” which is generally our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. Because we may use debt financing, we are subject to (i) certain asset coverage ratio requirements under the 1940 Act and may, in the future, be subject to (ii) certain financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirement. If we are unable to obtain cash from other sources, we could fail to qualify as a RIC.

If we fail to qualify as a RIC for any reason and therefore become subject to corporate-level U.S. federal income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions.

We may have difficulty paying our required distributions if we recognize income before, or without, receiving cash representing such income.

For U.S. federal income tax purposes, in certain circumstances, we may be required to recognize taxable income prior to when we receive cash, such as the accrual of end-of-term payments, PIK interest payments, OID, equity “kickers” in the form of warrants and/or direct equity investments. Our end-of-term payments are contractual and fixed interest payments due at the maturity date of the loan, including upon prepayment, and are a fixed percentage of the original principal balance of the loan. OID decreases our loan balance by an amount equal to the cost basis of the upfront warrant investment received and certain capitalized fees we receive in connection with our loan and is recognized by us as non-cash income over the life of the secured loan. Our secured loans generally include an end-of-term payment and/or PIK interest payment. Such payments, which could be significant relative to our overall investment activities are included in income before we receive any corresponding cash payment. We are also required to include in income certain other amounts that we will not receive in cash, including OID.

To the extent original issue discount instruments, such as zero coupon bonds and PIK loans, constitute a significant portion of our income, investors will be exposed to typical risks associated with such income that are required to be included in taxable and accounting income prior to receipt of cash, including the following: (a) the higher interest rates of PIK loans reflect the payment deferral and increased credit risk associated with these instruments, and PIK instruments generally represent a significantly higher credit risk than coupon loans; (b) PIK loans may have unreliable valuations because their accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral; (c) market prices of zero-coupon or PIK securities are affected to a greater extent by interest rate changes and may be more volatile than securities that pay interest periodically and in cash; (d) because original issue discount income is accrued without any cash being received by us, required cash distributions may have to be paid from offering proceeds or the sale of our assets without investors being given any notice of this fact; (e) the deferral of PIK interest increases the loan-to-value ratio, which is a measure of the riskiness of a loan; (f) even if the accounting conditions for income accrual are met, the borrower could still default when our actual payment is due at the maturity of the loan; (g) original issue discount creates risk of non-refundable cash payments to our Adviser on-cash accruals that may never be realized; and (h) because original issue discount will be included in our “investment company taxable income” for the year of the accrual, we may be required to make distributions to shareholders to satisfy the Annual Distribution Requirement applicable to RICs, even where we have not received any corresponding cash amount.

Since, in these cases we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the requirement to distribute at least 90% of our net ordinary income and net realized short-term capital gains in excess of net realized long-term capital losses, if any, to maintain our tax treatment as a RIC and to avoid a 4% U.S. federal excise tax on certain of our undistributed income. In such a case, we may have to sell some of our investments at times we would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain sufficient cash from other sources, we may fail to qualify for tax treatment as a RIC and thus be subject to corporate-level U.S. federal income tax.

You may not receive distributions or our distributions may not grow over time.

We intend to make distributions on a quarterly basis to our shareholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. Our ability to pay distributions might be materially and adversely affected by the impact of one or more of the risks described herein. Due to the asset coverage test applicable to us under the 1940 Act as a BDC, we may be limited in our ability to make distributions. All distributions will be made at the discretion of our board of directors and will depend on our earnings, financial condition, maintenance of RIC status, compliance with applicable BDC regulations and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will make distributions to our shareholders in the future.

Regulations governing our operation as a BDC affect our ability to, and the way in which we, borrow for investment purposes, which may have a negative effect on our growth. As a BDC, borrowing for investment purposes may expose us to risks, including the typical risks associated with leverage.

As a result of the Annual Distribution Requirement to qualify for tax treatment as a RIC, we may need to access capital periodically to fund new investments in portfolio companies. Currently, we may issue “senior securities,” including borrowing money from banks or other financial institutions only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance. If we issue senior securities, we will be exposed to risks associated with leverage, including an increased risk of loss. Our ability to issue different types of securities is also limited. Compliance with RIC distribution requirements may unfavorably limit our investment opportunities and reduce our ability in comparison to other companies to profit from favorable spreads between the rates at which we can borrow and the rates at which we can lend.

We may borrow to fund investments. If the value of our assets declines, we may be unable to satisfy the asset coverage test under the 1940 Act, which would prohibit us from paying distributions and could prevent us from qualifying for tax treatment as a RIC, which would generally result in a corporate-level U.S. federal income tax on any income and net gains. If we cannot satisfy the asset coverage requirement, we may be required to sell a portion of our investments and, depending on the nature of our debt financing, repay a portion of our indebtedness at a time when such sales may be disadvantageous. Also, any amounts that we use to service our indebtedness would not be available for distributions to our shareholders.

We may borrow money, which would magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us.

The use of leverage magnifies the potential for gain or loss on amounts invested and, therefore, increases the risks associated with investing in our securities. We may borrow from and issue senior debt securities to banks, insurance companies and other lenders in the future. Holders of these senior securities will have fixed dollar claims on our assets that are superior to the claims of our shareholders, and we would expect such lenders to seek recovery against our assets in the event of a default. If the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could also negatively affect our ability to make dividend payments on our stock. Leverage is generally considered a speculative investment technique. Our ability to service any debt that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. In addition, our common shareholders will bear the burden of any increase in our expenses as a result of leverage.

As a BDC, generally, we are required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include all of our borrowings and any preferred stock that we may issue in the future, of at least 150%. For additional information about the asset coverage requirements, see “Item 1. Business — Regulation —Senior Securities.” If this ratio declines below 150%, we cannot incur additional debt and could be required to sell a portion of our investments to repay some indebtedness when it is disadvantageous to do so. This could have a material adverse effect on our operations, and we may not be able to service our debt or make distributions.

Provisions in our debt obligations may limit our discretion in operating our business.

Any security interests and/or negative covenants required by a Credit Facility we enter into or notes we issue in the future may limit our ability to create liens on assets to secure additional debt and may make it difficult for us to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing. Any Credit Facility we may enter into in the future may be collateralized by all or a portion of our loans and securities on which the lenders may have a security interest. We may pledge up to 100% of our assets and may grant a security interest in all of our assets under the terms of any debt instrument we enter into with lenders. We expect that any security interests we grant will be set forth in a pledge and security agreement and evidenced by the filing of financing statements by the agent for the lenders. In addition, we expect that the custodian for our securities serving as collateral for such loan would include in its electronic systems notices indicating the existence of such security interests and, following notice of occurrence of an event of default, if any, and during its continuance, will only accept transfer instructions with respect to any such securities from the lender or its designee. If we were to default under the terms of any debt instrument, the agent for the applicable lenders would be able to assume control of the timing of disposition of any or all of our assets securing such debt, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, any security interests, as well as negative covenants under any Credit Facility, may limit our ability to create liens on assets to secure additional debt and may make it difficult for us to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing. In addition, if our borrowing base under a Credit Facility were to decrease, we would be required to secure additional assets in an amount equal to any borrowing base deficiency. In the event that all of our assets are secured at the time of such a borrowing base deficiency, we could be required to repay advances under such Credit Facility or make deposits to a collection account, either of which could have a material adverse impact on our ability to fund future investments and to make stockholder distributions.

In addition, under a Credit Facility, we will likely be subject to limitations as to how borrowed funds may be used, which may include restrictions on geographic and industry concentrations, loan size, payment frequency and status, average life, collateral interests and investment ratings, as well as regulatory restrictions on leverage, which may affect the amount of funding that may be obtained. There may also be certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs, a violation of which could limit further advances and, in some cases, result in an event of default. An event of default under a Credit Facility could result in an accelerated maturity date for all amounts outstanding thereunder, which could have a material adverse effect on our business and financial condition. This could reduce our revenues and, by delaying any cash payment allowed to us under a Credit Facility until the lenders have been paid in full, reduce our liquidity and cash flow and impair our ability to grow our business and maintain our qualification as a RIC.

We may default under any Credit Facility or be unable to amend, repay or refinance any such Credit Facility on commercially reasonable terms, or at all, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In the event we default under a Credit Facility or other borrowings, our business could be adversely affected as we may be forced to sell a portion of our investments quickly and prematurely at prices that may be disadvantageous to us in order to meet our outstanding payment obligations and/or support working capital requirements under such Credit Facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. An event of default under the terms of a Credit Facility could result in an accelerated maturity date for all amounts outstanding thereunder, and in some instances, lead to a cross-default under other borrowings. This could reduce our liquidity and cash flow and impair our ability to grow our business. As part of certain credit facilities, the right to make capital calls of investors may be pledged as collateral to the lender, which will be able to call for capital contributions upon the occurrence of an event of default under such Credit Facility. To the extent such an event of default does occur, investors could therefore be required to fund any shortfall up to their remaining Capital Commitments, without regard to the underlying value of their investment.

We are exposed to risks associated with changes in interest rates. To the extent that we use interest rate hedging transactions, we may expose ourselves to risks resulting from the use thereof.

General interest rate fluctuations and changes in credit spreads on floating rate loans may have a substantial negative impact on our investments and investment opportunities and we generally do not expect to engage in interest rate hedging transactions. An increase in interest rates would make it more expensive to use debt to finance our investments. Decreases in credit spreads on debt that pays a floating rate of return would have an impact on the income generation of our floating rate assets. Trading prices for debt that pays a fixed rate of return tend to fall as interest rates rise. Trading prices tend to fluctuate more for fixed rate securities that have longer maturities.

To the extent that we use instruments such as interest rate swaps, caps, collars and/or floors to seek to hedge against fluctuations in the relative values of our fixed-rate portfolio positions and/or to hedge against the impact on our net investment income from changes in market interest rates, we may expose ourselves to risks associated with such transactions. We believe that any hedging transactions that we enter into in the future will not be considered “qualifying assets” under the 1940 Act, which may limit our hedging strategy more than other companies that are not subject to the 1940 Act.

Hedging transactions do not eliminate the risks associated with possible interest rate fluctuations on the value of our investments. These risks include: (i) the possibility that the market will move in a manner or direction that would have resulted in gain for us had an interest rate hedging transaction not been utilized, in which case our performance would have been better had we not engaged in the interest rate hedging transaction; (ii) the risk of imperfect correlation between the risk sought to be hedged and the interest rate hedging transaction used; (iii) potential illiquidity for the hedging instrument used, which may make it difficult for us to close-out or unwind an interest rate hedging transaction; and (iv) the possibility that the counterparty fails to honor its obligation. Furthermore, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the interest rate being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy.

As a BDC, we may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are qualifying assets. See “Item 1. Business — Regulation — Qualifying Assets.” In this regard, investments in foreign companies, among others, are not deemed to be qualifying assets for purposes of the 70% qualifying asset test. As a result, we may be precluded from investing in what we believe to be attractive investments in foreign companies (as well as other investments if such other investments are not qualifying assets for purposes of the 1940 Act) as a result of the 70% qualifying asset test. Moreover, if we do not invest a sufficient portion of our assets in qualifying assets, we could violate the 1940 Act provisions applicable to BDCs. Similarly, these rules could prevent us from making follow-on investments in existing portfolio companies (which could result in the dilution of our position) or could require us to dispose of investments at inappropriate times in order to come into compliance with the 1940 Act. Because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

If we do not maintain our status as a BDC, we would be subject to regulation as a registered closed-end investment company under the 1940 Act. As a registered closed-end investment company, we would be subject to substantially more regulatory restrictions under the 1940 Act, which would significantly decrease our operating flexibility.

We may experience fluctuations in our quarterly operating results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including our originations and underwriting processes, the interest rate payable on the secured loans we acquire, any prepayment made on our secured loans, the timing and amount of any warrant or equity investment returns, the timing of any drawdowns requested by our borrowers, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. In light of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

We are an emerging growth company under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make an investment in shares of our Common Stock less attractive to investors.

We are and we will remain an emerging growth company as defined in the JOBS Act for up to five years following the completion of our offering or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. (iii) the date on which we have, during the previous three year period, issued more than $1 billion in non-convertible debt, or (iv) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting pursuant to Section 13(a) or 15(d) of the Exchange Act for at least 12 months. For so long as we remain an emerging growth company we have taken and will continue to be able to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and new or revised accounting standards until such time as those standards apply to private companies.

Because of the exemptions from various reporting requirements provided to us as an emerging growth company under the JOBS Act, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Uncertainty about U.S. presidential administration initiatives could negatively impact our business, financial condition and results of operations.

The current administration has called for significant changes to U.S. trade, healthcare, immigration, foreign and government regulatory policy. In this regard, there is significant uncertainty with respect to legislation, regulation and government policy at the federal level, as well as the state and local levels. Recent events have created a climate of heightened uncertainty and introduced new and difficult-to-quantify macroeconomic and political risks with potentially far-reaching implications. There has been a corresponding meaningful increase in the uncertainty surrounding interest rates, inflation, foreign exchange rates, trade volumes and fiscal and monetary policy. To the extent the U.S. Congress or the current administration implements changes to U.S. policy, those changes may impact, among other things, the U.S. and global economy, international trade and relations, unemployment, immigration, corporate taxes, healthcare, the U.S. regulatory environment, inflation and other areas. Although we cannot predict the impact, if any, of these changes to our business, they could adversely affect our business, financial condition, operating results and cash flows. Until we know what policy changes are made and how those changes impact our business and the business of our competitors over the long term, we will not know if, overall, we will benefit from them or be negatively affected by them.

We cannot predict how tax reform legislation will affect us, our investments, or our shareholders, and any such legislation could adversely affect our business.

Legislative or other actions relating to taxes could have a negative effect on us. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. In December 2017, the Tax Cuts and Jobs Act was enacted into law. The Tax Cuts and Jobs Act made changes to the Code, including significant changes to, among other things, the taxation of business entities, the deductibility of interest expense, and the tax treatment of capital investment. We cannot predict with certainty how any changes in the tax laws might affect us, our shareholders, or our portfolio investments. New legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could significantly and negatively affect our ability to qualify for tax treatment as a RIC or the U.S. federal income tax consequences to us and our shareholders of such qualification, or could have other adverse consequences. Shareholders are urged to consult with their tax advisor regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our securities.

Our board of directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.

Our board of directors will have the authority to modify or waive our investment objective, current operating policies, investment criteria and strategies without prior notice without stockholder approval. However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current operating policies, investment criteria and strategies would have on our business, net asset value, operating results and value of our stock. However, the effects might be adverse, which could negatively impact our ability to pay you dividends and cause you to lose all or part of your investment.

The failure in cyber security systems, as well as the occurrence of events unanticipated in our Adviser’s disaster recovery systems and management continuity planning or a support failure from external providers during a disaster could impair our ability to conduct business effectively.

The occurrence of a disaster, such as a cyber-attack against us or against a third-party that has access to our data or networks, a natural catastrophe, an industrial accident, failure of our disaster recovery systems, or consequential employee error, could have an adverse effect on our ability to communicate or conduct business, negatively impacting our operations and financial condition. This adverse effect can become particularly acute if those events affect our electronic data processing, transmission, storage, and retrieval systems, or impact the availability, integrity, or confidentiality of our data.

We depend heavily upon computer systems to perform necessary business functions. Despite our implementation of a variety of security measures, our computer systems, networks, and data, like those of other companies, could be subject to cyber-attacks and unauthorized access, use, alteration, or destruction, such as from physical and electronic break-ins or unauthorized tampering. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary, and other information processed, stored in, and transmitted through our computer systems and networks. Such an attack could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption and result in disrupted operations, misstated or unreliable financial data, regulatory penalties, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships, any of which could have a material adverse effect on our business, financial condition and results of operations.

Third parties with which we do business may also be sources of cybersecurity or other technological risk. We outsource certain functions and these relationships allow for the storage and processing of our information, as well as client, counterparty, employee, and borrower information. While we engage in actions to reduce our exposure resulting from outsourcing, ongoing threats may result in unauthorized access, loss, exposure, destruction, or other cybersecurity incident that affects our data, resulting in increased costs and other consequences as described above.

The effect of global climate change may impact the operations of our portfolio companies.

There may be evidence of global climate change. Climate change creates physical and financial risk and some of our portfolio companies may be adversely affected by climate change. Extreme weather conditions in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions. In December 2015 the United Nations, of which the U.S. is a member, adopted a climate accord (the “Paris Agreement”) with the long-term goal of limiting global warming and the short-term goal of significantly reducing greenhouse gas emissions. The U.S. ratified the Paris Agreement, which entered into force on November 4, 2016; however, on August 4, 2017, the United States submitted communication to the United Nations regarding its intent to withdraw from the Paris Agreement and the earliest date for their complete withdrawal from the Paris Agreement is November 4, 2020.

As a result, some of our portfolio companies may become subject to new or strengthened regulations or legislation that could increase their operating costs and/or decrease their revenues.

Risks Related to Our Conflicts of Interest

Our ability to enter into transactions with our affiliates and to make investments in venture capital-backed companies along with our affiliates is restricted by the 1940 Act which may limit the scope of investment opportunities available to us.

We are prohibited under the 1940 Act from participating in certain transactions with our affiliates without the prior approval of our Independent Directors and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act. In addition, any venture capital-backed company in which we or TPC or its affiliates own 5% or more of its outstanding voting securities will be our affiliate for purposes of the 1940 Act. We are generally prohibited from buying or selling any security from or to such affiliate without the prior approval of our Independent Directors and, in certain cases, the SEC. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include concurrent investments in the same company, without prior approval of our Independent Directors and, in some cases, the SEC. We are prohibited from buying or selling any security from or to any person that controls us or who owns more than 25% of our voting securities or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. As a result of these restrictions, we may be prohibited from (i) buying or selling any security (other than any security of which we are the issuer) from or to any company that is advised or managed by TPC or our Adviser or any of their affiliates or in which TPC or our Adviser or any of their affiliates also hold an interest or (ii) modifying any security that we hold in a company in which TPC or our Adviser or any of their affiliates also hold an interest without the prior approval of the SEC, which may limit our ability to take any action with respect to an existing investment or potential investment regardless of whether we conclude that the action may be in the best interest of our shareholders.

We intend to co-invest with TPC and/or investment funds, accounts and vehicles managed by TPC or its affiliates, including TPVG, where doing so is consistent with our investment strategy as well as applicable law and SEC staff interpretations. We generally are only permitted to co-invest with TPC and/or investment funds, accounts and vehicles managed by TPC or its affiliates, including TPVG, where the only term that is negotiated is price. However, pursuant to the Exemptive Order, we are permitted to co-invest with our affiliates if, among other things, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Independent Directors make certain conclusions in connection with a co-investment transaction, including, but not limited to, that (1) the terms of the potential co-investment transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching in respect of us or our shareholders on the part of any person concerned, and (2) the potential co-investment transaction is consistent with the interests of our shareholders and is consistent with our then-current investment objective and strategies. The Exemptive Order permits greater flexibility to negotiate the terms of co-investments with TPC and/or investment funds, accounts and investment vehicles managed by TPC or its affiliates, including TPVG, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors.

Our investment strategy will include investments in secured loans to companies, together with, in many cases, attached equity “kickers” in the form of warrant investments, and direct equity investments. The Adviser also manages, and in the future may manage, other investment funds, accounts or vehicles that invest or may invest in these companies, including TPVG, a publicly-traded BDC. Subject to the Adviser’s allocation policy and applicable law, other vehicles sponsored or managed by our senior investment team, including TPVG, may also invest in venture capital-backed companies or may have prior investments outstanding to our borrowers. As a result, members of the senior investment team and the Investment Committee of our Adviser, in their roles at the Adviser and TPC, may face conflicts in the allocation of investment opportunities among us and other investment vehicles managed by the Adviser, TPC or their affiliates, including TPVG, with similar or overlapping investment objectives in a manner that is fair and equitable over time and consistent with the Adviser’s allocation policy. Generally, when a particular investment would be appropriate for us as well as one or more other investment funds, accounts or vehicles managed by the Adviser’s senior investment team, such investment will be apportioned by our Adviser’s senior investment team in accordance with (1) our Adviser’s internal conflict of interest and allocation policies, (2) the requirements of the Advisers Act and (3) certain restrictions under the 1940 Act regarding co-investments with affiliates. Co-investment opportunities will be allocated amongst us, TPC and/or investment funds, accounts and vehicles managed by the Adviser, TPC or their affiliates, including TPVG: (1) consistent with both the Adviser’s allocation policies and procedures and the conditions of the Exemptive Order, as applicable; and (2) and in a manner reasonably designed to ensure that investment opportunities are allocated fairly and equitably over time. These procedures could, in certain circumstances, limit whether or not a co-investment opportunity is available to us, the timing of acquisitions and dispositions of investments, the price paid or received by us for investments or the size of the investment purchased or sold by us. See “Item 7. Certain Relationships and Related Transactions, and Director Independence - Policies and Procedures for Managing Conflicts; Co-investment Opportunities.”

Our Adviser may be subject to conflicts of interest with respect to taking actions regarding many investments in which TPC or its affiliates also have an interest.

Although our Adviser has adopted a compliance program that includes conflicts of interest policies and procedures, as well as allocation policies and procedures, that are designed to mitigate the potential actual or perceived conflicts between us, on the one hand, and TPC and its affiliates, on the other hand, it may not eliminate all potential conflicts. TPC and its affiliates may have previously made investments in secured loans, together with, in many cases, attached equity “kickers” in the form of warrant investments, and direct equity investments in some of the same venture capital-backed companies in which we expect to invest. In certain of these circumstances, we may have rights and privileges that give us priority over others associated with the issuer, such as TPC or its affiliates. These rights, if exercised, could have a detrimental impact on the value of the investment made by TPC or its affiliates in the issuer, and as a result our Adviser may not exercise the Company’s rights if the Adviser believes TPC or its affiliates would be disadvantaged by the Company taking such action, even if it is in the best interests of our shareholders. In addition, our Adviser may be subject to a conflict in seeking to make an investment in an issuer in which TPC or its affiliates have already invested, and we may still choose to make such investment, where permissible, subject to any required approval of a majority of our directors who have no financial interest in the investment and a majority of our Independent Directors. In such a scenario, our Adviser may be influenced to make an investment or take actions in order to protect the interests of TPC or its affiliates in the issuer.

Our incentive fee may induce our Adviser to pursue speculative investments and to use leverage when it may be unwise to do so and may create incentives that are not fully aligned with the interests of our shareholders.

The incentive fee payable by us to our Adviser may create an incentive for our Adviser to make investments on our behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement. The way in which the incentive fee payable to our Adviser is determined, which is calculated separately in two components as a percentage of the interest and other investment income in excess of a quarterly minimum hurdle rate and as a percentage of the realized gain on invested capital, may encourage our Adviser to use leverage or take additional risk to increase the return on our investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would disfavor the holders of our Common Stock or of securities convertible into our Common Stock or warrant investments representing rights to purchase our Common Stock or securities convertible into our Common Stock. In addition, our Adviser receives the incentive fee based, in part, upon net capital gains realized on our investments. Unlike the portion of the incentive fee based on investment income, there is no minimum level of gain applicable to the portion of the incentive fee based on net capital gains. As a result, our Adviser may have an incentive to invest more in investments that are likely to result in capital gains as compared to income producing securities or to advance or delay realizing a gain in order to enhance its incentive fee. This practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns. A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to certain of our debt investments and may accordingly result in a substantial increase of the amount of incentive fees payable to our Adviser with respect to our pre-incentive fee net investment income.

We may pay our Adviser an incentive fee on certain investments that include a deferred interest feature.

We underwrite our loans to generally include an end-of-term payment, a PIK interest payment and/or OID. Our end-of-term payments are contractual and fixed interest payments due at the maturity date of the loan, including upon prepayment, and are generally a fixed percentage of the original principal balance of the loan. The portion of our end-of-term payments which equal the difference between our yield-to-maturity and the stated interest rate on the loan are recognized as non-cash income or OID until they are paid. In addition, in connection with our equity related investments, we may be required to accrue OID which decreases the balance on our secured loans by an amount equal to the value of the warrant investments we receive in connection with the applicable secured loan over its lifetime. Under these types of investments, we accrue interest during the life of the loan on the end-of-term payment, PIK interest payment and/or OID but do not receive the cash income from the investment until the end of the term. However, our pre-incentive fee net investment income, which is used to calculate the income portion of our incentive fee, includes accrued interest. Thus, a portion of this incentive fee is based on income that we have not yet received in cash, such as an end-of-term payment, a PIK interest payment and/or OID.

The valuation process for certain of our investments may create a conflict of interest.

For many of our investments, no market-based price quotation is available. As a result, our board of directors determines the fair value of these secured loans, warrant and equity investments in good faith. In connection with that determination, the Adviser’s senior investment team provides our board of directors with valuation recommendations based upon the most recent and available information, including industry outlook, capitalization, financial statements and projected financial results of each portfolio company. In addition, Messrs. Labe and Srivastava, each members of the Adviser’s Investment Committee, have a material pecuniary interest in our Adviser. Messrs. Labe and Srivastava are also members of our board of directors. The participation of our Adviser’s senior investment team in our valuation process, and the pecuniary interest in our Adviser by certain members of our board of directors and the Adviser’s Investment Committee, could result in a conflict of interest as our Adviser’s incentive fee is based, in part, on realized gains and realized and unrealized losses.

There are conflicts related to our other arrangements with our Adviser and our Administrator.

We will enter into the License Agreement, which will grant us a non-exclusive, royalty-free license to use the name “TriplePoint” and the TriplePoint logo. This creates conflicts of interest by us and the Adviser. For example, under the terms of the License Agreement, we will be unable to preclude the Adviser and/or TPC from licensing or transferring the ownership of the “TriplePoint” name to third parties, some of whom may compete against us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of the Adviser or others. Furthermore, in the event the License Agreement is terminated, we will be required to change our name and cease using “TriplePoint” as part of our name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business.

In addition, we will enter into the Administration Agreement with our Administrator pursuant to which we are required to pay our Administrator an amount equal to the allocable portion of our Administrator’s overhead resulting from its obligations under the Administration Agreement, including rent and the allocable portion of the cost of our Chief Compliance Officer and Chief Financial Officer and their respective staffs.

Our Adviser’s liability is limited under the Advisory Agreement and we have agreed to indemnify our Adviser against certain liabilities, which may lead our Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

Under the Advisory Agreement, our Adviser and its professionals and any person controlling or controlled by our Adviser are not liable to us, any subsidiary of ours, our directors, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the Advisory Agreement, except those resulting from acts constituting gross negligence, willful misfeasance, bad faith or reckless disregard of the duties that our Adviser owes to us under the Advisory Agreement. In addition, as part of the Advisory Agreement, we have agreed to indemnify our Adviser and its professionals from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Advisory Agreement, except where attributable to gross negligence, willful misfeasance, bad faith or reckless disregard of such person’s duties under the Advisory Agreement. These protections may lead our Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account.

Our Adviser or our Administrator have the right resign upon 60 days’ notice and we may not be able to find a suitable replacement within that time, or at all, resulting in a disruption in our operations that could materially and adversely affect our financial condition, results of operations and cash flows.

Our Adviser has the right under the Advisory Agreement to resign at any time upon 60 days’ written notice, whether we have found a replacement or not. Similarly, our Administrator has the right under the Administration Agreement to resign at any time upon 60 days’ written notice, whether we have found a replacement or not. If our Adviser or our Administrator were to resign, we may not be able to find a new investment adviser or administrator or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, results of operations and cash flows as well as our ability to pay distributions to our shareholders are likely to be materially and adversely affected and the market price of shares of our Common Stock may decline. In addition, the coordination of our internal management and investment or administrative activities, as applicable, is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Adviser and our Administrator. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may materially and adversely affect our financial condition, results of operations and cash flows.

Risks Related to Our Investments

Economic recessions or downturns could adversely affect our portfolio companies, leading to defaults on our investments, which would harm our operating results.

Many of the portfolio companies in which we expect to make investments are likely to be susceptible to economic slowdowns or recessions and may be unable to repay our loans during such periods. In such event, the number of our non-performing assets is likely to increase and the value of our portfolio is likely to decrease during such periods. Adverse economic conditions may decrease the value of collateral securing some of our loans and debt securities and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing our investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the loans and debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company.

Our portfolio will lack diversification among portfolio companies, which will subject us to a risk of significant loss if one or more of these companies default on their obligations under any of their debt instruments.

Our portfolio may hold a limited number of portfolio companies. Beyond the asset diversification requirements associated with our qualification as a RIC, we will not have fixed guidelines for diversification, and our investments may be concentrated in relatively few companies. As our portfolio is less diversified than the portfolios of some larger funds, we are more susceptible to failure if a single loan fails. Similarly, the aggregate returns we realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment.

Our financial condition, results of operations and cash flows would be negatively affected if a significant portfolio investment fails to perform as expected.

Our total investment in an individual company may be significant. As a result, if a significant investment fails to perform as expected, it may be subject to multiple credit rating downgrades on our internal rating scale within a short period of time. As a result of such deterioration in the performance of a significant investment, our financial condition, results of operations and cash flows could be more negatively affected and the magnitude of the loss could be more significant than if we had made smaller investments in more companies.

Our investment strategy will include a primary focus on venture capital-backed companies, which are subject to many risks, including dependence on the need to raise additional capital, volatility, intense competition, shortened product life cycles, changes in regulatory and governmental programs, periodic downturns, below investment grade ratings, which could cause you to lose all or part of your investment in us.

We intend to invest primarily in venture capital-backed companies, many of which may have narrow product lines and small market shares, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as to general economic downturns, compared to more mature companies. The revenues, income (or losses), and projected financial performance and valuations of venture capital-backed companies can and often do fluctuate suddenly and dramatically. For these reasons, investments in our portfolio companies, if rated by one or more ratings agency, would typically be rated below “investment grade,” which refers to securities rated by ratings agencies below the four highest rating categories. Our target venture capital-backed companies are geographically concentrated and are therefore highly susceptible to materially negative local, political, natural and economic events. In addition, high growth industries are generally characterized by abrupt business cycles and intense competition. Overcapacity in high growth industries, together with cyclical economic downturns, may result in substantial decreases in the value of many venture capital-backed companies and/or their ability to meet their current and projected financial performance to service our debt. Furthermore, venture capital-backed companies also typically rely on venture capital and private equity investors, or initial public offerings, or sales for additional capital.

Venture capital firms in turn rely on their limited partners to pay in capital over time in order to fund their ongoing and future investment activities. To the extent that venture capital firms’ limited partners are unable or choose not to fulfill their ongoing funding obligations, the venture capital firms may be unable to continue operationally and/or financially supporting the ongoing operations of our portfolio companies which could materially and adversely impact our financing arrangement with the portfolio company.

These companies, their industries, their products and customer demand and the outlook and competitive landscape for their industries are all subject to change which could adversely impact their ability to execute their business plans and generate cash flow or raise additional capital that would serve as the basis for repayment of our loans. Therefore, our venture capital-backed companies may face considerably more risk of loss than do companies at other stages of development.

Our investments in early stage companies will involve significant and heightened risks compared to investments in more established companies.

Early stage companies may be more vulnerable than more established companies to adverse business and economic developments. Early stage companies typically have no or only a limited history of profitable operation and are subject to high volatility in revenues, expenses and earnings. They typically do not have viable, developed market-ready products, are engaged in rapidly changing businesses and require substantial additional capital. Early stage companies may have less developed and less comprehensive internal operating procedures, policies, systems and controls than more mature companies, and may be dependent for management on one or a few key persons. Early stage companies, therefore, may lack the management experience or depth to access distribution channels for their products, as well as the necessary product diversification and capital to fund operating expenses and research and development. In addition, the products or technology of such companies may be untested and may be subject to early obsolescence as a result of the development of newer disruptive products or technologies. The ultimate success of these companies may depend on their ability to continually innovate in increasingly competitive markets. These factors make early stage issuers far more likely than their larger counterparts to experience significant operating and financial setbacks that threaten their short-term and long-term viability.

Early stage companies generally require considerable additional capital to develop their products, technologies and markets, acquire customers and achieve or maintain a competitive position. This capital may not be available at all, or may not be available upon terms favorable to the Company. Further, the products, technologies and markets for early stage companies may not develop as anticipated, even after substantial expenditures of capital. Therefore, early stage companies are often more vulnerable to financial failure than companies in later stages of development.

Publicly-traded securities involve significant risks that differ from those associated with privately-traded securities.

In the event a portfolio company completes an initial public offering, we will hold publicly-traded securities in such company. Publicly-traded securities involve significant risks that differ in type and degree from the risks associated with investments in privately-held companies. These risks include greater volatility in the valuation of such companies, increased likelihood of shareholder litigation against such companies, and increased costs associated with each of the aforementioned risks. As a result, the market value of the publicly-traded securities held by the Company may fluctuate significantly.

In addition, we are typically subject to lock-up provisions that prevent us from disposing of our investments for specified periods of time after the initial public offering of a portfolio company. In the event of a sale of any such securities, such securities may be sold at a price lower than they otherwise would have been absent restrictions on transfer and/or for less than their initial cost. We may, therefore, be prevented from realizing what we believe to be their fair value.

Our investments in the technology industry involve significant risks, including highly volatile markets.

We plan to invest in technology companies, which are generally subject to more volatile markets than companies in other industries. The technology industry can be significantly affected by intense competitive pricing pressures, changing global demand, research and development costs, the ability to attract and maintain skilled employees, component prices, short product cycles and rapid obsolescence of technology. Thus, the ultimate success of a technology company may depend on its ability to continually innovate in increasingly competitive markets. In addition, some technology companies may also be negatively affected by failure to obtain timely regulatory approvals, and may be subject to large capital expenditures. It is possible that certain technology companies will not be able to raise additional financing to meet capital-expenditure requirements or may be able to do so only at a price or on terms which are unfavorable to the Company. These risks generate substantial volatility in the fair value of the securities of technology companies that are inherently difficult to predict and, accordingly, investments in the technology industry may lead to substantial losses.

Our portfolio companies typically need additional capital, which may not be readily available.

Venture capital-backed companies may require additional equity financing if their cash flow from operating activities is insufficient to satisfy their continuing growth, working capital and other requirements. Each round of venture financing is typically intended to provide a venture capital-backed company with only enough capital to reach the next stage of development. We cannot predict the circumstances or market conditions under which our venture capital-backed companies will seek additional capital. It is possible that our venture capital-backed companies will not be able to raise additional financing or may be able to do so only at a price or on terms unfavorable to us, either of which would negatively impact our investment returns, the fair value of our portfolio and our ability to restructure our investments. Some of these companies may be unable to obtain sufficient financing from private investors, public or private capital markets or traditional lenders. This may have a significant impact if the companies are unable to obtain certain federal, state or foreign agency approval for their products or the marketing thereof, if regulatory review processes extend longer than anticipated and the companies need continued funding for their operations during these times. Accordingly, financing these types of companies may entail a higher risk of loss than would financing companies that are able to utilize traditional credit sources.

Our future portfolio companies may not draw on any of our unfunded obligations or may draw our outstanding unfunded obligations at a time when our capital is not readily available.

A commitment to extend credit is a formal agreement to lend funds to our portfolio companies as long as there is no violation of any condition established under the agreement. The actual borrowing needs of our portfolio companies under these commitments have historically been lower than the contractual amount of the commitments. A portion of these commitments expire without being drawn upon, and as such, the total amount of unfunded commitments does not reflect our expected future cash funding requirements.

The actual borrowing needs of our portfolio companies may exceed our expected funding requirements, especially during a challenging economic environment when our portfolio companies may be more dependent on our credit commitments due to the lack of available credit elsewhere, an increasing cost of credit or the limited availability of financing from venture capital firms. In addition, investors in some of our portfolio companies may fail to meet their underlying investment commitments due to liquidity or other financing issues, which may increase our portfolio companies’ borrowing needs. Any failure to meet our unfunded credit commitments in accordance with the actual borrowing needs of our portfolio companies may have a material adverse effect on our business, financial condition and results of operations. We intend to use cash flow from normal and early principal repayments, indebtedness, any proceeds from any subsequent equity drawdown, and available cash to fund our outstanding unfunded obligations. However, there can be no assurance that we will have sufficient capital available to fund these commitments as they come due. We may rely on assumptions, estimates, assurances and other information related to potential non-utilization of unfunded commitments by our portfolio companies as well as related to potential exit events, principal prepayments, and fee payments. To the extent these assumptions, estimates, assurances and other information are incorrect or events are delayed, we may not be able to fund commitments as they come due. To the extent we are not able to fund commitments as they come due, we may be forced to sell assets, modify the terms of our commitments or default on our commitments, and as a result, our business could be materially and adversely affected.

Unlike traditional lenders, we intend to offer a flexible payment and covenant structure to our portfolio companies and may choose not to take advantage of certain opportunities due to our long-term investment philosophy to develop and maintain deep and longstanding relationships with TPC’s select group of leading venture capital investors, borrowers and entrepreneurs and to preserve our reputation.

As part of the Four Rs, our core investment philosophy, we will seek to develop and maintain deep and longstanding relationships with TPC’s select group of leading venture capital investors, borrowers and entrepreneurs and to preserve our reputation. Accordingly, our debt-financing products generally will offer borrowers a flexible payment and covenant structure that may not provide us with the same level of protection as more restrictive conditions that traditional lenders typically impose on borrowers. Furthermore, there may be situations with borrowers on our Credit Watch List where we believe that a member of TPC’s select group of venture capital investors intends to, expresses their intent to, or provides subject to milestones or contingencies, continued support, assistance and/or financial commitment to the borrower and our Adviser, based on such representation, may determine to modify or waive a provision or term of our existing loan which we would otherwise be entitled to enforce. The terms of any such modification or waiver may not be as favorable to us as we could have required, or had the right to require, and we may choose to enforce less vigorously our rights and remedies under our loans than traditional lenders due to our investment philosophy to preserve our reputation and maintain a strong relationship with the applicable venture capital investor or borrower based on their representations made to us.

If our portfolio companies are unable to commercialize their technologies, products, business concepts or services, the returns on our investments could be adversely affected.

The value of our investments in our portfolio companies may decline if they are not able to commercialize their technology, products, business concepts or services. Additionally, although some of our portfolio companies may already have a commercially successful product or product line at the time of our investment, information technology, e-commerce, life science, and energy technology-related products and services often have a more limited market or life span than products in other industries. The ultimate success of these companies often depends on their ability to continually innovate in increasingly competitive markets. If they are unable to do so, our investment returns could be adversely affected and their ability to service their debt obligations to us could be impaired. Our portfolio companies may be unable to successfully acquire or develop any new products, and the intellectual property they currently hold may not remain viable. Even if our portfolio companies are able to develop commercially viable products, the market for new products and services is highly competitive and rapidly changing. Neither our portfolio companies nor we will have any control over the pace of technology development. Commercial success is difficult to predict, and the marketing efforts of our portfolio companies may not be successful.

Changes to United States tariff and import/export regulations may have a negative effect on our portfolio companies and, in turn, harm us.

There has been on-going discussion and commentary regarding potential significant changes to United States trade policies, treaties and tariffs. The current administration, along with Congress, has created significant uncertainty about the future relationship between the United States and other countries with respect to the trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States.

Any of these factors could depress economic activity and restrict our portfolio companies’ access to suppliers or customers and have a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us.

If our portfolio companies are unable to protect their intellectual property rights, our business and prospects could be harmed. If our portfolio companies are required to devote significant resources to protecting their intellectual property rights, then the value of our investment could be reduced.

Our future success and competitive position depend in part upon the ability of our venture capital-backed companies to obtain and maintain proprietary technology used in their products and services, which will often represent a significant portion of the collateral securing our loans. Venture capital-backed companies will rely, in part, on patent, trade secret and trademark law to protect that technology, but competitors may misappropriate their intellectual property, and disputes as to ownership of intellectual property may arise. Venture capital-backed companies may have also failed to properly obtain intellectual property ownership that, under intellectual property laws, by default resides with the personnel who created the intellectual property. Consequently, venture capital-backed companies may, from time to time, be required to institute litigation in order to enforce their patents, copyrights or other intellectual property rights, to protect their trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources. Similarly, if a venture capital-backed company is found to infringe upon or misappropriate a third-party’s patent or other proprietary rights, that company could be required to pay damages to such third-party, alter its own products or processes, obtain a license from the third-party and/or cease activities utilizing such proprietary rights, including making or selling products utilizing such proprietary rights. Any of the foregoing events could negatively affect both the company’s ability to service our debt obligation and the value of any equity securities that we own, as well as any collateral securing our obligation.

Our relationship with certain portfolio companies may expose us to our portfolio companies’ trade secrets and confidential information which may require us to be parties to non-disclosure agreements and restrict us from engaging in certain transactions.

Our relationship with some of our portfolio companies may expose us to our portfolio companies’ trade secrets and confidential information (including transactional data and personal data about their employees and clients) that may require us to be parties to non-disclosure agreements and restrict us from engaging in certain transactions. Unauthorized access or disclosure of such information may occur, resulting in theft, loss or other misappropriation. Any theft, loss, improper use, such as insider trading or other misappropriation of confidential information could have a material adverse impact on our competitive positions, our relationship with our portfolio companies and our reputation and could subject us to regulatory inquiries, enforcement and fines, civil litigation and possible financial liability or costs.

Our financial condition, results of operations and cash flows could be negatively affected if we are unable to recover our principal investment as a result of a negative pledge or lack of a security interest on the intellectual property of our venture capital-backed companies.

In some cases, we will collateralize our loans with a secured collateral position in a venture capital-backed company’s assets, which may include a negative pledge or, to a lesser extent, no security on their intellectual property. In the case of a negative pledge, the venture capital-backed company cannot encumber or pledge their intellectual property without our permission. In the event of a default on a loan, the intellectual property of the venture capital-backed company will most likely be liquidated to provide proceeds to pay the creditors of the company. There can be no assurance that our security interest, if any, in the proceeds of the intellectual property will be enforceable in a court of law or bankruptcy court or that there will not be others with senior or pari passu credit interests.

Our portfolio companies may have limited operating histories and financial resources.

We expect our portfolio will consist of investments in companies that have relatively limited operating histories. Generally, very little public information exists about these companies, and we will be required to rely on the ability of our Adviser to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. These companies may be particularly vulnerable to U.S. and foreign economic downturns such as the recent recession and may have limited access to capital. These businesses also frequently have less diverse product lines and a smaller market presence than larger competitors and may experience substantial variations in operating results. They may face intense competition, including from companies with greater financial, technical, operational and marketing resources, and typically depend upon the expertise and experience of a single individual executive or a small management team. Our success depends, in large part, upon the abilities of the key management personnel of our portfolio companies, who are responsible for the day-to-day operations of our portfolio companies. Competition for qualified personnel is intense at any stage of a company’s development. The loss of one or more key managers can hinder or delay a company’s implementation of its business plan and harm its financial condition. Our portfolio companies may not be able to attract and retain qualified managers and personnel. Any inability to do so may negatively affect our investment returns.

In addition, our future portfolio companies may compete with each other for investment or business opportunities and the success of one could negatively impact the other. Furthermore, some of our portfolio companies may do business in regulated industries and could be affected by changes in government regulation. Accordingly, these factors could impair their cash flow or result in other events, such as bankruptcy, which could limit their ability to repay their obligations to us, and may materially and adversely affect the return on, or the recovery of, our investment. As a result, we may lose our entire investment in any or all of our portfolio companies.

The financial projections of our portfolio companies could prove inaccurate.

We generally evaluate the capital structure of portfolio companies on the basis of financial projections prepared by the management of such portfolio companies. These projected operating results are normally based primarily on judgments of the management of the portfolio companies. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. General economic conditions, which are not predictable with accuracy, along with other factors may cause actual performance to fall short of the financial projections that were used to establish a given portfolio company’s capital structure. Because of the leverage that is typically employed by our portfolio companies, this could cause a substantial decrease in the value of our investment in the portfolio company. The inaccuracy of financial projections could thus cause our performance to fall short of our expectations.

We intend to make debt investments in venture capital-backed companies that generally do not have sufficient cash resources to repay our loan in full at the time of its origination.

We intend to invest primarily in venture capital-backed companies that generally do not have sufficient cash-on-hand to satisfy our loan in full at the time we originate the loan. Following our investment, these companies may be unable to successfully scale operations and increase revenue as we had anticipated at the time we made the investment. In certain circumstances, these companies may not be able to generate meaningful customer sales, commitments or orders due to unfavorable market conditions. As a result, the company may not generate sufficient cash flow to service our loan and/or the company’s venture capital investors may no longer provide the company with meaningful invested equity capital to provide a debt financing cushion to our loan. As a consequence, the company may (i) request us to restructure our loan resulting in the delay of principal repayment, the reduction of fees and/or future interest rates and/or the possible loss of principal or (ii) experience bankruptcy, liquidation or similar financial distress. The bankruptcy, liquidation and/or recovery process has a number of significant inherent risks for us as a creditor. Many events in a bankruptcy proceeding are the product of contested matters and adversary proceedings and are beyond the control of the creditors. A bankruptcy filing by one of our portfolio companies may adversely and permanently affect our investment in that company. If the proceeding is converted to liquidation, the liquidation value of the company may not equal the fair value that was believed to exist at the time of our investment. The duration of a bankruptcy, liquidation and/or recovery proceeding is also difficult to predict, and a creditor’s return on investment can be materially and adversely affected by delays until the plan of reorganization or liquidation ultimately becomes effective. The administrative costs in connection with a bankruptcy proceeding are frequently high and would be paid out of the debtor’s estate prior to any return to creditors. Because the standards for classification of claims under bankruptcy law are vague, our influence with respect to the obligations we own may be lost by increases in the number and size of claims or by different treatment. In the early stages of the bankruptcy process, it is often difficult to estimate the extent of, or even to identify, any contingent claims that might be made. In addition, certain claims that have priority by law (for example, claims for taxes) may be substantial.

There may be circumstances when our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

Even though we intend to structure many investments as secured loans, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, and based upon principles of equitable subordination as defined by existing case law, a bankruptcy court could subordinate all or a portion of our claim to that of other creditors and transfer any lien securing such subordinated claim to the bankruptcy estate. The principles of equitable subordination defined by case law have generally indicated that a claim may be subordinated only if its holder is guilty of misconduct or where the senior loan is re-characterized as an equity investment and the senior lender has actually provided significant managerial assistance to the bankrupt debtor. We may also be subject to lender liability claims for actions taken by us with respect to a borrower’s business or instances where we exercise control over the borrower. It is possible that we could become subject to a lender’s liability claim, including as a result of actions taken in rendering significant managerial assistance or actions to compel and collect payments from the borrower outside the ordinary course of business. Such risk of equitable subordination may be potentially heightened with respect to various portfolio investments that we may be deemed to control.

If the assets securing our loans decrease in value then we may lack sufficient collateral to cover losses.

We believe that our borrowers generally will be able to repay our loans from their available capital, future capital-raising transactions or current and/or future cash flow from operations. However, to attempt to mitigate credit risks, we will typically take a secured collateral position. There is a risk that the collateral securing our secured loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise, may be liquidated at a price lower than what we consider to be fair value and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of a borrower to raise additional capital.

In some circumstances, other creditors have claims in priority to our senior lien. Although for certain borrowers, we may be the only form of secured debt (other than potentially specific equipment financing), other borrowers may also have other senior secured debt, such as revolving loans and/or term loans, in priority to our senior lien. At the time of underwriting our loans, we generally will only consider growth capital loans for prospective borrowers with sufficient collateral that covers the value of our loan as well as the revolving and/or term loans that may be in priority to our senior lien; however, there may be instances in which we have incorrectly estimated the current or future potential value of the underlying collateral or the underlying collateral value has decreased, in which case our ability to recover our investment may be materially and adversely affected.

In addition, a substantial portion of the assets securing our investment may be in the form of intellectual property, inventory and equipment and, to a lesser extent, cash and accounts receivable. Intellectual property, if any, that is securing our loan could lose value if, among other things, the borrower’s rights to the intellectual property are challenged or if the borrower’s license to the intellectual property is revoked or expires. Inventory may not be adequate to secure our loan if our valuation of the inventory at the time that we made the loan was not accurate or if there is a reduction in the demand for the inventory.

Similarly, any equipment securing our loan may not provide us with the anticipated security if there are changes in technology or advances in new equipment that render the particular equipment obsolete or of limited value, or if the borrower fails to adequately maintain or repair the equipment. The residual value of the equipment at the time we would take possession may not be sufficient to satisfy the outstanding debt and we could experience a loss on the disposition of the equipment. Any one or more of the preceding factors could materially impair our ability to recover our investment in a foreclosure.

The lack of liquidity in our investments may materially and adversely affect our ability to meet our investment objectives.

The majority of our assets will be invested in illiquid loans and a substantial portion of our investments in leveraged companies will be subject to legal and other restrictions on resale or are otherwise less liquid than more broadly traded public securities. The illiquidity of these investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments.

To the extent that we invest in equity or equity-linked securities of privately-held companies, there can be no assurances that a trading market will develop for the securities that we wish to liquidate, or that the subject companies will permit their shares to be sold through such marketplaces. A lack of initial public offering opportunities for venture capital-backed companies could lead to companies staying longer in our portfolio as private entities that continue to require private funding. This situation may adversely affect the amount of available funding for venture capital-backed companies. A lack of initial public offering opportunities for venture capital-backed companies can also cause some venture capital firms to change their strategies, leading some of them to reduce funding of their portfolio companies and making it more difficult for such companies to access capital and to fulfill their potential, which can result in unrealized depreciation and realized losses on investments in such companies by others such as ourselves who are co-investors in such companies.

Even if a subject portfolio company completes an initial public offering, we are typically subject to lock-up provisions that prohibit us from selling our investments into the public market for specified periods of time after the initial public offering. As a result, the market price of securities that we hold may decline substantially before we are able to sell these securities following an initial public offering.

Any unrealized losses we experience on our investment portfolio may be an indication of future realized losses, which could reduce our funds available for distribution and could materially and adversely affect our ability to service our outstanding borrowings.

As a BDC, we are required to carry our investments at fair value as determined in good faith by or under the direction of our board of directors. Decreases in the market values or fair values of our investments are recorded as unrealized losses. Any unrealized losses in our investment portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to us with respect to the affected investments. This could lead to realized losses in the future and ultimately in reductions of our funds available for distribution in future periods and could materially and adversely affect our ability to service our outstanding borrowings.

Because we do not intend to hold controlling equity interests in our portfolio companies, we do not expect to be able to exercise control over our portfolio companies or prevent decisions by management that could decrease the value of our investment.

We do not intend to hold controlling equity positions in any of our portfolio companies. As a result, we will be subject to the risk that a portfolio company may make business decisions with which we disagree and that the management and/or shareholders of a portfolio company may take risks or otherwise act in ways that are materially adverse to our interests. Due to the lack of liquidity of the debt and equity investments that we expect to hold in our portfolio, we may not be able to dispose of our investments in the event we disagree with the actions of a portfolio company and may therefore suffer a decrease in the value of our investment.

We may suffer a loss if a portfolio company defaults on a loan, including the entire or partial loss of the accrued PIK interest, the end-of-term payment and/or OID, such as warrant investments and facility fees due to us.

Our debt-financing products will generally offer a flexible payment and covenant structure to our portfolio companies that may not provide the same level of protection to us as more restrictive conditions that traditional lenders typically impose on borrowers. For example, our secured loans will generally include an end-of term payment, PIK interest payment and/or OID, such as warrant investments and facility fees. If a portfolio company fails to satisfy financial or operating covenants imposed by us or other lenders, the company may default on our loan which could potentially lead to termination of its loans and foreclosure on its assets.

If a portfolio company defaults under our loan, this could trigger cross-defaults under other agreements and jeopardize such portfolio company’s ability to meet its obligations under the loans or equity securities that we hold, including payment to us of the end-of-term payment, PIK interest payment and/or OID, such as warrant investments and facility fees. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting portfolio company.

Prepayments of our loans could materially and adversely impact our results of operations and ability to make stockholder distributions and reduce our return on equity.

We are subject to the risk that the loans we will make may be repaid prior to maturity. We expect that our investments generally will allow for repayment at any time subject to penalties in certain limited circumstances. When early repayments occur, we generally will reinvest these proceeds in temporary investments, pending their future investment in accordance with our investment strategy. These temporary investments typically will have substantially lower yields than the loan being repaid and we could experience significant delays in reinvesting these amounts. Any future investment may also be at lower yields than the loan that was repaid. As a result, our financial condition, results of operations and cash flows could be materially and adversely affected if one or more of our portfolio companies elect to prepay amounts owed to us. Additionally, prepayments could negatively impact our ability to make, or the amount of, stockholder distributions and could negatively impact our return on equity.

Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies.

We intend to invest a portion of our capital in loans that have a secured collateral position. Our portfolio companies may have, or may be permitted to incur, other debt that is secured by and ranks equally with, or senior to, all or a portion of the collateral secured by the loans in which we invest. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of the loans in which we invest or are entitled to receive payment from the disposition of certain collateral or all collateral senior to us. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying senior creditors, a portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with loans in which we invest, we would have to share any distributions on an equal and ratable basis with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the portfolio company.

The senior liens on the collateral secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the company under the agreements governing the loans. The holders of obligations secured by senior liens on the collateral generally control the liquidation of, and are entitled to receive proceeds from, any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation depends on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the senior liens after payment in full of all obligations secured by other liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the loan obligations secured by other liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any.

The rights we may have with respect to the collateral securing the loans we make to our portfolio companies with senior debt outstanding may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of such senior debt. Under a typical intercreditor agreement, at any time that obligations that have the benefit of the senior liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the senior liens:

•	the ability to cause the commencement of enforcement proceedings against the collateral;

•	the ability to control the conduct of such proceedings;

•	the approval of amendments to collateral documents;

•	releases of liens on the collateral;

•	waivers of past defaults under collateral documents; and

•	we may not have the ability to control or direct such actions, even if our rights, including our security interest in the collateral, are materially and adversely affected.

The disposition of our investments may result in contingent liabilities.

A substantial majority of our investments will be loans. In connection with the disposition of an investment in loans, we may be required to make representations about the business and financial affairs of the portfolio company typical of those made in connection with the sale of a business. We may also be required to indemnify the purchasers of such investment to the extent that any such representations turn out to be inaccurate or with respect to potential liabilities. These arrangements may result in contingent liabilities that ultimately result in funding obligations that we must satisfy through our return of distributions previously made to us.

Our equity related investments will be highly speculative, and we may not realize gains from these investments.

When we make a secured loan, we generally will acquire warrant investments in the portfolio company. From time to time we may also acquire equity participation rights in connection with an investment which will allow us, at our option, to participate in current or future rounds of equity financing through direct capital investments in our portfolio companies. In addition, we may be required to accrue OID which decreases the balance on our secured loans by an amount equal to the value of the warrant investment we receive in connection with the applicable secured loan over its lifetime. To the extent we hold these equity related investments, we attempt to dispose of them and realize gains upon our disposition of them. However, the equity related investments we receive and make may not appreciate in value or may decline in value. We also may be unable to realize any value if a portfolio company does not have a liquidity event, such as a sale of the business or public offering, or if the portfolio company defaults under its outstanding indebtedness, which could materially decrease the value of, or prevent us from being able to sell, the underlying equity related investment. As a result, we may not be able to realize gains from our equity related investments and any gains that we do realize on the disposition of any equity related investment may not be sufficient to offset any other losses or OID we experience or accrue.

Investments in secured loans to foreign companies or companies with foreign operations may involve significant risks in addition to the risks inherent in U.S. investments.

Our investment strategy contemplates making secured loans to foreign companies or companies with foreign operations. Investing in such companies may expose us to additional risks not typically associated with investing in U.S. companies or U.S. companies with no foreign operations. These risks include changes in exchange control regulations, intellectual property laws, political and social instability, limitations in our ability to perfect our security interests, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. In addition, we expect investing in such companies will expose us to higher administrative, legal and monitoring costs and expenses not typically associated with investing in U.S. companies or U.S. companies with no foreign operations.

Our failure to make protective or follow-on investments in our portfolio companies could impair the value of our portfolio.

Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “protective” and/or “follow-on” investments, in order to attempt to preserve or enhance the value of our initial investment. We may elect not to make follow-on investments or otherwise lack sufficient funds to make those investments. We have the discretion to make any follow-on investments, subject to the availability of capital resources. The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company, result in a diminished current value or impair the ability or likelihood for a full recovery of the value of our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we do not want to increase our concentration of risk, we prefer other opportunities, we are subject to BDC requirements that would prevent such follow-on investments or the follow-on investment would affect our qualification as a RIC.

Risks Related to the Initial Portfolio Transaction

We may pursue less vigorous enforcement of the terms of the acquisition agreement with TPC regarding the Initial Portfolio transaction because of our dependence on our Adviser.

Under the agreement pursuant to which we consummated the acquisition of our Initial Portfolio, we are entitled to indemnification and damages (as limited by the terms of the agreement) in the event of breaches of representations or warranties made by TPC. We may choose not to enforce, or to enforce less vigorously, our rights under the agreement because of our desire to maintain our ongoing relations with, and our reliance on, the Adviser and, indirectly, TPC, and this could have an adverse effect on our business.

TPC and our Adviser exercised significant influence with respect to the terms of our Initial Portfolio, including the selection of the investments included therein.

We did not conduct arm’s-length negotiations with respect to the terms of the purchase of our Initial Portfolio from TPC. In the course of structuring our Initial Portfolio, TPC and our Adviser had the ability to decide which assets were to be included in the Initial Portfolio. In addition, certain of the Adviser’s senior investment team and members of the Investment Committee are officers and directors of TPC, and may receive economic benefits as a result of the sale of the Initial Portfolio.

Risks Related to our Common Stock

For any period that we do not qualify as a “publicly offered regulated investment company,” as defined in the Code, certain of our shareholders will be taxed as though they received a distribution of some of our expenses.

A “publicly offered regulated investment company” is a RIC whose shares are either (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. We anticipate that we will qualify as a publicly offered RIC immediately after this offering and the concurrent preferred stock offering described elsewhere herein, but no certainty can be provided that we will be successful in doing so or, if successful, whether we will continue to so qualify in future periods. If we are not a publicly offered RIC for any period, a non-corporate stockholder’s allocable portion of our affected expenses, including our management fees, will be treated as an additional distribution to the stockholder and will be deductible by such stockholder only to the extent permitted under the limitations described below. For taxable years beginning before January 1, 2026, non-corporate shareholders, including individuals, trusts, and estates, such amounts generally will not be entitled to a deduction for such expenses. For taxable years beginning after December 31, 2025, the ability of such non-corporate taxpayers to deduct such expenses will be subject to significant limitations. In particular, these expenses, referred to as miscellaneous itemized deductions, are deductible to an individual only to the extent they exceed 2% of such a stockholder’s adjusted gross income.

Shares of our Common Stock are not listed on an exchange or quoted through a quotation system and will not be listed for the foreseeable future, if ever, and there may be no future Advanced Liquidity Event. Therefore, our shareholders will have limited liquidity.

Shares of our Common Stock are illiquid investments for which there is not a secondary market nor is it expected that any such secondary market will develop in the future. Our Common Stock will not be registered under the Securities Act, or any state securities law and will be restricted as to transfer by law and the terms of the Subscription Agreement and our articles of incorporation (our “charter”). Shareholders generally may not transfer their shares of Common Stock without prior written consent of the Adviser, which the Adviser may grant or withhold in its sole discretion. Shareholders must be prepared to bear the economic risk of an investment in us for an indefinite period of time.

We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to effectuate an Advanced Liquidity Event. If we do undertake an Advanced Liquidity Event involving the receipt by our investors of securities of an entity listed or to be listed on a national securities exchange, we cannot assure you a public trading market will develop or, if one develops, that such trading market can be sustained. Shares of companies offered in an initial public offering often trade at a discount to the initial offering price due to underwriting discounts and related offering expenses. Also, shares of closed-end investment companies and business development companies frequently trade at a discount from their net asset value. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share of Common Stock may decline. We cannot predict whether our Common Stock, if listed on a national securities exchange, will trade at, above or below net asset value.

Provisions of the Maryland General Corporation Law and of our charter and bylaws could deter takeover attempts and have an adverse impact on the value of our Common Stock.

The Maryland General Corporation Law (“MGCL”) and our charter and bylaws contain provisions that may discourage, delay or make more difficult a change in control of the Company or the removal of our directors. We are subject to the Maryland Business Combination Act (“Business Combination Act”), subject to any applicable requirements of the 1940 Act. Our board of directors intends to adopt a resolution exempting from the Business Combination Act any business combination between us and any other person, subject to prior approval of such business combination by our board of directors, including approval by a majority of our Independent Directors. If the resolution exempting business combinations is repealed or our board of directors does not approve a business combination, the Business Combination Act may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer. Our bylaws exempt from the Maryland Control Share Acquisition Act (“Control Share Acquisition Act”) acquisitions of our stock by any person. If we amend our bylaws to repeal the exemption from the Control Share Acquisition Act, the Control Share Acquisition Act also may make it more difficult for a third party to obtain control of us and increase the difficulty of consummating such a transaction.

We also intend to adopt measures that may make it difficult for a third party to obtain control of us, including provisions of our charter classifying our board of directors in three classes serving staggered three-year terms, and authorizing our board of directors to classify or reclassify shares of our stock in one or more classes or series, to cause the issuance of additional shares of our stock, to amend our charter without stockholder approval and to increase or decrease the number of shares of stock that we have authority to issue. These provisions, as well as other provisions of our charter and bylaws, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interest of our shareholders.

ITEM 2.	FINANCIAL INFORMATION

Discussion of Management’s Expected Operating Plans

The information in this section contains forward-looking statements that involve risks and uncertainties. See “Item 1A. Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this Registration Statement.

Overview

Revenues

We plan to generate revenue in the form of interest on the debt securities that we hold in our portfolio companies. We expect that the senior debt we invest in will generally have stated terms of five to seven years. Our senior debt investments are generally expected to bear interest at a floating rate. Interest on debt securities is generally payable quarterly or semi-annually. In some cases, some of our investments may provide for deferred interest payments or PIK interest. The principal amount of the debt securities and any accrued but unpaid interest generally will become due at the maturity date. In addition, we may generate revenue in the form of commitment and other fees in connection with transactions. OIDs and market discounts or premiums will be capitalized, and we will accrete or amortize such amounts as interest income. We will record prepayment premiums on loans and debt securities as income for U.S. financial reporting purposes.

Expenses

We expect some of our primary annual operating expenses to be the payment of adviser and administrator fees and the reimbursement of expenses under our Advisory Agreement and our Administration Agreement, respectively. We will bear all other expenses, including, without limitation, those relating to:

•

organizational expenses and offering expenses in connection with the initial private placement and the concurrent preferred stock offering (subject to a cap of up to $2.0 million, above which the Adviser has agreed to be responsible for such additional organizational and offering expenses, including expenses in connection with the offerings to the placement agents);

•	calculating our net asset value (including the cost and expenses of any independent valuation firm);
•	indemnification payments;
•	providing managerial assistance to those portfolio companies that request it;
•	marketing expenses;
•	expenses relating to the development and maintenance of our website;
•	fees and expenses payable to third-parties, including agents, consultants or other advisors, in connection with monitoring financial and legal affairs for us and in monitoring our investments and performing due diligence on our prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments;
•	fees and expenses incurred in connection with obtaining debt financing;
•	interest payable on debt, if any, incurred to finance our investments and expenses related to unsuccessful portfolio acquisition efforts;
•	offerings of our securities other than as described in the first clause above;
•	investment advisory and management fees;
•	administration fees, expenses and/or payments payable under the Administration Agreement;
•	fees payable to third parties, including agents, consultants and other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors;
•	fees payable to third parties, including agents, consultants and other advisors, in connection with the consideration and/or the effectuation of an Advanced Liquidity Event;

•	fees payable to transfer and dividend paying agents and custodial fees and expenses;
•	federal and state registration fees;
•	all costs of registration of listing our securities with appropriate regulatory agencies;
•	all cost of listing our securities on any securities exchange;
•	U.S. federal, state and local taxes;
•	Independent Directors’ fees and expenses;
•	costs of preparing and filing reports or other documents required by the SEC or other regulators;
•	costs of any reports, proxy statements or other notices to shareholders, including printing costs;
•	costs associated with compliance obligations under the 1940 Act and any other relevant federal and state securities laws;
•	costs associated with individual or groups of stockholders;
•	our allocable portion of any fidelity bond, directors’ and officers’ errors and omissions liability insurance, and any other insurance premiums;
•	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and
•	all other expenses incurred by us or our Administrator in connection with administering our business, including payments under the Administration Agreement based on our allocable portion of our Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of our Chief Compliance Officer and Chief Financial Officer and their respective staffs.

From time to time, the Adviser or the Administrator may pay certain expenses on our behalf, and we will reimburse that entity for those expenses. We expect our general and administrative expenses to be relatively stable or decline as a percentage of total assets during periods of asset growth and to increase during periods of asset declines.

Financial Condition, Liquidity and Capital Resources

We intend to generate cash primarily from the net proceeds of any offering of shares of our Common Stock and from cash flows from interest and fees earned from our investments and principal repayments and proceeds from sales of our investments. Our primary use of cash will be investments in portfolio companies, payments of our expenses and payment of cash distributions to our stockholders.

Critical Accounting Policies

This discussion of our expected operating plans is based upon our expected financial statements, which will be prepared in accordance with GAAP. The preparation of these financial statements will require our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ. In addition to the discussion below, we will describe our critical accounting policies in the notes to our future financial statements.

Fair Value Measurements

We will measure the value of our investments at fair value in accordance with ASC 820. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Audit Committee is responsible for assisting the board of directors in valuing investments that are not publicly traded or for which current market values are not readily available. Investments for which market quotations are readily available are valued using market quotations, which are generally obtained from independent pricing services, broker-dealers or market makers. With respect to portfolio investments for which market quotations are not readily available, the board of directors, with the assistance of the Adviser and its senior investment team and independent valuation agents, is responsible for determining, in good faith, the fair value in accordance with the valuation policy approved by the board of directors. If more than one valuation method is used to measure fair value, the results are evaluated and weighted, as appropriate, considering the reasonableness of the range indicated by those results. The Adviser considers a range of fair values based upon the valuation techniques utilized and selects a value within that range that most accurately represents fair value based on current market conditions as well as other factors the Adviser’s senior investment team considers relevant. A determination of fair value involves subjective judgments and estimates and depends on the facts and circumstances present at each valuation date. Due to the inherent uncertainty of determining fair value of portfolio investments that do not have a readily available market value, fair value of investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. ASC 820 also provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level of information used in the valuation. In accordance with ASC 820, these inputs are summarized in the three levels listed below.

Level 1—Valuations are based on quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

Level 2—Valuations are based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly and model-based valuation techniques for which all significant inputs are observable.

Level 3—Valuations are based on inputs that are unobservable and significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models incorporating significant unobservable inputs, such as discounted cash flow models and other similar valuations techniques. The valuation of Level 3 assets and liabilities generally requires significant management judgment due to the inability to observe inputs to valuation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of observable input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and it considers factors specific to the investment.

Under ASC 820, fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset, which may be a hypothetical market, excluding transaction costs. The principal market for any asset is the market with the greatest volume and level of activity for such asset in which the reporting entity would or could sell or transfer the asset. In determining the principal market for an asset or liability, it is assumed that the reporting entity has access to such market as of the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable and willing and able to transact.

•	The quarterly valuation process begins with each portfolio company or investment being initially valued by the Adviser’s professionals that are responsible for the portfolio investment;

•	Preliminary valuation conclusions are then documented and discussed with the Adviser’s senior investment team and approved by the Adviser’s executive management team;

•	At least once annually, the valuation for each portfolio investment is reviewed by an independent valuation firm. However, the board of directors does not have de minimis investments of less than 1.0% of our gross assets (up to an aggregate of 10% of our gross assets) independently reviewed, given the expenses involved in connection therewith;

•	The Audit Committee then reviews these preliminary valuations and makes fair value recommendations to the board of directors; and

•	The board of directors then discusses valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of the Adviser, the respective independent valuation firms, and the Audit Committee.

Debt Investments

Our debt investments will generally be loans and equipment financings made to venture capital-backed companies focused in technology and other high growth industries that are backed by a select group of leading venture capital investors. These investments are considered Level 3 assets under ASC 820 because there is no known or accessible market or market indices for these types of debt instruments and thus the Adviser’s senior management team must estimate the fair value of these investment securities based on models utilizing unobservable inputs.

To estimate the fair value of debt investments, we compare the cost basis of each debt investment, which includes OID, to the resulting fair value determined using a discounted cash flow model, unless another model is more appropriate based on the circumstances at the measurement date. The discounted cash flow approach entails analyzing the interest rate spreads for recently completed financing transactions that are similar in nature to these debt investments, in order to determine a comparable range of effective market interest rates. The range of interest rate spreads utilized is based on borrowers with similar credit profiles. All remaining expected cash flows of the investment are discounted using this range of interest rates to determine a range of fair values for the debt investment.

This valuation process includes, among other things, evaluating the underlying investment performance and the portfolio company’s current financial condition and ability to raise additional capital, as well as macro-economic events that may impact valuations. These events include, but are not limited to, current market yields and interest rate spreads of similar securities as of the measurement date. Changes in these unobservable inputs could result in significantly different fair value measurements.

Under certain circumstances, an alternative technique may be used to value certain debt investments that better reflected the fair value of the investment, such as the price paid or realized in a recently completed transaction or a binding offer received in an arm’s length transaction, the use of multiple probability weighted cash flow models when the expected future cash flows contain elements of variability or estimates of proceeds that would be received in a liquidation scenario.

Warrant Investments

The fair value of warrant investments is primarily determined using a Black Scholes option pricing model. Privately held warrant investments and equity-related securities are valued based on an analysis of various factors, including, but not limited to, those listed below. Increases or decreases in any of the unobservable inputs described below could result in a material change in fair value:

•	Underlying enterprise value of the issuer is estimated based on information available, including any information regarding the most recent rounds of borrower funding. Valuation techniques to determine enterprise value include market multiple approaches, income approaches or approaches that utilize recent rounds of financing and the portfolio company’s capital structure to determine enterprise value. Valuation techniques are also utilized to allocate the enterprise fair value of a portfolio company to the specific class of common or preferred stock exercisable in the warrant. Such techniques take into account the rights and preferences of the portfolio company’s securities, expected exit scenarios, and volatility associated with such outcomes to allocate the fair value to the specific class of stock held in the portfolio. Such techniques include option pricing models, including back solve techniques, probability weighted expected return models and other techniques determined to be appropriate.

•	Volatility, or the amount of uncertainty or risk about the size of the changes in the warrant investment price, is based on comparable publicly traded companies within indices similar in nature to the underlying company issuing the warrant. Increases (decreases) in this unobservable input could result in a significantly higher (lower) fair value.

•	The risk-free interest rates are derived from the U.S. Treasury yield curve. The risk-free interest rates are calculated based on a weighted average of the risk-free interest rates that correspond closest to the expected remaining life of the warrant. Increases (decreases) in this unobservable input could result in a significantly higher (lower) fair value.

•	Other adjustments, including a marketability discount on private company warrant investments, are estimated based on the Adviser’s judgment about the general industry environment. Changes in this unobservable input could result in a significantly different fair value.

•	Historical portfolio experience on cancellations and exercises of warrant investments are utilized as the basis for determining the estimated life of the warrant investment in each financial reporting period. Warrant investments may be exercised in the event of acquisitions, mergers or initial public offerings, and cancelled due to events such as bankruptcies, restructuring activities or additional financings. These events cause the expected remaining life assumption to be shorter than the contractual term of the warrant investment. Increases (decreases) in this unobservable input could result in a significantly higher (lower) fair value.

Under certain circumstances alternative techniques may be used to value certain warrant investments that better reflect the warrant investments’ fair values, such as an expected settlement of a warrant investment in the near term, a model that incorporates a put feature associated with the warrant, or the price paid or realized in a recently completed transaction or binding offer received in an arm’s-length transaction. The fair value may be determined based on the expected proceeds to be received from such settlement or based on the net present value of the expected proceeds from the put option.

These valuation methodologies involve a significant degree of judgment. There is no single standard for determining the estimated fair value of investments which do not have an active public market. Valuations of privately held investments are inherently uncertain, as they are based on estimates, and their values may fluctuate over time. The determination of fair value may differ materially from the values that would have been used if an active market for these investments existed. In some cases, the fair value of such investments is best expressed as a range of values derived utilizing different methodologies from which a single estimate may then be determined.

Equity Investments

The fair value of an equity investment in a privately held company is initially the amount invested. We adjust the fair value of equity investments in private companies upon the completion of a new third party round of equity financing subsequent to its investment. We may make adjustments to fair value, absent a new equity financing event, based upon positive or negative changes in a portfolio company’s financial or operational performance. We may also reference comparable transactions and/or secondary market transactions of comparable companies to estimate fair value. These valuation methodologies involve a significant degree of judgment.

The fair value of an equity investment in a publicly traded company is based upon the closing public share price on the date of measurement. These assets are recorded at fair value on a recurring basis. There is no single standard for determining the estimated fair value of investments that do not have an active public market. Valuations of privately held investments are inherently uncertain, as they are based on estimates, and their values may fluctuate over time. The determination of fair value may differ materially from the values that would have been used if an active market for these investments existed. In some cases, the fair value of such investments is best expressed as a range of values derived utilizing different methodologies from which a single estimate may then be determined.

Revenue Recognition

We will record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt securities with contractual PIK interest, which represents contractual interest accrued and added to the principal balance, we generally will not accrue PIK interest for accounting purposes if the portfolio company valuation indicates that such PIK interest is not collectible. We do not accrue as a receivable interest on loans and debt securities for accounting purposes if we have reason to doubt our ability to collect such interest. Loan origination fees, OIDs, market discounts or premiums are accreted or amortized using the effective interest method as interest income. We record prepayment premiums on loans and debt securities as interest income.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation

We will measure net realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation will reflect the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

PIK Interest

We may have investments in our portfolio that contain a PIK interest provision. Any PIK interest will be added to the principal balance of such investments and is recorded as income, if the portfolio company valuation indicates that such PIK interest is collectible. In order to maintain our status as a RIC, substantially all of this income must be included in the amounts paid out by us to stockholders in the form of dividends, even if we have not collected any cash.

U.S. Federal Income Taxes

We expect to elect to be taxed as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or net capital gains that we distribute to our stockholders from our tax earnings and profits. To obtain and maintain our RIC tax treatment, we must meet certain source-of-income and asset diversification requirements as well as distribute at least 90.0% of our investment company taxable income in respect of each taxable year to the holders of shares of our Common Stock. See “Item 1. Business — Material U.S. Federal Income Tax Considerations.”

Contractual Obligations

As of February 14, 2020, we had not commenced operations and did not have any significant contractual payment obligations.

Off-Balance Sheet Arrangements

Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not expect to have any off-balance sheet financings or liabilities.

Quantitative and Qualitative Disclosures About Market Risk

We will be subject to financial market risks, including changes in interest rates. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

In addition, any investments we make that are denominated in a foreign currency will be subject to risks associated with changes in currency exchange rates. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved.

ITEM 3.	PROPERTIES.

Our headquarters are located at 2755 Sand Hill Road, Suite 150, Menlo Park, California 94025. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4.	Security Ownership of Certain Beneficial Owners and Management

We have not yet commenced commercial activities and will not do so until the Initial Closing. To date, we only have nominal capital from affiliates of the Adviser that was contributed as part of our legal formation. We will not raise additional capital prior to the Initial Closing.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Our business and affairs will be managed under the direction of the board of directors. Our board of directors currently consists of five (5) members, three (3) of whom will not be “interested persons” as defined in Section 2(a)(19) of the 1940 Act. Our board of directors elects our officers, who serve at the discretion of our board of directors. The responsibilities of each director include the oversight of our investment activity, the quarterly valuation of our assets, and oversight of our financing arrangements. Our board of directors has also established an Audit Committee and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”), and may establish additional committees in the future. The scope of the responsibilities assigned to each of these committees is discussed in greater detail below.

Board of Directors and Executive Officers

Board of Directors and its Leadership Structure

The board of directors has determined that each of the directors is qualified to serve as our director, based on a review of the experience, qualifications, attributes and skills of each director, including those described below. The board of directors has determined that each director has significant experience in the investment or financial services industries and has held management, board or oversight positions in other companies and organizations. Each of our directors has demonstrated high character and integrity and has expertise and diversity of experience to be able to offer advice and guidance to our management. For the purposes of the presentation below, our directors have been divided into two groups — independent directors and interested directors. Interested directors are “interested persons” as defined in the 1940 Act.

Oversight of our investment activities extends to oversight of the risk management processes employed by the Adviser as part of its day-to-day management of our investment activities. The board of directors will review risk management processes at both regular and special board meetings throughout the year, consult with appropriate representatives of the Adviser as necessary and will periodically request the production of risk management reports or presentations. The goal of the board of director’s risk oversight function is to ensure that the risks associated with our investment activities are accurately identified, thoroughly investigated and responsibly addressed. Investors should note, however, that the board of director’s oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of investments.

Under our bylaws, our board of directors may designate a Chairperson to preside over the meetings of our board of directors and meetings of the stockholders and to perform such other duties as may be assigned to him by the board of directors. We do not have a fixed policy as to whether the Chairperson of the board of directors should be an Independent Director and believe that we should maintain the flexibility to select the Chairperson and reorganize the leadership structure, from time to time, based on criteria that are in our best interests and our stockholders at such times.

Mr. Labe serves as Chairman of the board of directors and a member of our Adviser’s Investment Committee. We believe that Mr. Labe’s history with our Adviser, his familiarity with its investment platform and his extensive knowledge of and experience in the venture lending and leasing industry qualify him to serve as the Chairman of the board of directors.

We do not have a designated lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is Chairman of the board of directors, but believe these potential conflicts are offset by our strong corporate governance practices. Our corporate governance practices include regular meetings of the Independent Directors in executive session without the presence of interested directors and management, the establishment of an Audit Committee and a Nominating and Corporate Governance Committee, each of which is comprised solely of Independent Directors and the appointment of a Chief Compliance Officer with whom the Independent Directors meet without the presence of interested directors and other members of management for administering our compliance policies and procedures.

The board of directors has considered whether each of the directors is qualified to serve as a director, based on a review of the experience, qualifications, attributes and skills of each director, including those described below. The board of directors has also considered whether each director has significant experience in the investment or financial services industries and has held management, board or oversight positions in other companies and organizations.

We recognize that different board of directors’ leadership structures are appropriate for companies in different situations. We intend to re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

Directors

Under our charter, our directors are divided into three classes. At each annual meeting, directors are elected for a term expiring at the third succeeding annual meeting, with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Name	Age	Position	Director Since	Expiration of Term
Interested Directors

James P. Labe	62	Chief Executive Officer and Chairman of the Board of Directors	2019
Sajal K. Srivastava	44	President, Chief Investment Officer, Secretary and Treasurer	2019

Independent Directors

		Director	2019
		Director	2019
		Director	2019

The address for each of our directors is c/o TriplePoint Global Venture Credit, LLC, 2755 Sand Hill Road, Suite 150, Menlo Park, California 94025.

Executive Officers Who Are Not Directors

Name	Age	Position
Christopher Mathieu	54	Chief Financial Officer

The address for each of our officers is c/o TriplePoint Global Venture Credit, LLC, 2755 Sand Hill Road, Suite 150, Menlo Park, California 94025.

Biographical Information

Interested Directors

James P. Labe, our Chief Executive Officer and Chairman of the board of directors, is a pioneer of the venture capital lending and leasing segment of the commercial finance industry. Mr. Labe has been involved in the venture capital lending and leasing segment for more than 35 years and played a key role in making venture capital lending and leasing a regular source of capital for venture capital-backed companies and currently serves as the Chief Executive Officer and Chairman of the board of directors of TPVG. In particular, Mr. Labe founded and served as Chief Executive Officer of Comdisco Ventures, a division of Comdisco, Inc., which managed more than $3 billion in loan and lease transactions for more than 870 venture capital-backed companies during his tenure. Prior to joining Comdisco, Mr. Labe was employed by Equitec Financial Group. Mr. Labe has served as a voting member of TPC’s investment committee and has led and overseen TPC’s investment originations and venture capital relationship management efforts since its inception in 2006. Mr. Labe received a Bachelor of Arts degree from Middlebury College and received an Executive Master of Business Administration degree from the University of Chicago. The board of directors has concluded that Mr. Labe’s extensive venture capital lending and leasing experience qualifies him to serve as a member of the board of directors.

Sajal K. Srivastava, our President, Chief Investment Officer, Secretary and Treasurer, contributes strong investment and operating leadership experience along with a venture lending, leasing and technology finance background having been involved in the industry for more than 20 years. Mr. Srivastava has served as a voting member of TPC’s investment committee and has led and overseen TPC’s day to day operations, credit and investment analysis, account servicing, portfolio monitoring, legal and finance groups since co-founding TPC with Mr. Labe. Mr. Srivastava also currently serves as the President and Chief Investment Officer of TPVG. Prior to co-founding TPC, Mr. Srivastava worked with Mr. Labe at Comdisco Ventures where he, as head of their Investment and Credit Analyst team, structured, negotiated and managed over venture lending and leasing transactions and also managed the diligence and credit analysis team. Before joining Comdisco, Mr. Srivastava was a Financial Analyst with Prudential Securities, Technology Investment Banking Group. Mr. Srivastava received a Bachelor of Arts degree in Economics from Stanford University and received a Master of Science degree in Engineering Economic Systems and Operations Research from Stanford University. We believe that Mr. Srivastava’s strong investment and operating leadership experience qualifies him to serve on our board of directors.

Independent Directors

[To come.]

Executive Officers Who Are Not Directors

Christopher M. Mathieu serves as our Chief Financial Officer and has served as TPC’s Chief Financial Officer since August 2019. He currently also serves as the Chief Financial Officer of TPVG. Prior to joining us and the Adviser, Mr. Mathieu was a Special Advisor at iCapital Network, Inc., a financial technology platform, from July 2018 to June 2019. From 2016 to 2018, Mr. Mathieu served as Chief Financial Officer, Treasurer and Secretary of each of Sierra Income Corporation, a public-reporting business development company, and Sierra Total Return Fund, a closed-end interval fund, and as Managing Director of Medley Management Inc. (NYSE: MDLY), an alternative asset management firm sponsoring such companies. Prior to that, Mr. Mathieu served as Senior Vice President, Chief Financial Officer and Treasurer of Horizon Technology Finance Corporation (NASDAQ: HRZN), a publicly traded business development company, from 2010 until 2016. He also served as Senior Vice President and Chief Financial Officer of Horizon Technology Finance, LLC and Horizon Technology Finance Management LLC from 2003 until 2016. Before joining Horizon, Mr. Mathieu held positions at GATX Ventures, Inc., Transamerica Technology Finance, Financing for Science International, Inc. and KPMG Peat Marwick. Mr. Mathieu is a Certified Public Accountant and received a B.S. in Business Administration in Accounting from Western New England College.

[To come.]

Committees of the Board of Directors

An Audit Committee and a Nominating and Corporate Governance Committee have been established by our board of directors. All directors are expected to attend at least 75.0% of the aggregate number of meetings of our board of directors and of the respective committees on which they serve. We require each director to make a diligent effort to attend all board of directors and committee meetings as well as each annual meeting of our stockholders.

Audit Committee

The Audit Committee is currently composed of        ,    and     , all of whom are not considered “interested persons” of the Company, as that term is defined in Section 2(a)(19) of the 1940 Act, and meet the independence requirements of Rule 10A(m)(3) of the Exchange Act. serves as Chairperson of the Audit Committee. Our board of directors has determined that         is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. The Audit Committee operates pursuant to a charter approved by our board of directors, which sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include establishing guidelines and making recommendations to our board of directors regarding the valuation of our loans and investments, selecting our independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing our annual financial statements, overseeing internal audit staff and periodic filings and receiving our audit reports and financial statements.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are     , and     ,     all of whom are not considered “interested persons” of the Company, as that term is defined in Section 2(a)(19) of the 1940 Act.      serves as Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a charter approved by our board of directors. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating directors for election by our shareholders, selecting nominees to fill vacancies on our board of directors or a committee of our board of directors, developing and recommending to our board of directors a set of corporate governance principles and overseeing the evaluation of our board of directors and our management. The Nominating and Corporate Governance Committee will consider stockholder recommendations for possible nominees for election as directors when such recommendations are submitted in accordance with our bylaws, the Nominating and Corporate Governance Committee Charter and any applicable law, rule or regulation regarding director nominations.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying individuals for election as members of our board of directors, but the committee will consider such factors as it may deem are in our best interests and those of our shareholders. Those factors may include a person’s differences of viewpoint, professional experience, education and skills, as well as his or her race, gender and national origin. In addition, as part of our board of director’s annual-self assessment, the members of our Nominating and Corporate Governance Committee will evaluate the membership of our board of directors and whether our board of directors maintains satisfactory policies regarding membership selection.

Indemnification Agreements

We will enter into indemnification agreements with our directors and executive officers. The indemnification agreements are intended to provide our directors the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that we will indemnify the director who is a party to the agreement (an “Indemnitee”), including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, to the maximum extent permitted by Maryland law and the 1940 Act.

ITEM 6.	EXECUTIVE COMPENSATION

Compensation of Executive Officers

None of our officers receives direct compensation from us. However, Messrs. Labe and Srivastava, through their financial interests in the Adviser, are entitled to a portion of any investment advisory fees paid by us under the Advisory Agreement. Our other executive officers are paid by our Administrator, subject to reimbursement by us of our allocable portion of such compensation for services rendered by such persons to us under the Administration Agreement. To the extent that our Administrator outsources any of its functions, we reimburse our Administrator for the fees associated with such functions without profit or benefit to our Administrator. The Advisory Agreement and the Administration Agreement will be reapproved within two years of their respective effective dates, and thereafter on an annual basis, by our board of directors, including a majority of our directors who are not parties to such agreement or who are not “interested persons” of any such party, as such term is defined in Section 2(a)(19) of the 1940 Act.

Compensation of Directors

Our directors who are “interested persons,” as such term is defined in Section 2(a)(19) of the 1940 Act, receive no compensation. We compensate the Independent Directors for their service on our board of directors and any committee of our board of directors. We will pay each Independent Director the following amounts for serving as a director:                                  . We will obtain directors’ and officers’ liability insurance on behalf of our directors and officers.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Policies and Procedures for Managing Conflicts; Co-investment Opportunities

Certain members of the Adviser’s senior investment team and investment committee serve, or may serve, as officers, directors, members or principals of entities that operate in the same or a related line of business as we do, or of investment vehicles managed by the Adviser or any of its affiliates with similar investment objectives. Similarly, the Adviser may have other clients with similar, different or competing investment objectives.

The Adviser also manages, and in the future may manage, other investment funds, accounts or vehicles that invest or may invest in these investments. Other vehicles sponsored or managed by the Adviser’s senior investment team, including TPVG, may also invest in venture-capital backed companies or may have prior investments outstanding to our borrowers. As a result, members of the senior investment team and the Investment Committee of our Adviser may face conflicts in the allocation of investment opportunities among us and other investment vehicles managed by them, including TPVG, with similar or overlapping investment objectives in a manner that is fair and equitable over time and consistent with the Adviser’s allocation policy. Generally, when a particular investment would be appropriate for us as well as one or more other investment funds, accounts or vehicles managed by our Adviser’s senior investment team, such investment is apportioned by our Adviser’s senior investment team in accordance with (1) our Adviser’s internal conflict of interest and allocation policies, (2) the requirements of the Advisers Act and (3) certain restrictions under the 1940 Act regarding co-investments with affiliates. Co-investment opportunities will be allocated amongst us, TPC and/or investment funds, accounts and vehicles managed by the Adviser or its affiliates, including TPVG: (1) consistent with both the Adviser’s allocation policies and procedures and the conditions of the Exemptive Order, as applicable; and (2) and in a manner reasonably designed to ensure that investment opportunities are allocated fairly and equitably over time. These procedures could, in certain circumstances, limit whether or not a co-investment opportunity is available to us, the timing of acquisitions and dispositions of investments, the price paid or received by us for investments or the size of the investment purchased or sold by us.

We intend to co-invest with TPC and/or investment funds, accounts and vehicles managed by TPC or its affiliates, including TPVG, where doing so is consistent with our investment strategy as well as applicable law and SEC staff interpretations. We generally are only permitted to co-invest with TPC and/or such investment funds, accounts and vehicles where the only term that is negotiated is price. However, pursuant to the Exemptive Order, we are permitted to co-invest with our affiliates if, among other things, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Independent Directors make certain conclusions in connection with a co-investment transaction, including, but not limited to, that (1) the terms of the potential co-investment transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching in respect of us or our shareholders on the part of any person concerned, and (2) the potential co-investment transaction is consistent with the interests of our shareholders and is consistent with our then-current investment objective and strategies. The Exemptive Order permits greater flexibility to negotiate the terms of co-investments with TPC and/or investment funds, accounts and investment vehicles managed by TPC or its affiliates, including TPVG, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors.

Advisory Agreement

We will enter into the Advisory Agreement with the Adviser pursuant to which we will pay management fees and incentive fees to the Adviser. Additionally, we will rely on investment professionals from the Adviser to assist our board of directors with the valuation of our portfolio investments. The Adviser’s incentive fee will be based on the value of our investments and, therefore, there may be a conflict of interest when personnel of the Adviser are involved in the valuation process for our portfolio investments.

Administration Agreement

We will enter into the Administration Agreement with the Administrator, pursuant to which the Administrator will be responsible for furnishing us with office facilities and equipment and providing us with clerical, bookkeeping, recordkeeping and other administrative services at such facilities. Under the Administration Agreement, the Administrator will perform, or oversee, or arrange for, the performance of, our required administrative services, which will include being responsible for the financial and other records that we are required to maintain and preparing reports to our shareholders and reports and other materials filed with the SEC or any other regulatory authority. In addition, our Administrator will assist us in determining and publishing our net asset value, oversee the preparation and filing of our tax returns and the printing and dissemination of reports and other materials to our shareholders, and generally will oversee the payment of our expenses and the performance of administrative and professional services rendered to us by others.

License Agreement

We will enter into a License Agreement with the Adviser and/or TPC that grants us a non-exclusive, royalty-free license to use the name “TriplePoint” and the TriplePoint logo.

ITEM 8.	LEGAL PROCEEDINGS

Neither we nor our Adviser or our Administrator is currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us, or against our Adviser or Administrator.

From time to time, we, our Adviser, or Administrator may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

From time to time we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Until the completion of an Advanced Liquidity Event, if any, our outstanding shares of Common Stock will be offered and sold in private offerings exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D. There is no public market for shares of our Common Stock currently, nor can we give any assurance that one will develop.

Because shares of Common Stock are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Shares of our Common Stock may not be sold, transferred, assigned, pledged or otherwise disposed of unless (1) our consent is granted, and (2) the shares of Common Stock are registered under applicable securities laws or specifically exempted from registration (in which case the stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the shares of Common Stock until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of shares of Common Stock may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the shares of Common Stock and to execute such other instruments or certifications as are reasonably required by us.

Holders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of shares of our Common Stock.

Distribution Policy

We intend to pay quarterly distributions to our stockholders, beginning after the first full quarter following the effectiveness of this Registration Statement. We expect to elect to be taxed as a RIC under Subchapter M of the Code. To obtain and maintain our RIC tax status, we would have to distribute at least 90.0% of our investment company taxable income (as defined by the Code, which generally includes net ordinary income and net short-term taxable gains) to our stockholders in respect of each taxable year, as well as satisfy other applicable requirements under the Code. In addition, we generally will be subject to a nondeductible U.S. federal excise tax equal to 4.0% of the amount by which our distributions for a calendar year are less than the sum of:

•	98.0% of our net ordinary income, taking into account certain deferrals and elections, recognized during a calendar year;

•	98.2% of our capital gain net income, adjusted for certain ordinary gains and losses, recognized for the one-year period ending on October 31 of such calendar year; and

•	100.0% of any undistributed amount by operation of such rule related to a prior calendar year.

For these excise tax purposes, we will be deemed to have distributed any net ordinary taxable income or capital gain net income on which we have paid U.S. federal income tax. Depending on the level of taxable income earned in a calendar year, we may choose to carry forward taxable income for distribution in the following calendar year, and pay any applicable U.S. federal excise tax. We cannot assure you that we will achieve results that will permit the payment of any dividends.

We also intend to distribute net capital gains (that is, net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions. However, we may decide in the future to retain such net capital gains for investment and elect to treat such gains as deemed distributions to you. If this happens, you will be treated for U.S. federal income tax purposes as if you had received an actual distribution of the net capital gains that we retain and you reinvested the net after-tax proceeds in us. In this situation, you would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. We cannot assure you that we will achieve results that will permit us to pay any distributions and we will be prohibited from making distributions if doing so would cause us to fail to maintain the asset coverage ratios stipulated by the 1940 Act.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

In conjunction with our formation, certain affiliates of our Adviser contributed capital to us in exchange for limited liability company membership interests of the Company at an aggregate purchase price of $25,000. The membership interests were sold in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description of our capital stock is based on relevant portions of the MGCL and on our charter and bylaws. This summary is not necessarily complete, and we refer you to the MGCL and our charter and bylaws, forms of which are incorporated by reference to the exhibits to this Registration Statement for a more detailed description of the provisions summarized below. The description of our capital stock assumes the completion of the Conversion.

General

We are currently a Maryland limited liability company and the rights and obligations of our members are governed by a limited liability company agreement. We will effect the Conversion pursuant to which we will convert into a Maryland corporation and change our name to TriplePoint Global Venture Credit, Inc. The rights and obligations set forth in the limited liability company agreement will terminate immediately prior to the consummation of the Conversion.

Capital Stock

Our authorized stock consists of 500,000,000 shares of stock, par value $0.01 per share, 450,000,000 shares of which are designated as common stock and 50,000,000 shares of which are designated as preferred stock. As permitted by the MGCL, our charter provides that a majority of the entire board of directors, without any action by our shareholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Our charter also provides that the board of directors may, subject to the rights of holders of our preferred stock, classify or reclassify any unissued shares of our common stock into one or more classes or series of our common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. There is currently no market for our common stock, and we can offer no assurances that a market for shares of our common stock will develop in the future. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Common Stock

All shares of our Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our Common Stock if, as and when authorized by the board of directors and declared by us out of funds legally available therefrom. Shares of our Common Stock have no preemptive, exchange, conversion or redemption rights and there will be substantial limitations on the ability to transfer shares of our Common Stock both before and after any Advanced Liquidity Event. In this regard, following an Advanced Liquidity Event, holders of shares of our Common Stock will be subject to lock-up restrictions contained in our charter and the Subscription Agreement pursuant to which they will be prohibited from selling shares of Common Stock for a minimum of (i) 365 days after the date of an Advanced Liquidity Event for all shares held by certain individuals and entities affiliated with the Adviser, and (ii) 180 days after the date of an Advanced Liquidity Event for one-third of the shares held by an investor (other than certain individuals and entities affiliated with the Adviser), 270 days after the date of an Advanced Liquidity Event for another one-third of the shares held by an investor (other than certain individuals and entities affiliated with the Adviser), and 365 days after the date of an Advanced Liquidity Event for the final one-third of the shares held by an investor (other than certain individuals and entities affiliated with the Adviser). The lock-up will apply to all shares acquired prior to an Advanced Liquidity Event but will not apply to any shares acquired in open market transactions or acquired pursuant to a dividend reinvestment plan, if applicable, after the date of an Advanced Liquidity Event.

In the event of our liquidation, dissolution or winding up, each share of our Common Stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to the preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Except as provided with respect to any series of preferred stock, (1) each share of our Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors and (2) except as provided with respect to any other class or series of stock, the holders of our Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors.

Preferred Stock

Of the 50,000,000 shares of our capital stock designated as preferred stock, 500 to 525 are designated as Series A Cumulative Preferred Stock (the “Series A Preferred Stock”). All shares of our preferred stock will, when they are issued, be duly authorized, validly issued, fully paid and nonassessable. Shares of our preferred stock have no preemptive, exchange or conversion rights and are freely transferrable, except where their transfer is restricted by federal and state securities laws or by contract.

The following is a summary of the material terms of the Series A Preferred Stock. The following summary is qualified in its entirety by reference to our charter.

Priority. Each holder of Series A Preferred Stock is entitled to a liquidation preference of $1,000 per share (the “Liquidation Value”), plus additional amounts described under the caption “Liquidation” below. With respect to distributions, including the payment of dividends and distribution of the Company’s assets upon dissolution, liquidation, or winding up, the Series A Preferred Stock will be senior to all other classes and series of Common Stock of the Company, and will rank on parity with any other class or series of Preferred Stock, whether such class or series is now existing or is created in the future, to the extent of the aggregate Liquidation Value and all accrued but unpaid dividends and any applicable redemption premium on the Series A Preferred Stock. Holders of shares of the Series A Preferred Stock will not, however, participate in any appreciation in the value of the Company.

Dividends. Dividends on each share of Series A Preferred Stock will accrue on a daily basis at the rate of 12.0% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance to and including the earlier of (1) the date of any liquidation, dissolution, or winding up of the Company or (2) the date on which such share of Series A Preferred Stock is redeemed. Dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment for all past dividend periods before any dividend, distribution or payment may be made to holders of outstanding shares of Common Stock. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment will be distributed ratably among the holders of shares of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock owned by each such holder. Dividends on shares of the Series A Preferred Stock will be payable semiannually on June 30 and December 31 of each year. The first dividend on the Series A Preferred Stock may be for less than a full half year. This dividend and other dividends payable on shares of the Series A Preferred Stock for any other partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company will pay dividends to holders of record as they appear in the Company’s share transfer records at the close of business as of June 15 and December 15 of each year.

Voting. Each holder of Series A Preferred Stock or other series of preferred stock shall be entitled to one vote for each share held by such holder on each matter submitted to a vote of shareholders of the Company, and the holders of the outstanding shares of Common Stock, Series A Preferred Stock and all other series of preferred stock will vote together as a single class; provided, however, that the holders of outstanding shares of Series A Preferred Stock together with the holders of all other series of preferred stock outstanding, if any, will be entitled, voting as a separate class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Company) to elect two directors of the Company at all times. Except as set forth below, the holders of outstanding shares of Common Stock, Series A Preferred Stock and all other series of preferred stock, voting together as a single class, will elect the balance of the Company’s directors, subject to the prior rights, if any, of the holders of any other class of senior securities outstanding. Moreover, if at any time dividends on the outstanding shares of Series A Preferred Stock, together with all other series of preferred stock, are unpaid in an amount equal to two full years’ dividends on the Series A Preferred Stock, the holders of such outstanding shares of Series A Preferred Stock will be entitled, voting as a separate class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Company), to elect a majority of the directors of the Company until all dividends in arrears shall have been paid or otherwise provided for.

Notwithstanding the foregoing, the consent of the holders of “a majority of the outstanding shares of Series A Preferred Stock” (as defined below), voting as a separate class, shall be required for (a) authorization or issuance of any equity security senior to or on a parity with the Series A Preferred Stock, (b) any amendment to the Company's organizational documents which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized shares of Series A Preferred Stock, (c) any reclassification of the Series A Preferred Stock, or (d) any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares. For purposes of the foregoing, the vote of a “majority of the outstanding shares of Series A Preferred Stock” means the vote at an annual or special meeting duly called of (i) sixty-seven percent (67%) or more of such shares present at a meeting, if the holders of more than fifty percent (50%) of such shares are present or represented by proxy at such meeting, or (ii) more than fifty percent (50%) of such shares, whichever is less.

Redemption. The outstanding shares of Series A Preferred Stock are subject to redemption at any time by notice of such redemption on a date selected by the Company for such redemption (the “Redemption Date”). If the Company elects to cause the redemption of the Series A Preferred Stock, each share of Series A Preferred Stock will be redeemed for a price, payable in cash on the Redemption Date, equal to 100% of such share’s Liquidation Value, plus all accrued and unpaid dividends to the Redemption Date, plus a redemption premium as follows: (1) until December 31, 2021, $100; and (2) thereafter, no redemption premium. From and after the close of business on the Redemption Date, all dividends on the outstanding shares of Series A Preferred Stock will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders of such shares (except the right to receive the redemption price for such shares from the Company) will cease.

Liquidation. In the event of any dissolution, liquidation, or winding up, the holders of shares of Series A Preferred Stock will be entitled to receive pro rata in cash out of the assets of the Company available therefore, before any distribution of the assets may be made to the holders of shares of Common Stock, an amount equal to the Liquidation Value, plus any cumulative dividends (and any interest thereon), plus, if applicable, the redemption premium described above. Upon payment of such amount, the holders of shares of Series A Preferred Stock will have no other rights or claims to any of the remaining assets of the Company either upon distribution of such assets or upon dissolution, liquidation, or winding up. A consolidation or merger of the Company with one or more entities, a sale or transfer of all or substantially all of the Company’s assets, or a statutory share exchange shall not be deemed a dissolution, liquidation, or winding up of the Company.

Conversion. The shares of Series A Preferred Stock are not convertible into any other class or series of shares.

Other matters. For so long as any Series A Preferred Stock is outstanding, the Company shall not: (i) declare any dividend or other distribution (other than a dividend or distribution paid in shares of Common Stock) in respect of shares of its Common Stock or (ii) call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock, unless, in each case, (A) immediately thereafter, each class of the Company’s “senior securities” (as defined in the 1940 Act) shall have an asset coverage of at least 150% (as calculated in accordance with the 1940 Act) after deducting the amount of such dividend or distribution or redemption or purchase price.

Provisions of the MGCL and Our Charter and Bylaws

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our charter authorizes us, to the maximum extent permitted by the MGCL and subject to the requirements of the 1940 Act, to obligate us to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by the MGCL and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee and who is made, or threatened to be made, a party to a proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and, without requiring a preliminary determination of the ultimate entitlement to indemnification to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Election of Directors

Our bylaws provide that the affirmative vote of a majority of the total votes cast “for” or “against” a nominee for director at a duly called meeting of stockholders at which a quorum is present is required to elect a director in an uncontested election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which is a quorum is present. Under our bylaws, our board of directors may amend the bylaws to alter the vote required to elect directors.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. At each annual meeting of stockholders, directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualified. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.

Number of Directors; Removal; Vacancies

Our charter and bylaws provide that the number of directors will be set only by the board of directors. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 12. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act. Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous consent, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the board of directors, (2) pursuant to our notice of meeting or (3) by a stockholder who was a stockholder of record at the time of provision of notice, at the record date and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purposes of electing directors, by a stockholder who was a stockholder of record at the time of provision of notice, at the record date and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, transfer all or substantially all of its assets, engage in a share exchange, consolidate or engage in similar transactions outside the ordinary course of business, unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter generally provides for charter amendments and extraordinary transactions by the affirmative vote of the holders of a majority of the total number of shares entitled to vote on the matter. However, our charter provides that approval of the following matters requires the affirmative vote of stockholders entitled to cast at least 80% of the votes entitled to be cast on the matter:

•	amendments to the provisions of our charter relating to the classification of the board of directors, the power of the board of directors to fix the number of directors and to fill vacancies on the board of directors, the vote required to elect or remove a director and the board of directors’ exclusive power to amend our bylaws;

•	charter amendments that would convert us from a closed-end company to an open-end company or make our common stock a redeemable security (within the meaning of the 1940 Act);

•	our liquidation or dissolution;

•	amendments to the provisions of our charter relating to the vote required to approve our dissolution, amendments to our charter and extraordinary transactions;

•	any merger, consolidation, conversion, statutory share exchange or sale or exchange of all or substantially all of our assets that the MGCL requires be approved by our shareholders; or

•	any transaction between us, on the one hand, and any person or group of persons acting together that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly (other than solely by virtue of a revocable proxy), of one-tenth or more of the voting power in the election of our directors generally, or any affiliate of such a person, group or member of such a group, or collectively, “Transacting Persons,” on the other hand.

However, if such amendment, proposal or transaction is approved by at least two-thirds of our continuing directors (in addition to approval by the board of directors), the amendment, proposal or transaction may instead be approved by a majority of the votes entitled to be cast on such amendment, proposal or transaction, except that any transaction including Transacting Persons that would not otherwise require stockholder approval under the MGCL would not require further stockholder approval unless another provision of our charter requires such approval.

The “continuing directors” are defined in our charter as our current directors as well as those directors whose nomination for election by our stockholder or whose election by the board of directors to fill vacancies is approved by a majority of the continuing directors then on our board of directors. Our charter and bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act discussed below, as permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights.

Control Share Acquisition

The Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future to the extent permitted by the 1940 Act.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was, directly or indirectly, the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors may adopt a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. The Maryland Business Combination Act may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such Act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

ITEM 12.	Indemnification of Directors and Officers

See “Item 11. Description of Registrant’s Securities to be Registered — Provisions of the MGCL and Our Charter and Bylaws — Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

ITEM 13.	Financial Statements and Supplementary Data

Set forth below is an index to our financial statements attached to this Registration Statement.

Report of Independent Registered Public Accounting Firm	F-2

TriplePoint Global Venture Credit, LLC Statement of Assets and Liabilities as of November 30, 2019	F-3

TriplePoint Global Venture Credit, LLC Statement of Operations for the year ended November 30, 2019	F-4

Notes to the Statements	F-5

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a) List separately all financial statements filed

The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”

(b) Exhibits

Exhibit Index

3.1	Form of Articles of Incorporation*

3.2	Form of Bylaws*

4.1	Form of Stock Certificate*

10.1	Form of Advisory Agreement*

10.2	Form of Administration Agreement*

10.3	Form of Custody Agreement*

10.4	Form of License Agreement*

10.5	Form of Indemnification Agreement for Directors and Officers *

10.6	Form of Subscription Agreement*

* To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TriplePoint Global Venture Credit, LLC

By:	/s/ Sajal K. Srivastava
Name: Sajal K. Srivastava
Title: President

Date: February 14, 2020

TriplePoint Global Venture Credit, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of TriplePoint Global Venture Credit, LLC

Opinion on the Financial Statements

We have audited the accompanying statement of assets and liabilities of TriplePoint Global Venture Credit, LLC (the “Company"), as of November 30, 2019 and the statement of operations for the year ended November 30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2019, and the results of its operations for the year ended November 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Francisco, California

January 9, 2020

We have served as the auditor of the Company since 2019.

TriplePoint Global Venture Credit, LLC

(A Development Stage Company)

STATEMENT OF ASSETS AND LIABILITES

November 30, 2019

ASSETS:
Cash	$25,000
Deferred Offering Costs	826,114
Total Assets	$851,114

LIABILITIES:
Payable for Offering Costs	$663,803
Due to affiliate	162,311
Payable for Organizational Costs	94,690
Total Liabilities	920,804
Commitments and Contingencies (Note 3)	-

MEMBERS' EQUITY:
Members' equity	$25,000
Accumulated deficit	(94,690)
Total Members' deficit	$(69,690)

Total Liabilities and Members' Equity	$851,114

The accompanying notes are an integral part of this financial statement.

TriplePoint Global Venture Credit, LLC

(A Development Stage Company)

STATEMENT OF OPERATIONS

For the year ended November 30, 2019

EXPENSES:
Organizational Costs	$94,690
Total Operating Expenses	94,690

Net Investment Income (Loss)	$(94,690)

Net increase (decrease) in members' equity resulting from operations	$(94,690)

The accompanying notes are an integral part of this financial statement.

TriplePoint Global Venture Credit, LLC
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS
November 30, 2019

NOTE 1—NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

TriplePoint Global Venture Credit, LLC (the "Company") was formed on October 2, 2019 as a Maryland limited liability company structured as an externally managed, non-diversified closed-end management investment company. The Company intends to elect to be treated as a business development company under the Investment Company Act of 1940, or the 1940 Act, prior to pricing of its initial offering.

As of November 30, 2019, the Company has not yet begun commercial operations, but prior to and since its formation the Company has incurred costs related to its organization and offering. Members of the Company are also principals of the TriplePoint Capital LLC (the “Sponsor”).

The Company's investment objective is to maximize total return to shareholders primarily in the form of current income from secured loans and, secondarily through capital gains from equity “kickers” in the form of warrants and direct equity investments to venture capital-backed companies.

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of assets and liabilities and statement of operations have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

As an investment company, the Company follows accounting and reporting guidance as set forth in Topic 946 (“Financial Services – Investment Companies”) of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification, as amended (“ASC”).

Cash

Cash consists of bank demand deposits.

Use of Estimates

The preparation of the statement of assets and liabilities as of November 30, 2019 and the statement of operations for the year ended November 30, 2019 in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the reported amounts of income and expenses during the reporting period, and disclosure of contingent assets and liabilities at the date of the financial statements. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ materially.

Organization and Offering Costs

Organization costs include costs relating to the formation and incorporation of the business and are expensed as incurred. Since inception, the Company has incurred organizational costs of $94,690.

Offering costs include legal fees and other costs pertaining to the registration statement and the costs will be offset against capital proceeds from the initial offering, once it occurs.

TriplePoint Global Venture Credit, LLC
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2019

NOTE 2—RELATED PARTY ARRANGEMENTS

Investment Advisory Agreement

The Company intends to enter into an investment advisory agreement (the "Advisory Agreement") with TriplePoint Advisers LLC (the "Adviser") in connection with its initial offering. The Company will pay the Adviser a fee for its services under the Advisory Agreement. This fee consists of two components: a base management fee and an incentive fee.

The base management fee is calculated at an annual rate of 1.75% of the Company's average invested equity capital as of the then-current quarter and the prior calendar quarter (and in the case of our first quarter, the invested equity capital as of such quarter-end).

The incentive fee, which provides the Adviser with a share of the income that it generates for the Company, will consist of two components—investment income and capital gains—which are largely independent of each other, with the result that one component may be payable even if the other is not payable.

Under the investment income component, the Company will pay the Adviser each quarter 20.0% of the amount by which our pre-incentive fee net investment income for the quarter exceeds a hurdle rate of 2.0% (which is 8.0% annualized) of our net assets at the end of the immediately preceding calendar quarter, subject to a “catchup” provision pursuant to which our Adviser receives all of such income in excess of the 2.0% level but less than 2.5%. The effect of the “catch-up” provision is that if pre-incentive fee net investment income exceeds 2.5% in any calendar quarter, our Adviser receives 20.0% of our pre-incentive fee net investment income as if the 2.0% hurdle rate did not apply.

Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital gains or losses. The investment income component of the incentive fee will be subject to a total return requirement, which will provide that no incentive fee in respect of our pre-incentive fee net investment income will be payable except to the extent that 20.0% of the cumulative net increase in net assets resulting from operations over the then current and 11 preceding quarters (or if shorter, the number of quarters that have occurred since the Initial Closing) (in either case, the “Trailing Twelve Quarters”) exceeds the cumulative incentive fees accrued and/or paid for the 11 preceding quarters. In other words, any investment income incentive fee that is payable in a calendar quarter is limited to the lesser of (i) 20.0% of the amount by which our pre-incentive fee net investment income for such calendar quarter exceeds the 2.0% hurdle, subject to the “catch-up” provision and (ii) (x) 20.0% of the cumulative net increase in net assets resulting from operations for the Trailing Twelve Quarters minus (y) the cumulative incentive fees accrued and/or paid for the 11 preceding calendar quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the sum of our pre-incentive fee net investment income, realized gains and losses and unrealized appreciation and depreciation for the Trailing Twelve Quarters. However, following the occurrence (if any) of an IPO, the Trailing Twelve Quarters will be “reset” so as to include, as of the end of any quarter, the calendar quarter then ending and the 11 preceding calendar quarters (or if shorter, the number of quarters that have occurred since the IPO, rather than the number of quarters that have occurred since the Initial Closing).

The capital gains component of the incentive fee will be determined and paid annually in arrears at the end of each calendar year or, in the event of an Advanced Liquidity Event, the date on which such Advanced Liquidity Event occurs. At the end of each calendar year (or upon the effectuation of an Advanced Liquidity Event), the Company will pay the Adviser (A) 20.0% of the difference, if positive, of the sum of our aggregate cumulative realized capital gains, if any, computed net of our aggregate cumulative realized capital losses, if any, and our aggregate cumulative unrealized capital depreciation, in each case from the Initial Closing through the end of such year (or the date on which an Advanced Liquidity Event occurs), less (B) the aggregate amount of any previously paid capital gains incentive fees from the Initial Closing until the end of such calendar year (or the date on which an Advanced

TriplePoint Global Venture Credit, LLC
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2019

NOTE 2—RELATED PARTY ARRANGEMENTS (continued)

Liquidity Event occurs). For the foregoing purpose, our “aggregate cumulative realized capital gains” does not include any unrealized capital appreciation.

The Company will accrue, but not pay, a portion of the capital gains incentive fee with respect to net unrealized appreciation. Under accounting principles generally accepted in the United States of America (“GAAP”), the Company is required to accrue a capital gains incentive fee that includes net realized capital gains and losses and net unrealized capital appreciation and depreciation on investments held at the end of each period. In calculating the accrual for the capital gains component of the incentive fee, the Company considers the cumulative aggregate unrealized capital appreciation in the calculation, since an incentive fee based on capital gains would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the Advisory Agreement. This accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital appreciation or depreciation. If such amount is positive at the end of a period, then the Company will record a capital gains incentive fee equal to 20.0% of such amount, minus the aggregate amount of the actual capital gains incentive fee paid in all prior periods. If such amount is negative, then there is no accrual for such period. There can be no assurance that such unrealized capital appreciation will be realized in the future. Additionally, if the Advisory Agreement is terminated as of a date that is not a calendar year end, including upon the effectuation of a Merger or Asset Sale, the termination date is treated as though it were a calendar year end for purposes of calculating and paying the capital gains incentive fee.

Certain officers of the Company are also principals of the Adviser.

Administration Agreement

The Company intends to enter into an administration agreement (the "Administration Agreement") with TriplePoint Administrator LLC (the "Administrator") to provide administrative services, including furnishing the Company with office facilities, equipment, clerical, bookkeeping record keeping services and other administrative services, in connection with its initial offering. The Company will reimburse the Administrator an allocable portion of overhead and other expenses in performing its obligations under the Administration Agreement. As of the date of this financial statement, no services have been performed by the Administrator, and no fees have been paid or accrued.

NOTE 3—COMMITMENTS AND CONTINGENCIES

The Sponsor has paid and incurred offering costs on behalf of the Company which are estimated at approximately $162,311 and $826,114, respectively, through November 30, 2019. In the event that the Company's initial offering is completed, any organizational or offering costs paid by the Sponsor will be reimbursed by the Company.

NOTE 4—INDEMNIFICATION

Under the Company's organizational documents, its members are indemnified against certain liabilities arising out of the performance of their duties to the Company. In addition, in the normal course of business the Company enters into contracts that contain a variety of representations which provide general indemnifications. The Company's maximum exposure under these agreements cannot be known; however, the Company expects any risk of loss to be remote.